Exhibit 10.3

Execution Version

Published CUSIP Number: 67082KAC9

Revolving Credit CUSIP Number: 67082KAD7

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

dated as of October 17, 2011,

by and among

O’CHARLEY’S INC.,

as Borrower,

the Lenders referred to herein,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION (as successor by merger to Wachovia

Bank, National Association),

as Administrative Agent,

BANK OF AMERICA, N.A., as Syndication Agent,

REGIONS BANK, as Documentation Agent

WELLS FARGO SECURITIES, LLC,

REGIONS BANK

and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

as Joint Lead Arrangers and Joint Book Managers

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EXHIBITS
Exhibit A—1	-	Form of Amended and Restated Revolving Credit Note
Exhibit A-2	-	Form of Amended and Restated Swingline Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Notice of Account Designation
Exhibit D	-	Form of Notice of Prepayment
Exhibit E	-	Form of Notice of Conversion/Continuation
Exhibit F	-	Form of Officer’s Compliance Certificate
Exhibit G	-	Form of Assignment and Assumption

SCHEDULES

Schedule 1.1	-	Existing Letters of Credit
Schedule 7.1(a)	-	Jurisdictions of Organization and Qualification
Schedule 7.1(b)	-	Subsidiaries and Capitalization
Schedule 7.1(h)	-	Environmental Matters
Schedule 7.1(i)	-	ERISA Plans
Schedule 7.1(l)	-	Material Contracts
Schedule 7.1(m)	-	Labor and Collective Bargaining Agreements
Schedule 7.1(r)	-	Real Property
Schedule 7.1(t)	-	Debt and Guaranty Obligations
Schedule 7.1(u)	-	Litigation
Schedule 11.2	-	Existing Liens
Schedule 11.3	-	Existing Loans, Advances and Investments

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FOURTH AMENDED AND RESTATED CREDIT AGREEMENT, dated as of the 17th day of October, 2011, by and among O’CHARLEY’S INC., a Tennessee corporation, as Borrower, the lenders who are or may become a party to this Agreement, as Lenders, and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Administrative Agent for the Lenders.

STATEMENT OF PURPOSE

Pursuant to the Third Amended and Restated Credit Agreement dated as of January 26, 2010 (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”), by and among the Borrower, the lenders party thereto (the “Existing Lenders”) and Wells Fargo Bank, National Association (as successor by merger to Wachovia Bank, National Association), as administrative agent, the Existing Lenders extended certain credit facilities to the Borrower pursuant to the terms thereof.

The Borrower has requested, and, subject to the terms and conditions hereof, the Lenders have agreed, to amend and restate the Existing Credit Agreement on the terms and conditions of this Agreement.

It is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities of the parties under the Existing Credit Agreement or be deemed to be evidence or constitute repayment of all or any portion of such obligations and liabilities, but that this Agreement amend and restate in its entirety the Existing Credit Agreement and re-evidence the obligations and liabilities of the Borrower and the other credit parties outstanding thereunder.

It is also the intent of the Borrower and Subsidiary Guarantors (as defined below) to confirm that all obligations under the loan documents referred to in the Existing Credit Agreement shall continue in full force and effect as modified by the Loan Documents referred to herein and that, from and after the Closing Date, all references to the “Credit Agreement” contained in any such existing loan documents shall be deemed to refer to this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereby agree that the Existing Credit Agreement is hereby amended and restated as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. The following terms when used in this Agreement shall have the meanings assigned to them below:

“Act” shall have the meaning assigned thereto in Section 14.22.

“Adjusted Debt” means, as of any date of calculation, the sum of the following determined on a Consolidated basis, without duplication, for the Borrower and its Subsidiaries in accordance with GAAP: (a) Debt as of such date, plus (b) the product of (i) Rental Expense for the four (4) consecutive Fiscal Quarter period ending on or immediately prior to such date, multiplied by (ii) 8.0; provided, however, that for purposes of calculating compliance with Section 10.1, Rental Expense for the four (4) consecutive Fiscal Quarter period ending on such date shall be increased to include rental expense associated with any sale-leaseback transaction permitted hereunder on a pro forma basis.

“Adjusted Debt to EBITDAR Ratio” shall mean the ratio set forth in Section 10.1.

“Administrative Agent” means Wells Fargo in its capacity as Administrative Agent hereunder, and any successor thereto appointed pursuant to Section 13.6.

“Administrative Agent’s Office” means the office of the Administrative Agent specified in or determined in accordance with the provisions of Section 14.1(c).

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, any other Person (other than a Subsidiary of the Borrower) which directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person or any of its Subsidiaries. The term “control” means (a) the power to vote ten percent (10%) or more of the securities or other equity interests of a Person having ordinary voting power, or (b) the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. The terms “controlling” and “controlled” have meanings correlative thereto.

“Agreement” means this Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Aggregate Commitment” means the aggregate amount of the Lenders’ Commitments hereunder, as such amount may be reduced or otherwise modified at any time or from time to time pursuant to the terms hereof. On the Closing Date, the Aggregate Commitment shall be Thirty Million Dollars ($30,000,000).

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.

“Applicable Margin” shall have the meaning assigned thereto in Section 5.1(c).

“Application” means an application, in the form specified by the Issuing Lender from time to time, requesting the Issuing Lender to issue a Letter of Credit.

“Approved Fund” means any Fund that is administered, managed or underwritten by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 14.10), and accepted by the Administrative Agent, in substantially the form of Exhibit G or any other form approved by the Administrative Agent.

“Base Rate” means, at any time, the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus  1/2 of 1% and (c) except during a LIBOR Unavailability Period, 1% plus the LIBOR Rate; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Rate or LIBOR Rate.

“Base Rate Loan” means any Loan bearing interest at a rate based upon the Base Rate as provided in Section 5.1(a).

“Bond Trustee” means the Bank of New York Mellon Trust Company, N.A., successor to The Bank of New York.

“Borrower” means O’Charley’s Inc., a Tennessee corporation, in its capacity as borrower hereunder.

“Business Day” means (a) for all purposes other than as set forth in clause (b) below, any day other than a Saturday, Sunday or legal holiday on which banks in Charlotte, North Carolina and New York, New York, are open for the conduct of their commercial banking business, and (b) with respect to all notices and determinations in connection with, and payments of principal and interest with respect to any LIBOR Rate Loan or any Base Rate Loan as to which the interest rate is determined by reference to LIBOR, any day that is a Business Day described in clause (a) and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Calculation Date” shall have the meaning assigned thereto in Section 5.1(c).

“Capital Asset” means, with respect to the Borrower and its Subsidiaries, any asset that should, in accordance with GAAP, be classified and accounted for as a capital asset on a Consolidated balance sheet of the Borrower and its Subsidiaries.

“Capital Expenditures” means with respect to the Borrower and its Subsidiaries for any period, the aggregate cost of all Capital Assets acquired by the Borrower and its Subsidiaries during such period, as determined in accordance with GAAP.

“Capital Lease” means any lease of any property by the Borrower or any of its Subsidiaries, as lessee, that should, in accordance with GAAP, be classified and accounted for as a capital lease on a Consolidated balance sheet of the Borrower and its Subsidiaries.

“Cash Collateralize” means, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Issuing Lender or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and the Issuing Lender shall agree, in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Issuing Lender. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such Cash Collateral and other credit support.

“Cash Equivalents” shall have the meaning assigned thereto in Section 11.3(b).

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements, including, without limitation, each Cash Management Program.

“Cash Management Bank” means any Person that, at the time it enters into a Cash Management Agreement, is a Lender, an Affiliate of a Lender, the Administrative Agent or an Affiliate of the Administrative Agent, in its capacity as a party to such Cash Management Agreement.

“Cash Management Program” means the cash management program of the Swingline Lender and any other cash management or other arrangement which the Borrower and the Swingline Lender agree should be included in the borrowing and repayment of Swingline Loans pursuant to Section 2.2.

“Change in Control” shall have the meaning assigned thereto in Section 12.1(i).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Date” means the date of this Agreement or such later Business Day upon which each condition described in Section 6.2 shall be satisfied or waived in all respects in a manner acceptable to the Administrative Agent, in its sole discretion.

“Code” means the Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder, each as amended or modified from time to time.

“Collateral” means the collateral security for the Obligations pledged or granted pursuant to the Security Documents.

“Collateral Agreement” means the Fourth Amended and Restated Collateral Agreement dated as of the date hereof, executed by the Borrower and the Subsidiary Guarantors in favor of the Administrative Agent for the ratable benefit of the Secured Parties, as amended, restated, supplemented or otherwise modified from time to time.

“Collateral Assignment Agreement” means the Third Amended and Restated Collateral Assignment Agreement dated as of the date hereof, executed by the Borrower or any of its Subsidiaries, as applicable, in favor of the Administrative Agent for the ratable benefit of the Secured Parties, as amended, restated or supplemented from time to time.

“Commitment” means, as to any Lender, the obligation of such Lender to make Loans to and issue or participate in Letters of Credit issued for the account of the Borrower hereunder in an aggregate principal or face amount at any time outstanding not to exceed the amount set forth opposite such Lender’s name in the Register, as the same may be reduced or otherwise modified at any time or from time to time pursuant to the terms hereof.

“Commitment Fee Rate” shall have the meaning assigned thereto in Section 5.3(a).

“Commitment Percentage” means, as to any Lender at any time, the ratio of (a) the amount of the Commitment of such Lender to (b) the Aggregate Commitments of all of the Lenders.

“Consolidated” means, when used with reference to financial statements or financial statement items of the Borrower and its Subsidiaries, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

“Consolidated Cash Taxes” means, for any applicable period of computation, the aggregate of all taxes assessed on income (including, without limitation, any federal, state, local and foreign income taxes) (other than extraordinary, unusual or non-recurring income taxes) that are actually paid in cash by the Borrower and its Subsidiaries on a Consolidated basis during such period; excluding income taxes paid as part of a settlement or closing agreement with any tax authority.

“Credit Facility” means, collectively, the Revolving Credit Facility and the L/C Facility.

“Credit Parties” means, collectively, the Borrower and the Subsidiary Guarantors.

“Debt” means, with respect to the Borrower and its Subsidiaries at any date and without duplication, the sum of the following calculated in accordance with GAAP: (a) all liabilities, obligations and indebtedness for borrowed money including, but not limited to, obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person, (b) all obligations to pay the deferred purchase price of property or services of any such Person (including, without limitation, all obligations under non-competition agreements), except trade payables arising in the ordinary course of business not more than ninety (90) days past due, (c) all obligations of any such Person as lessee under Capital Leases, (d) all Debt of any other Person secured by a Lien on any asset of any such Person, (e) all Guaranty Obligations of any such Person, (f) all obligations, contingent or otherwise, of any such Person relative to the face amount of letters of credit, whether or not drawn, including, without limitation, any Reimbursement Obligation, and banker’s acceptances issued for the account of any such Person, (g) all obligations of any such Person to redeem, repurchase, exchange, defease or otherwise make payments in respect of capital stock or other securities or partnership interests of such Person, (h) the Termination Values of all Hedging Agreements and (i) all outstanding payment obligations with respect to Synthetic Leases.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any of the events specified in Section 12.1 which with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.

“Defaulting Lender” means, subject to Section 5.15(b), any Lender that (a) has failed to (i) fund all or any portion of the Revolving Credit Loans, participations in L/C Obligations or participations in Swingline Loans required to be funded by it hereunder within two Business Days of the date such Loans or participations were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Lender, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, the Issuing Lender or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 5.15(b)) upon delivery of written notice of such determination to the Borrower, the Issuing Lender, the Swingline Lender and each Lender.

“Disputes” means any dispute, claim or controversy arising out of, connected with or relating to this Agreement or any other Loan Document, between or among parties hereto and to the other Loan Documents.

“Dollars” or “$” means, unless otherwise qualified, dollars in lawful currency of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“EBITDA” means, for any period, the sum of the following determined on a Consolidated basis, without duplication, for the Borrower and its Subsidiaries in accordance with GAAP: (a) Net Income for such period plus (b) the sum of the following to the extent deducted in determining Net Income: (i) Tax Expense, (ii) Interest Expense, (iii) amortization, depreciation and other non-cash charges and (iv) non-cash stock compensation expenses, less (c) interest income and any extraordinary gains, plus (d) extraordinary losses in amounts reasonably acceptable to the Administrative Agent, plus (e) non-recurring charges for severance, recruiting and relocation expenses arising from organization changes, restaurant closings or office relocations or consolidations, in amounts reasonably acceptable to the Administrative Agent and the Required Lenders.

“EBITDAR” means, for any period, the sum of the following determined on a Consolidated basis, without duplication, for the Borrower and its Subsidiaries: (a) EBITDA for such period, plus (b) Rental Expense for such period.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, (ii) in the case of any assignment of a Revolving Credit Commitment, the Swingline Lender and the Issuing Lender, and (iii) unless a Default or Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Employee Benefit Plan” means (a) any employee benefit plan within the meaning of Section 3(3) of ERISA that is maintained for employees of the Borrower or any ERISA Affiliate or (b) any Pension Plan or Multiemployer Plan that has at any time within the preceding six (6) years been maintained, funded or administered for the employees of the Borrower or any current or former ERISA Affiliate.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law, including, without limitation, any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to human health or the environment.

“Environmental Laws” means any and all federal, foreign, state, provincial and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, legally binding interpretations and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended or modified from time to time.

“ERISA Affiliate” means any Person who together with any Credit Party or any of its Subsidiaries is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“Eurodollar Reserve Percentage” means, for any day, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

“Event of Default” means any of the events specified in Section 12.1, provided that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 5.13(b)), any United States withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 5.11(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from a Credit Party with respect to such withholding tax pursuant to Section 5.11 and (d) any U.S. federal withholding Taxes imposed under FATCA

“Existing Credit Agreement” shall have the meaning given thereto in the Statement of Purpose herein.

“Existing Lenders” shall have the meaning assigned thereto in the Statement of Purpose herein.

“Existing Letters of Credit” means those letters of credit existing on the Closing Date and identified on Schedule 1.1.

“Existing Loans” shall have the meaning assigned thereto in Section 6.2(h).

“Expansion Capital Expenditures” means Capital Expenditures of the Borrower and its Subsidiaries associated solely with (i) re-branding initiatives of the Borrower and its Subsidiaries, (ii) new store openings and (iii) store remodeling.

“Extensions of Credit” means, as to any Lender at any time, (a) an amount equal to the sum of (i) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding, (ii) such Lender’s Revolving Credit Commitment Percentage of the L/C Obligations then outstanding, and (iii) such Lender’s Revolving Credit Commitment Percentage of the Swingline Loans then outstanding, or (b) the making of any Loan or participation in any Letter of Credit by such Lender, as the context requires.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“FDIC” means the Federal Deposit Insurance Corporation, or any successor thereto.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day (or, if such day is not a Business Day, for the immediately preceding Business Day), as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if such rate is not so published for any day which is a Business Day, the average of the quotation for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Fiscal Quarter” means each fiscal quarter of the Borrower and its Subsidiaries ending on the Sunday that is sixteen (16), twenty-eight (28), forty (40) and fifty-two (52) weeks (or fifty-three (53) weeks in Fiscal Years containing fifty-three (53) weeks) from the first day of the Borrower’s Fiscal Year.

“Fiscal Year” means the fiscal year of the Borrower and its Subsidiaries ending on the Sunday closest and prior to December 31.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Foreign Subsidiary” means any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Franchisee” means, any Person with whom the Borrower or any of its Subsidiaries has entered into a franchise agreement or similar arrangement for the purpose of developing and operating restaurants.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Lender, such Defaulting Lender’s Revolving Credit Commitment Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the Swingline Lender, such Defaulting Lender’s Revolving Credit Commitment Percentage of Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles, as recognized by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, consistently applied and maintained on a consistent basis for the Borrower and its Subsidiaries throughout the period indicated and (subject to Section 14.9) consistent with the prior financial practice of the Borrower and its Subsidiaries.

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guaranty Obligation” means, with respect to the Borrower and its Subsidiaries, without duplication, any obligation, contingent or otherwise, of any such Person pursuant to which such Person has directly or indirectly guaranteed any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of any such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement condition or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that the term Guaranty Obligation shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority, (c) the presence of which require investigation or remediation under any Environmental Law or common law, (d) the discharge or emission or release of which requires a permit or license under any Environmental Law or other Governmental Approval, (e) which are deemed to constitute a nuisance or a trespass which pose a health or safety hazard to Persons or neighboring properties, (f) which consist of underground or aboveground storage tanks, whether empty, filled or partially filled with any substance, or (g) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.

“Hedging Agreement” means any agreement with respect to any Interest Rate Contract, forward rate agreement, commodity swap, forward foreign exchange agreement, currency swap agreement, cross-currency rate swap agreement, currency option agreement or other agreement or arrangement designed to alter the risks of any Person arising from fluctuations in interest rates, currency values or commodity prices, all as amended, restated, supplemented or otherwise modified from time to time.

“Hedge Bank” means any Person that, at the time it enters into a Hedging Agreement permitted under Article XI, is a Lender, an Affiliate of a Lender, the Administrative Agent or an Affiliate of the Administrative Agent, in its capacity as a party to such Hedging Agreement.

“Indemnified Taxes” means Taxes and Other Taxes other than Excluded Taxes.

“Intercompany Loan” means the revolving credit facility extended to the Borrower by O’Charley’s Finance Company, Inc., pursuant to that certain Revolving Credit Agreement dated as of October 7, 2002 by and between the Borrower and O’Charley’s Finance Company, Inc. and that certain Secured Demand Promissory Note dated as of October 7, 2002 by the Borrower to O’Charley’s Finance Company, Inc., each as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms of the Intercreditor and Subordination Agreement.

“Intercreditor and Subordination Agreement” means the second amended and restated intercreditor and subordination agreement dated as of the date hereof between the Administrative Agent and O’Charley’s Finance Company, Inc., as amended, restated, supplemented or otherwise modified from time to time.

“Interest Expense” means, with respect to the Borrower and its Subsidiaries for any period, the gross interest expense (including, without limitation, interest expense attributable to Capital Leases and all net payment obligations pursuant to Hedging Agreements), all determined for such period on a Consolidated basis, without duplication, in accordance with GAAP.

“Interest Period” shall have the meaning assigned thereto in Section 5.1(b).

“Interest Rate Contract” means any interest rate swap agreement, interest rate cap agreement, interest rate floor agreement, interest rate collar agreement, interest rate option or any other agreement regarding the hedging of interest rate risk exposure executed in connection with hedging the interest rate exposure of any Person and any confirming letter executed pursuant to such agreement, all as amended, restated, supplemented or otherwise modified from time to time.

“ISP98” means the International Standby Practices (1998 Revision, effective January 1, 1999), International Chamber of Commerce Publication No. 590.

“Issuing Lender” means (a) Wells Fargo, in its capacity as issuer of any Letter of Credit, or any successor thereto and (b) with respect to the Existing Letters of Credit, the Lender issuing such Existing Letter of Credit.

“L/C Commitment” means the lesser of (a) Twenty Million Dollars ($20,000,000) and (b) the Revolving Credit Commitment.

“L/C Facility” means the letter of credit facility established pursuant to Article III.

“L/C Obligations” means at any time, an amount equal to the sum of (a) the aggregate undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 3.5.

“L/C Participant” means, with respect to the L/C Facility, each Person executing this Agreement as a Lender under the Revolving Credit Facility (other than the Issuing Lender).

“Lender” means each Person executing this Agreement as a Lender (including, without limitation, the Issuing Lender, L/C Participants and the Swingline Lender unless the context otherwise requires) set forth on the signature pages hereto and each Person that hereafter becomes a party to this Agreement as a Lender pursuant to Section 14.10.

“Lending Office” means, with respect to any Lender, the office of such Lender maintaining such Lender’s Revolving Credit Commitment Percentage of the Extensions of Credit.

“Letters of Credit” means the collective reference to letters of credit issued pursuant to Section 3.1 and the Existing Letters of Credit.

“LIBOR” means,

(a) for any interest rate calculation with respect to LIBOR Rate Loans, the rate of interest per annum determined on the basis of the rate for deposits in Dollars in minimum amounts of at least Five Million Dollars ($5,000,000) for a period equal to the applicable Interest Period which appears on the Reuters Screen LIBOR01 Page (or any successor page) at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period (rounded upward, if necessary, to the nearest 1/100th of 1%). If, for any reason, such rate does not appear on Reuters Screen LIBOR01 Page (or any successor page), then “LIBOR” shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars in minimum amounts of at least Five Million Dollars ($5,000,000) would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period. Each calculation by the Administrative Agent of LIBOR shall be conclusive and binding for all purposes, absent manifest error;

(b) for any interest rate calculation with respect to a Base Rate Loan, the rate of interest per annum determined on the basis of the rate for deposits in Dollars in the approximate amount of the Base Rate Loan being made, continued or converted for a period equal to one (1) month commencing that day which appears on the Reuters Screen LIBOR01 Page (or any successor page) at approximately 11:00 a.m. (London time) on the applicable date of determination. If, for any reason, such rate does not appear on Reuters Screen LIBOR01 Page (or any successor page), then “LIBOR” shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars the approximate amount of the Base Rate Loan being made, continued or converted would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) on the applicable date of determination for a period equal to one (1) month. Each calculation by the Administrative Agent of LIBOR shall be conclusive and binding for all purposes, absent manifest error.

“LIBOR Rate” means a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Administrative Agent pursuant to the following formula:

LIBOR Rate =	LIBOR
1.00-Eurodollar Reserve Percentage

“LIBOR Rate Loan” means any Loan bearing interest at a rate based upon the LIBOR Rate as provided in Section 5.1(a).

“LIBOR Unavailability Period” means any period of time during which a notice to the Borrower in accordance with Section 5.8 shall remain in force and effect.

“Lien” means, with respect to any asset, any mortgage, leasehold mortgage, lien, pledge, charge, security interest, hypothecation or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

“Loan Documents” means, collectively, this Agreement, each Note, the Applications, the Intercreditor and Subordination Agreement, the Security Documents, each joinder agreement executed pursuant to Section 9.11 and each other document, instrument, certificate and agreement executed and delivered by the Borrower or any Subsidiary thereof in connection with this Agreement or otherwise referred to herein or contemplated hereby (excluding any Hedging Agreement and any Cash Management Agreement), all as may be amended, restated, supplemented or otherwise modified from time to time.

“Loans” means the collective reference to the Revolving Credit Loans and the Swingline Loans and “Loan” means any of such Loans.

“Maintenance Capital Expenditures” means, with respect to the Borrower and its Subsidiaries, Capital Expenditures less Expansion Capital Expenditures.

“Material Adverse Effect” means, with respect to the Borrower or any of its Subsidiaries, a material adverse effect on the properties, business, operations or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, or the ability of any such Person to perform its obligations under any Loan Document to which it is a party.

“Material Contract” means (a) any contract or other agreement, written or oral, of the Borrower or any of its Subsidiaries involving monetary liability of or to any such Person in an amount in excess of Ten Million Dollars ($10,000,000) per annum, or (b) any other contract or agreement, written or oral, of the Borrower or any of its Subsidiaries the failure to comply with which could reasonably be expected to have a Material Adverse Effect.

“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 103% of the Fronting Exposure of all Issuing Lenders with respect to Letters of Credit issued and outstanding at such time and (ii) otherwise, an amount determined by the Administrative Agent and the Issuing Lender in their sole discretion.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgages” means the collective reference to each deed of trust, mortgage, or other real property security document encumbering certain real property now or hereafter owned by the Borrower or any Subsidiary, in each case in form and content satisfactory to the Administrative Agent and executed by the Borrower or any Subsidiary thereof in favor of the Administrative Agent for the ratable benefit of the Secured Parties, as each such document may be amended, restated, or supplemented from time to time.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate is making, or is accruing an obligation to make, or has accrued an obligation to make contributions within the preceding seven (7) years.

“Net Income” means, with respect to the Borrower and its Subsidiaries, for any period of determination, the net income (or loss) for such period, determined on a Consolidated basis in accordance with GAAP; provided that there shall be excluded from Net Income (a) the net income (or loss) of any Person (other than a Subsidiary which shall be subject to clause (c) below), in which the Borrower or any of its Subsidiaries has a joint interest with a third party, except to the extent such net income is actually paid to the Borrower or any of its Subsidiaries by dividend or other distribution during such period (in an amount not to exceed the Borrower’s or such Subsidiary’s share of the equity income from such Person), (b) the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of such Person or is merged into or consolidated with such Person or any of its Subsidiaries or that Person’s assets are acquired by such Person or any of its Subsidiaries except to the extent included pursuant to the foregoing clause (a), and (c) the net income (if positive) of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary to the Borrower or any of its Subsidiaries of such net income (i) is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute rule or governmental regulation applicable to such Subsidiary or (ii) would be subject to any taxes payable on such dividends or distributions.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Notes” means the collective reference to the Revolving Credit Notes and the Swingline Note, and “Note” means any of such Notes.

“Notice of Account Designation” shall have the meaning assigned thereto in Section 2.3(b).

“Notice of Borrowing” shall have the meaning assigned thereto in Section 2.3(a).

“Notice of Conversion/Continuation” shall have the meaning assigned thereto in Section 5.2.

“Notice of Prepayment” shall have the meaning assigned thereto in Section 2.4(c).

“Obligations” means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Loans, (b) the L/C Obligations and (c) all other fees and commissions (including attorneys’ fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Credit Parties and each of their respective Subsidiaries to the Lenders or the Administrative Agent, in each case under any Loan Document, with respect to any Loan or Letter of Credit of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof of any proceeding under any federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts, naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Officer’s Compliance Certificate” shall have the meaning assigned thereto in Section 8.2.

“Operating Lease” shall mean, as to any Person as determined in accordance with GAAP, any lease of property (whether real, personal or mixed) by such Person as lessee which is not a Capital Lease.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar taxes, charges or similar levies arising from any payment made under, from the execution, delivery, performance, registration or enforcement of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” has the meaning assigned thereto in Section 14.10(d).

“Participant Register” has the meaning assigned thereto in Section 14.10(d).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and which (a) is maintained for the employees of the Borrower or any ERISA Affiliates or (b) has at any time within the preceding six (6) years been maintained, funded or administered for the employees of the Borrower or any of its current or former ERISA Affiliates.

“Permitted Acquisition” shall have the meaning assigned thereto in Section 11.3(c).

“Permitted Lien” means any Lien permitted pursuant to Section 11.2 hereof.

“Permitted Note Redemption” means the redemption by the Borrower of the Senior Subordinated Notes pursuant to the terms thereof and of the Senior Subordinated Notes Indenture, for an aggregate amount not to exceed the outstanding principal amount of One Hundred Fifteen Million Two Hundred Thousand ($115,205,000) (plus any accrued and unpaid interest); provided that immediately prior to the Bond Trustee’s calling the Senior Subordinated Notes for redemption, (i) no Default or Event of Default shall have occurred and be continuing, and (ii) there shall be no outstanding Loans under the Credit Facility.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, business trust, joint venture, joint stock company, pool, syndicate, sole proprietorship, unincorporated organization, Governmental Authority or any other form of entity or group thereof.

“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Real Property Collateral” means all fee-owned real property subject to a Mortgage.

“Register” shall have the meaning assigned thereto in Section 14.10(c).

“Reimbursement Obligation” means the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Rental Expense” means, with respect to the Borrower and its Subsidiaries for any period, all rental expenses with respect to long-term real property leases and operating leases of the Borrower and its Subsidiaries for such period, determined on a Consolidated basis in accordance with GAAP.

“Required Lenders” means, at any date, any combination of Lenders holding at least sixty-six and two-thirds percent (66 2/3%) of the Revolving Credit Commitments (or the Revolving Credit Loans if such Commitments have been terminated), provided that the Revolving Credit Commitment of, and the portion of the Extensions of Credit, as applicable, held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means any of the following: the chief executive officer, president, vice-president, chief financial officer or secretary of the Borrower or applicable Subsidiary Guarantor or any other officer of the Borrower or applicable Subsidiary Guarantor reasonably acceptable to the Administrative Agent.

“Revolving Credit Commitment” means (a) as to any Lender, the obligation of such Lender to make Revolving Credit Loans to the account of the Borrower hereunder in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Lender’s name on the Register as such amount may be reduced or modified at any time or from time to time pursuant to the terms hereof and (b) as to all Lenders, the aggregate commitment of all Lenders to make Revolving Credit Loans, as such amount may be reduced or modified at any time or from time to time pursuant to the terms hereof. The Revolving Credit Commitment of all Lenders on the Closing Date shall be Thirty Million Dollars ($30,000,000).

“Revolving Credit Commitment Percentage” means, as to any Lender at any time, the ratio of (a) the amount of the Revolving Credit Commitment of such Lender to (b) the Revolving Credit Commitments of all Lenders.

“Revolving Credit Facility” means the revolving credit facility established pursuant to Article II.

“Revolving Credit Loan” means any revolving loan made to the Borrower pursuant to Section 2.1, and all such revolving loans collectively as the context requires.

“Revolving Credit Maturity Date” means the earliest of the dates referred to in Section 2.7.

“Revolving Credit Notes” means the collective reference to any Fourth Amended and Restated Revolving Credit Notes made by the Borrower at the request of a Lender, payable to such Lender holding a Revolving Credit Commitment, substantially in the form of Exhibit A-1 hereto, evidencing the Revolving Credit Facility, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extensions thereof, in whole or in part.

“Sale-Leaseback Transaction” means the sale and leaseback by the Borrower of approximately One Hundred Million Dollars ($100,000,000) in value of real property, equating to approximately 50 real estate parcels or units, pursuant to the terms of one or more Master Lease Agreements and the Purchase and Sale Agreement by and among any one or more of STORE Master Funding I, LLC, STORE Capital Acquisitions, LLC, or STORE SPE O’Charley’s, LLC, and the Borrower and occurring contemporaneously with the Closing Date.

“Sanctioned Entity” means (i) an agency of the government of, (ii) an organization directly or indirectly controlled by, or (iii) a person resident in a country that is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/programs, or as otherwise published from time to time as such program may be applicable to such agency, organization or person.

“Sanctioned Person” means a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/ ofac/sdn/index.html, or as otherwise published from time to time.

“Scheduled Principal Repayments” means, for any applicable period of computation, the aggregate of all scheduled principal repayments of Debt by the Borrower (excluding scheduled principal repayments on Capital Leases in existence on July 10, 2011).

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Credit Party and any Cash Management Bank.

“Secured Hedge Agreement” means any Hedge Agreement permitted under Article XI, in each case that is entered into by and between any Credit Party and any Hedge Bank.

“Secured Obligations” means, collectively, (a) the Obligations and (b) all existing or future payment and other obligations owing by any Credit Party under (i) any Secured Hedge Agreement and (ii) any Secured Cash Management Agreement.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Issuing Lender, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 13.5, any other holder from time to time of any of any Secured Obligations and, in each case, their respective successors and permitted assigns.

“Security Documents” means the collective reference to the Subsidiary Guaranty Agreement, the Collateral Agreement, the Mortgages, the Collateral Assignment Agreement and each other agreement or writing pursuant to which the Borrower or any Subsidiary thereof purports to pledge or grant a security interest in any property or assets securing the Secured Obligations or any such Person purports to guaranty the payment and/or performance of the Secured Obligations, all as amended, restated, supplemented or otherwise modified from time to time.

“Senior Subordinated Notes” means the Borrower’s unsecured 9% Senior Subordinated Notes due 2013 issued on November 4, 2003 under the Senior Subordinated Notes Indenture in the aggregate original principal amount of One Hundred Twenty-Five Million ($125,000,000).

“Senior Subordinated Notes Indenture” means that certain Indenture, dated as of November 4, 2003, among the Borrower, certain subsidiaries of the Borrower and the Bond Trustee.

“Solvent” means, as to the Borrower and its Subsidiaries on a particular date, that any such Person (a) has capital sufficient to carry on its business and transactions and all business and transactions in which it has committed to engage and is able to pay its debts as they mature, (b) owns property having a value, both at fair valuation and at present fair saleable value, greater than the amount required to pay its probable liabilities (including contingencies), and (c) does not believe that it will incur debts or liabilities beyond its ability to pay such debts or liabilities as they mature.

“SRLS Entities” means, collectively, SRLS LLC 5001, SRLS LLC 5002, SRLS LLC 5003, SRLS LLC 5004, SRLS LLC 5005 and SRLS LLC 5006.

“Standard & Poor’s” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Subordinated Debt” means the collective reference to (i) the Senior Subordinated Notes and (ii) other subordinated Debt consisting of high-yield notes or convertible notes with a maturity no earlier than a date that is six (6) months after the Revolving Credit Maturity Date issued on terms and conditions (including subordination provisions) in form and substance reasonably satisfactory to the Administrative Agent and consistent with then-current market terms and conditions for such tenor of subordinated Debt.

“Subsidiary” means as to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity is at the time owned by or the management is otherwise controlled by such Person (irrespective of whether, at the time, capital stock or other ownership interests of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency). Unless otherwise qualified references to “Subsidiary” or “Subsidiaries” herein shall refer to those of the Borrower.

“Subsidiary Guaranteed Obligations” means the collective reference to the guaranteed obligations of each of the Subsidiaries party to the Subsidiary Guaranty Agreement.

“Subsidiary Guarantors” means the collective reference to the Domestic Subsidiaries of the Borrower now or hereafter party to the Subsidiary Guaranty Agreement; provided, however, that SRLS Entities and any Franchisees shall not be Subsidiary Guarantors.

“Subsidiary Guaranty Agreement” means the unconditional amended and restated guaranty agreement dated as of the date hereof, executed by the Subsidiary Guarantors in favor of the Administrative Agent for the ratable benefit of itself and the Lenders, as amended, restated, supplemented or otherwise modified from time to time.

“Swingline Commitment” means the lesser of (a) Five Million Dollars ($5,000,000) and (b) the available Revolving Credit Commitment.

“Swingline Facility” means the swingline facility established pursuant to Section 2.2.

“Swingline Lender” means Regions Bank, in its capacity as provider of Swingline Loans, or any successor swingline lender hereunder.

“Swingline Loan” means any swingline loan made by the Swingline Lender to the Borrower pursuant to Section 2.2, and all such swingline loans collectively as the context requires.

“Swingline Note” means the Fourth Amended and Restated Swingline Note made by the Borrower at the request of the Swingline Lender, payable to the Swingline Lender, substantially in the form of Exhibit A-2 hereto, evidencing the Swingline Loans, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extensions thereof, in whole or in part.

“Swingline Termination Date” means the Revolving Credit Maturity Date.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an Operating Lease in accordance with GAAP.

“Tax Expense” means, with respect to the Borrower and its Subsidiaries for any period, expense for federal, state, local and foreign income, value added and similar taxes, franchise taxes and single business taxes without duplication, for such period, calculated in accordance with GAAP.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, fines, additions to tax or penalties applicable thereto.

“Termination Event” means except for any such event or condition that could not reasonably be expected to have a Material Adverse Effect: (a) a “Reportable Event” described in Section 4043 of ERISA for which the notice requirement has not been waived by the PBGC, or (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, or (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, if the plan assets are not sufficient to pay all plan liabilities, or (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC, or (e) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (f) the imposition of a Lien pursuant to Section 430(k) of the Code or Section 303 of ERISA, or (g)the partial or complete withdrawal of the Borrower or any ERISA Affiliate from a Multiemployer Plan if withdrawal liability is asserted by such plan, or (h) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA, or (i) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA.

“Termination Value” means, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include a Lender or any Affiliate of a Lender).

“Total Secured Debt” means, as of any date of determination with respect to the Borrower and its Subsidiaries on a Consolidated basis without duplication, the sum of all secured Debt of the Borrower and its Subsidiaries.

“UCC” means the Uniform Commercial Code as in effect in the State of New York, as amended or modified from time to time.

“Uniform Customs” means the Uniform Customs and Practice for Documentary Credits (2007 Revision), effective July, 2007 International Chamber of Commerce Publication No. 600.

“United States” means the United States of America.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association, and its successors.

Section 1.2 General. Unless otherwise specified, a reference in this Agreement to a particular article, section, subsection, Schedule or Exhibit is a reference to that article, section, subsection, Schedule or Exhibit of this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. Any reference herein to “Charlotte time” shall refer to the applicable time of day in Charlotte, North Carolina.

Section 1.3 Other Definitions and Provisions.

(a) Use of Capitalized Terms. Unless otherwise defined therein, all capitalized terms defined in this Agreement shall have the defined meanings when used in this Agreement and the other Loan Documents or any certificate, report or other document made or delivered pursuant to this Agreement.

(b) Miscellaneous. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c) Plural and Singular. The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

ARTICLE II

REVOLVING CREDIT FACILITY

Section 2.1 Revolving Credit Loans. Subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties set forth herein, each Lender severally agrees to make Revolving Credit Loans to the Borrower from time to time from the Closing Date through, but not including, the Revolving Credit Maturity Date as requested by the Borrower in accordance with the terms of Section 2.3; provided, that (a) the aggregate principal amount of all outstanding Revolving Credit Loans (after giving effect to any amount requested) shall not exceed the Revolving Credit Commitment less the Swingline Commitment less all L/C Obligations and (b) the principal amount of outstanding Revolving Credit Loans from any Lender to the Borrower shall not at any time exceed such Lender’s Revolving Credit Commitment less such Lender’s Revolving Credit Commitment Percentage of outstanding L/C Obligations and less such Lender’s Revolving Credit Commitment Percentage of the Swingline Commitment. Each Revolving Credit Loan by a Lender shall be in a principal amount equal to such Lender’s Revolving Credit Commitment Percentage of the aggregate principal amount of Revolving Credit Loans requested on such occasion. Subject to the terms and conditions hereof, the Borrower may borrow, repay and reborrow Revolving Credit Loans hereunder until the Revolving Credit Maturity Date.

Section 2.2 Swingline Loans.

(a) Availability. Subject to the terms and conditions of this Agreement, the Swingline Lender agrees to make (unless it has determined that it is reasonably likely that a Lender holding Revolving Credit Commitments is or shall become a Defaulting Lender on or prior to the time on which the relevant Swingline Loan is capable of being refunded in accordance with Section 2.2(d)) Swingline Loans to the Borrower from time to time from the Closing Date through, but not including, the Swingline Termination Date; provided, that the aggregate principal amount of all outstanding Swingline Loans (after giving effect to any amount requested), shall not exceed the lesser of (i) the Revolving Credit Commitment less the sum of all outstanding Revolving Credit Loans and the L/C Obligations and (ii) the Swingline Commitment; provided further that the Swingline Lender will not make a Swingline Loan after it has received written notice from the Administrative Agent that one or more of the applicable conditions to Extensions of Credit specified in Section 6.3 is not then satisfied until such conditions are satisfied or waived in accordance with the provisions of this Agreement (and the Swingline Lender shall be entitled to conclusively rely on any such notice and shall have no obligation to independently investigate the accuracy of such notice and shall have no liability to the Borrower in respect thereof if such notice proves to be inaccurate).

(b) Procedure for Advances of Swingline Loans. The Borrower shall give the Swingline Lender notice at such times and in such form and substance as may be agreed upon by the Swingline Lender and the Borrower; provided, however, that the obligation of the Swingline Lender under this Section 2.2 to make any such Swingline Loan to the Borrower shall be subject to all the terms and conditions hereof (including, without limitation, the terms and conditions set forth in subsection (a) above).

(c) Payment of Principal and Interest. Principal and interest on Swingline Loans deemed requested pursuant to Section 2.2(b) hereof shall be paid pursuant to the terms and conditions agreed upon between the Swingline Lender and the Borrower without any deduction, setoff or counterclaim whatsoever. Principal and interest on Swingline Loans requested pursuant to this Section 2.2 shall be paid pursuant to the terms of this Agreement. Unless sooner paid pursuant to the provisions hereof or the provisions of any Cash Management Program, the principal of the Swingline Loans shall be paid in full, together with accrued interest thereon, on the Swingline Termination Date.

(d) Refunding.

(i) Swingline Loans shall be refunded by the Lenders with a Revolving Credit Commitment on demand by the Swingline Lender. Such refundings shall be made by the Lenders in accordance with their respective Revolving Credit Commitment Percentages and shall thereafter be reflected as Revolving Credit Loans of the Lenders on the books and records of the Administrative Agent. Each Lender shall fund its respective Revolving Credit Commitment Percentage of Revolving Credit Loans as required to repay Swingline Loans outstanding to the Swingline Lender upon demand by the Swingline Lender but in no event later than 2:00 p.m. (Charlotte time) on the next succeeding Business Day after such demand is made. No Lender’s obligation to fund its respective Revolving Credit Commitment Percentage of a Swingline Loan shall be affected by any other Lender’s failure to fund its Revolving Credit Commitment Percentage of a Swingline Loan, nor shall any Lender’s Revolving Credit Commitment Percentage be increased as a result of any such failure of any other Lender to fund its Revolving Credit Commitment Percentage of a Swingline Loan.

(ii) The Borrower shall pay to the Swingline Lender on demand the amount of such Swingline Loans to the extent amounts received from the Lenders pursuant to subsection 2.2(d)(i) are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded. In addition, the Borrower hereby authorizes the Administrative Agent to charge any account maintained by the Borrower with the Swingline Lender (up to the amount available therein) in order to immediately pay the Swingline Lender the amount of such Swingline Loans to the extent amounts received from the Lenders pursuant to subsection

2.2(d)(i) are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded. If any portion of any such amount paid to the Swingline Lender shall be recovered by or on behalf of the Borrower from the Swingline Lender in bankruptcy or otherwise, the loss of the amount so recovered shall be ratably shared among all the Lenders in accordance with their respective Revolving Credit Commitment Percentages (unless the amounts so recovered by or on behalf of the Borrower pertain to a Swingline Loan extended after the occurrence and during the continuance of an Event of Default of which the Administrative Agent has received notice in the manner required pursuant to Section 13.3 and which such Event of Default has not been waived by the Required Lenders or the Lenders, as applicable).

(iii) Each Lender with a Revolving Credit Commitment acknowledges and agrees that its obligation to refund Swingline Loans in accordance with the terms of this Section 2.2 is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Article VI. Further, each Lender agrees and acknowledges that if prior to the refunding of any outstanding Swingline Loans pursuant to this Section 2.2, one of the events described in Section 12.1(j) or (k) shall have occurred, each Lender will, on the date the applicable Revolving Credit Loan would have been made, purchase an undivided participating interest in the Swingline Loan to be refunded in an amount equal to its Revolving Credit Commitment Percentage of the aggregate amount of such Swingline Loan. Each Lender will immediately transfer to the Swingline Lender, in immediately available funds, the amount of its participation and upon receipt thereof the Swingline Lender will deliver to such Lender a certificate evidencing such participation dated the date of receipt of such funds and for such amount. Whenever, at any time after the Swingline Lender has received from any Lender such Lender’s participating interest in a Swingline Loan, the Swingline Lender receives any payment on account thereof, the Swingline Lender will distribute to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded).

(e) Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, this Section 2.2 shall be subject to the terms and conditions of Section 5.14 and Section 5.15.

Section 2.3 Procedure for Advances of Revolving Credit Loans.

(a) Requests for Borrowing.

(i) Revolving Credit Loans. The Borrower shall give the Administrative Agent irrevocable prior written notice substantially in the form of Exhibit B attached hereto (a “Notice of Borrowing”) not later than 11:00 a.m. (Charlotte time) (i) on the same Business Day as each Base Rate Loan and (ii) at least three (3) Business Days before each LIBOR Rate Loan, of its intention to borrow, specifying (A) the date of such borrowing, which shall be a Business Day, (B) the amount of such borrowing, which shall be, (x) with respect to Base Rate Loans in an aggregate principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof, and (y) with respect to LIBOR Rate Loans in an aggregate principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof, (C) whether the Loans are to be LIBOR Rate Loans or Base Rate Loans, and (D) in the case of a LIBOR Rate Loan, the duration of the Interest Period applicable thereto. A Notice of Borrowing received after 11:00 a.m. (Charlotte time) shall be deemed received on the next Business Day. The Administrative Agent shall promptly notify the Lenders of each Notice of Borrowing.

(ii) Swingline Loans. Swingline Loans shall be requested in the manner set forth in Section 2.2(b).

(b) Disbursements.

(i) Revolving Credit Loans. Not later than 2:00 p.m. (Charlotte time) on the proposed borrowing date, each Lender will make available to the Administrative Agent, for the account of the Borrower, at the office of the Administrative Agent in funds immediately available to the Administrative Agent, such Lender’s Revolving Credit Commitment Percentage of the Revolving Credit Loans to be made on such borrowing date. The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of each borrowing requested pursuant to this Section 2.3 in immediately available funds by crediting or wiring such proceeds to the deposit account of the Borrower identified in the most recent notice substantially in the form of Exhibit C hereto (a “Notice of Account Designation”) delivered by the Borrower to the Administrative Agent or as may be otherwise agreed upon by the Borrower and the Administrative Agent from time to time. Subject to Section 5.7 hereof, the Administrative Agent shall not be obligated to disburse the portion of the proceeds of any Revolving Credit Loan requested pursuant to this Section 2.3 to the extent that any Lender has not made available to the Administrative Agent its Revolving Credit Commitment Percentage of such Loan. Revolving Credit Loans to be made for the purpose of refunding Swingline Loans shall be made by the Lenders as provided in Section 2.2(d).

(ii) Swingline Loans. Swingline Loans shall be disbursed in the manner set forth in Section 2.2(b).

Section 2.4 Repayment of Loans.

(a) Repayment on Termination Date. The Borrower hereby agrees to repay the outstanding principal amount of (i) all Revolving Credit Loans in full on the Revolving Credit Maturity Date, and (ii) all Swingline Loans in accordance with Section 2.2(c), together, in each case, with all accrued but unpaid interest thereon.

(b) Mandatory Repayment of Revolving Credit Loans. If at any time the outstanding principal amount of all Revolving Credit Loans plus the Swingline Commitment and L/C Obligations exceeds the Revolving Credit Commitment, then the Borrower shall repay immediately upon notice from the Administrative Agent, by payment to the Administrative Agent for the account of the Lenders, Extensions of Credit in an amount equal to such excess with each such repayment applied first to the principal amount of outstanding Swingline Loans, second to the principal amount of outstanding Revolving Credit Loans and third, with respect to any Letters of Credit then outstanding, a payment of Cash Collateral into a Cash Collateral account opened by the Administrative Agent, for the benefit of the Lenders in an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit (such Cash Collateral to be applied in accordance with Section 12.2(b)).

(c) Optional Repayments. The Borrower may at any time and from time to time repay the Loans, in whole or in part, upon at least three (3) Business Days’ irrevocable notice to the Administrative Agent with respect to LIBOR Rate Loans and one (1) Business Day irrevocable notice with respect to Base Rate Loans and Swingline Loans, substantially in the form attached hereto as Exhibit D (a “Notice of Prepayment”) specifying the date and amount of repayment and whether the repayment is of LIBOR Rate Loans, Base Rate Loans, Swingline Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each. Upon receipt of such notice, the Administrative Agent shall promptly notify each Lender. If any such notice is given, the amount specified in such notice shall be due and payable on the date set forth in such notice. Partial repayments shall be in an aggregate amount (i) of $1,000,000 or a whole multiple of $500,000 in excess thereof with respect to Base Rate Loans (other than Swingline Loans), (ii) of $1,000,000 or a whole multiple of $500,000 in excess thereof with respect to LIBOR Rate Loans and (iii) permitted pursuant to the Cash Management Program (or as otherwise agreed to by the Swingline Lender and the Borrower) with respect to Swingline Loans. Each such repayment shall be accompanied by any amount required to be paid pursuant to Section 5.9 hereof.

(d) Limitation on Repayment of LIBOR Rate Loans. The Borrower may not repay any LIBOR Rate Loan on any day other than on the last day of the Interest Period applicable thereto unless such repayment is accompanied by any amount required to be paid pursuant to Section 5.9 hereof.

(e) Hedging Agreements. No repayment or prepayment pursuant to this Section 2.4 shall affect any of the Borrower’s obligations under any Hedging Agreement.

Section 2.5 Evidence of Debt.

(a) Extensions of Credit. The Extensions of Credit made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Extensions of Credit made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Revolving Credit Note, and/or Swingline Note, as applicable, which shall evidence such Lender’s Revolving Credit Loans, and/or Swingline Loans, as applicable, in addition to such accounts or records. Each Lender may attach schedules to its Notes and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

(b) Participations. In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swingline Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

Section 2.6 Permanent Reduction of the Revolving Credit Commitment.

(a) Voluntary Reduction. The Borrower shall have the right at any time and from time to time, upon at least five (5) Business Days prior written notice to the Administrative Agent, to permanently reduce, without premium or penalty, (i) the entire Revolving Credit Commitment at any time or (ii) portions of the Revolving Credit Commitment, from time to time, in an aggregate principal amount not less than $1,000,000 or any whole multiple of $500,000 in excess thereof. The amount of each partial permanent reduction shall permanently reduce the Lenders’ Revolving Credit Commitments pro rata in accordance with their respective Revolving Credit Commitment Percentages.

(b) [Intentionally Omitted].

(c) Corresponding Payment. Each permanent reduction permitted pursuant to this Section 2.6 shall be accompanied by a payment of principal sufficient to reduce the aggregate outstanding Revolving Credit Loans, Swingline Loans and L/C Obligations, as applicable, after such reduction to the Revolving Credit Commitment as so reduced and if the Revolving Credit Commitment as so reduced is less than the aggregate amount of all outstanding Letters of Credit, the Borrower shall be required to deposit Cash Collateral in a Cash Collateral account opened by the Administrative Agent in an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Such Cash Collateral shall be applied in accordance with Section 12.2(b). Any reduction of the Revolving Credit Commitment to zero shall be accompanied by payment of all outstanding Revolving Credit Loans and Swingline Loans (and furnishing of Cash Collateral satisfactory to the Administrative Agent for all L/C Obligations) and shall result in the termination of the Revolving Credit Commitment and the Swingline Commitment and the Revolving Credit Facility. Such Cash Collateral shall be applied in accordance with Section 12.2(b). If the reduction of the Revolving Credit Commitment requires the repayment of any LIBOR Rate Loan, such repayment shall be accompanied by any amount required to be paid pursuant to Section 5.9.

Section 2.7 Termination of Revolving Credit Facility. The Revolving Credit Facility shall terminate on the earliest of (a) August 1, 2013; provided that such date shall be automatically extended to October 17, 2016, if the Senior Subordinated Notes are repaid or redeemed in full on or prior to December 31, 2011, (b) the date of termination by the Borrower pursuant to Section 2.6, or (c) the date of termination by the Administrative Agent on behalf of the Lenders pursuant to Section 12.2(a).

ARTICLE III

LETTER OF CREDIT FACILITY

Section 3.1 L/C Commitment.

(a) Availability. Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the L/C Participants set forth in Section 3.4(a), agrees to issue standby Letters of Credit for the account of the Borrower on any Business Day from the Closing Date through but not including the fifth (5th) Business Day prior to the Revolving Credit Maturity Date in such form as may be approved from time to time by the Issuing Lender; provided, that the Issuing Lender shall have no obligation to issue, and L/C Participants shall have no obligation to participate in, any Letter of Credit if, after giving effect to such issuance, (a) the L/C Obligations would exceed the L/C Commitment or (b) the aggregate principal amount of outstanding Revolving Credit Loans, plus the Swingline Commitment, plus the aggregate amount of L/C Obligations would exceed the Revolving Credit Commitment. Each Letter of Credit shall (i) be in a minimum amount of $25,000, (ii) be a standby letter of credit issued to support obligations of the Borrower or any of the Subsidiary Guarantors, contingent or otherwise, incurred in the ordinary course of business, (iii) expire on a date satisfactory to the Issuing Lender, which date shall be no later than the earlier of (A) one year from the date of issuance of such Letter of Credit and (B) the fifth (5th) Business Day prior to the Revolving Credit Maturity Date and (iv) be subject to the Uniform Customs and/or ISP98, as set forth in the Application or as determined by the Issuing Lender and, to the extent not inconsistent therewith, the laws of the State of North Carolina. The Issuing Lender shall not at any time be obligated to issue, and L/C Participants shall have no obligation to participate in, any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any Applicable Law. References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any existing Letters of Credit, unless the context otherwise requires. The Existing Letters of Credit shall be deemed to be Letters of Credit issued and outstanding under this Agreement on and after the Closing Date; provided, however, that such Existing Letters of Credit shall be replaced by letters of credit issued by Wells Fargo, as Issuing Lender, pursuant to and under the terms of this Agreement upon the expiration and/or maturity thereof and shall not otherwise be extended, renewed or modified.

(b) Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, Article III shall be subject to the terms and conditions of Section 5.14 and Section 5.15.

Section 3.2 Procedure for Issuance of Letters of Credit. The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at the Administrative Agent’s Office an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may reasonably request. Upon receipt of any Application, the Issuing Lender shall process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall, subject to Section 3.1 and Article VI hereof, promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three (3) Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by the Issuing Lender and the Borrower. The Issuing Lender shall promptly furnish to the Borrower a copy of such Letter of Credit and promptly notify each Lender of the issuance and upon request by any Lender, furnish to such Lender a copy of such Letter of Credit and the amount of such Lender’s Letter of Credit participation therein.

Section 3.3 Commissions and Other Charges.

(a) Letter of Credit Commission. Subject to Section 5.14, the Borrower shall pay to the Administrative Agent, for the account of the Issuing Lender and the L/C Participants, a letter of credit commission with respect to each Letter of Credit in an amount equal to the face amount of such Letter of Credit, as applicable, multiplied by the Applicable Margin with respect to LIBOR Rate Loans for the Revolving Credit Facility (determined on a per annum basis). Such commission shall be payable quarterly in arrears on the last Business Day of each calendar quarter and on the Revolving Credit Maturity Date. The Administrative Agent shall, promptly following its receipt thereof, distribute to the Issuing Lender and the L/C Participants all commissions received pursuant to this Section 3.3(a) in accordance with their respective Revolving Credit Commitment Percentages.

(b) Issuance Fee. In addition to the foregoing commission, the Borrower shall pay the Issuing Lender, for its own account, an issuance fee with respect to each Letter of Credit in an amount equal to the face amount of such Letter of Credit multiplied by 0.125% per annum. Such issuance fee shall be payable quarterly in arrears on the last Business Day of each calendar quarter and on the Revolving Credit Maturity Date.

(c) Other Fees and Expenses. In addition to the foregoing fees and commissions, the Borrower shall pay or reimburse the Issuing Lender, for its own account, for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit.

Section 3.4 L/C Participations.

(a) Participations. The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Credit Commitment Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower through a Revolving Credit Loan or otherwise in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Credit Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed.

(b) Payments by L/C Participants. Upon becoming aware of any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit, the Issuing Lender shall notify each L/C Participant of the amount and due date of such required payment and such L/C Participant shall pay to the Issuing Lender the amount specified on the applicable due date. If any such amount is paid to the Issuing Lender after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand, in addition to such amount, the product of (i) such amount, times (ii) the daily average Federal Funds Rate as determined by the Administrative Agent during the period from and including the date such payment is due to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. A certificate of the Issuing Lender with respect to any amounts owing under this Section 3.4(b) shall be conclusive in the absence of manifest error. With respect to payment to the Issuing Lender of the unreimbursed amounts described in this Section 3.4(b), if the L/C Participants receive notice that any such payment is due (A) prior to 1:00 p.m. (Charlotte time) on any Business Day, such payment shall be due that Business Day, and (B) after 1:00 p.m. (Charlotte time) on any Business Day, such payment shall be due on the following Business Day.

(c) Distributions to L/C Participants. Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its Revolving Credit Commitment Percentage of such payment in accordance with this Section 3.4, the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

Section 3.5 Reimbursement Obligation of the Borrower. In the event of any drawing under any Letter of Credit, the Borrower agrees to reimburse (either with the proceeds of a Revolving Credit Loan as provided for in this Section 3.5 or with funds from other sources), in same day funds, the Issuing Lender on each date on which the Issuing Lender notifies the Borrower of the date and amount of a draft paid under any Letter of Credit for the amount of (a) such draft so paid and (b) any amounts referred to in Section 3.3(c) incurred by the Issuing Lender in connection with such payment. Unless the Borrower shall immediately notify the Issuing Lender that the Borrower intends to reimburse the Issuing Lender for such drawing from other sources or funds, the Borrower shall be deemed to have timely given a Notice of Borrowing to the Administrative Agent requesting that the Lenders make a Revolving Credit Loan bearing interest at the Base Rate on such date in the amount of (a) such draft so paid and (b) any amounts referred to in Section 3.3(c) incurred by the Issuing Lender in connection with such payment, and the Lenders shall make a Revolving Credit Loan bearing interest at the Base Rate in such amount, the proceeds of which shall be applied to reimburse the Issuing Lender for the amount of the related drawing and costs and expenses. Each Lender acknowledges and agrees that its obligation to fund a Revolving Credit Loan in accordance with this Section 3.5 to reimburse the Issuing Lender for any draft paid under a Letter of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Section 2.3(a) or Article VI. If the Borrower has elected to pay the amount of such drawing with funds from other sources and shall fail to reimburse the Issuing Lender as provided above, the unreimbursed amount of such drawing shall bear interest at the rate which would be payable on any outstanding Base Rate Loans which were then overdue from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full.

Section 3.6 Obligations Absolute. The Borrower’s obligations under this Article III (including, without limitation, the Reimbursement Obligation) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against the Issuing Lender or any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees that the Issuing Lender and the L/C Participants shall not be responsible for, and the Borrower’s Reimbursement Obligation under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by the Issuing Lender’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction by final nonappealable judgment. The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on the Borrower and shall not result in any liability of the Issuing Lender or any L/C

Participant to the Borrower. The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit, in addition to any payment obligation expressly provided for in such Letter of Credit, shall be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.

Section 3.7 Effect of Application. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Article III, the provisions of this Article III shall apply.

ARTICLE IV

APPLICATION OF PROCEEDS

Section 4.1 [Intentionally Omitted].

Section 4.2 [Intentionally Omitted].

Section 4.3 [Intentionally Omitted].

Section 4.4 Application of Proceeds. Any proceeds received by the Administrative Agent or any Lender in accordance with the terms of this Agreement or any other Loan Document in connection with any disposition of Collateral (including, without limitation, whether by reason of insurance or condemnation events), shall be applied in accordance with Section 5.5

Section 4.5 [Intentionally Omitted].

ARTICLE V

GENERAL LOAN PROVISIONS

Section 5.1 Interest.

(a) Interest Rate Options. Subject to the provisions of this Section 5.1, at the election of the Borrower, (i) Revolving Credit Loans shall bear interest at (A) the Base Rate plus the Applicable Margin as set forth in Section 5.1(c) or (B) the LIBOR Rate plus the Applicable Margin as set forth in Section 5.1(c) and (ii) any Swingline Loan shall bear interest at the Base Rate plus the Applicable Margin as set forth in Section 5.1(c). The Borrower shall select the rate of interest and Interest Period, if any, applicable to any Loan at the time a Notice of Borrowing is given pursuant to Section 2.3, as applicable, or at the time a Notice of Conversion/Continuation is given pursuant to Section 5.2. Any Loan or any portion thereof as to which the Borrower has not duly specified an interest rate as provided herein shall be deemed a Base Rate Loan.

(b) Interest Periods. In connection with each LIBOR Rate Loan, the Borrower, by giving notice at the times described in Section 5.1(a), shall elect an interest period (each, an “Interest Period”) to be applicable to such Loan, which Interest Period shall be a period of one (1), two (2), three (3), or six (6) months with respect to each LIBOR Rate Loan; provided that:

(i) the Interest Period shall commence on the date of advance of or conversion to any LIBOR Rate Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;

(ii) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, that if any Interest Period with respect to a LIBOR Rate Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;

(iii) any Interest Period with respect to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;

(iv) no Interest Period shall extend beyond the Revolving Credit Maturity Date; and

(v) there shall be no more than six (6) Interest Periods in effect at any time.

(c) Applicable Margin. The Applicable Margin provided for in Section 5.1(a) with respect to any Loan (the “Applicable Margin”) shall be based upon the table set forth below and shall be determined and adjusted quarterly on the date (each a “Calculation Date”) ten (10) Business Days after the earlier of (i) the date on which Borrower provides or (ii) the date on which the Borrower is required to provide, an Officer’s Compliance Certificate for the most recently ended Fiscal Quarter of the Borrower; provided, however, that (A) the initial Applicable Margin shall be based on Pricing Level III (as shown below) and shall remain at Pricing Level III until the first Calculation Date following the first full Fiscal Quarter occurring after the Closing Date and, thereafter the Pricing Level shall be determined by reference to the Adjusted Debt to EBITDAR Ratio as of the last day of the most recently ended Fiscal Quarter of the Borrower preceding the applicable Calculation Date, and (B) if the Borrower fails to provide the Officer’s Compliance Certificate as required by Section 8.2 for the most recently ended Fiscal Quarter of the Borrower preceding the applicable Calculation Date, the Applicable Margin from such Calculation Date shall be based on Pricing Level I (as shown below) until such time as an appropriate Officer’s Compliance Certificate is provided, at which time the Pricing Level shall be determined by reference to the Adjusted Debt to EBITDAR Ratio as of the last day of the most recently ended Fiscal Quarter of the Borrower preceding such Calculation Date. Subject to Sections 5.1(c)(ii)(A) and (B) in the preceding sentence, the Applicable Margin shall be effective from one Calculation Date until the next Calculation Date. Any adjustment in the Applicable Margin shall be applicable to all Extensions of Credit then existing or subsequently made or issued.

Notwithstanding the foregoing, in the event that any financial statement or Officer’s Compliance Certificate delivered pursuant to Section 8.1 or 8.2 is shown to be inaccurate (regardless of whether (i) this Agreement is in effect, (ii) the Revolving Credit Commitment is in effect, or (iii) any Extension of Credit is outstanding when such inaccuracy is discovered or such financial statement or Officer’s Compliance Certificate was delivered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (x) the Borrower shall promptly deliver to the Administrative Agent a corrected Officer’s Compliance Certificate for such Applicable Period, (y) the Applicable Margin for such Applicable Period shall be determined as if the Adjusted Debt to EBITDAR Ratio in the corrected Officer’s Compliance Certificate were applicable for such Applicable Period, and (z) the Borrower shall promptly and retroactively be obligated to pay to the Administrative Agent the accrued additional interest and fees owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 5.4. Nothing in this paragraph shall limit the rights of the Administrative Agent and Lenders with respect to Sections 5.1(d) and 12.2 nor any of their other rights under this Agreement. The Borrower’s obligations under this paragraph shall survive the termination of the Revolving Credit Commitment and the repayment of all other Obligations hereunder.

Pricing Grid

Level	Adjusted Debt to EBITDAR Ratio	Applicable Base Rate Margin	Applicable LIBOR Rate Margin
I	Greater than or equal to 5.00 to 1.00	3.000%	4.000%
II	Greater than or equal to 4.50 to 1.00 but less than 5.00 to 1.00	2.750%	3.750%
III	Greater than or equal to 4.00 to 1.00 but less than 4.50 to 1.00	2.500%	3.500%
IV	Greater than or equal to 3.50 to 1.00 but less than 4.00 to 1.00	2.250%	3.250%
V	Less than 3.50 to 1.00	2.000%	3.000%

(d) Default Rate. Subject to Section 12.3, (i) immediately upon the occurrence of and during the continuance of an Event of Default under Section 12.1(a), 12.1(b), 12.1(j) and 12.1(k), and (ii) at the election of the Required Lenders, upon the occurrence and during the continuance of any other Event of Default, (A) the Borrower shall no longer have the option to request LIBOR Rate Loans or Swingline Loans, (B) all outstanding LIBOR Rate Loans shall bear interest at a rate per annum of two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to LIBOR Rate Loans until the end of the applicable Interest Period and thereafter at a rate equal to two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Base Rate Loans, and (C) all outstanding Base Rate Loans and other Obligations arising hereunder or under any other Loan Document shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Base Rate Loans or such other Obligations arising hereunder or under any other Loan Document. Interest shall continue to accrue on the Obligations after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state, federal or foreign.

(e) Interest Payment and Computation. Interest on each Base Rate Loan shall be payable in arrears on the last Business Day of each calendar quarter commencing with the quarter ending December 31, 2011 and interest on each LIBOR Rate Loan shall be payable on the last day of each Interest Period applicable thereto, and if such Interest Period extends over three (3) months, at the end of each three (3) month interval during such Interest Period. Interest on LIBOR Rate Loans and all fees payable hereunder shall be computed on the basis of a 360-day year and assessed for the actual number of days elapsed and interest on Base Rate Loans shall be computed on the basis of a 365/366-day year and assessed for the actual number of days elapsed.

(f) Maximum Rate. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest under this Agreement charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at the Administrative Agent’s option (i) promptly refund to the Borrower any interest received by the Lenders in excess of the maximum lawful rate or (ii) apply such excess to the principal balance of the Obligations on a pro rata basis. It is the intent hereof that the Borrower not pay or contract to pay, and that neither the Administrative Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrower under Applicable Law.

Section 5.2 Notice and Manner of Conversion or Continuation of Loans. Provided that no Default or Event of Default has occurred and is then continuing, the Borrower shall have the option to (a) convert at any time following the third Business Day after the Closing Date all or any portion of any outstanding Base Rate Loans (other than Swingline Loans) in a principal amount equal to $1,000,000 or any whole multiple of $500,000 in excess thereof into one or more LIBOR Rate Loans and (b) upon the expiration of any Interest Period, (i) convert all or any part of its outstanding LIBOR Rate Loans in a principal amount equal to $1,000,000 or a whole multiple of $500,000 in excess thereof into Base Rate Loans (other than Swingline Loans) or (ii) continue such LIBOR Rate Loans as LIBOR Rate Loans. Whenever the Borrower desires to convert or continue Loans as provided above, the Borrower shall give the Administrative Agent irrevocable prior written notice in the form attached as Exhibit E (a “Notice of Conversion/Continuation”) not later than 11:00 a.m. (Charlotte time) three (3) Business Days before the day on which a proposed conversion or continuation of such Loan is to be effective specifying (A) the Loans to be converted or continued, and, in the case of any LIBOR Rate Loan to be converted or continued, the last day of the Interest Period therefor, (B) the effective date of such conversion or continuation (which shall be a Business Day), (C) the principal amount of such Loans to be converted or continued, and (D) the Interest Period to be applicable to such converted or continued LIBOR Rate Loan. The Administrative Agent shall promptly notify the Lenders of such Notice of Conversion/Continuation. LIBOR Rate Loans shall be converted to Base Rate Loans upon the expiration of the applicable Interest Period unless the Administrative Agent shall have received a Notice of Conversion/Continuation pursuant to the above.

Section 5.3 Fees.

(a) Commitment Fee. Commencing on the Closing Date, subject to Section 5.14, the Borrower shall pay to the Administrative Agent, for the account of the Lenders, a non-refundable commitment fee at a rate per annum equal to the applicable rate based upon the table set forth below (the “Commitment Fee Rate”) on the aggregate average daily unused portion of the Revolving Credit Commitment (other than the Defaulting Lenders’, if any); provided, that the amount of outstanding Swingline Loans shall not be considered usage of the Revolving Credit Commitment for the purpose of calculating such commitment fee (other than with respect to calculating any commitment fee due to the Swingline Lender in which case, the full Swingline Commitment shall be deemed usage of the Revolving Credit Commitment). The commitment fee shall be payable in arrears on the last Business Day of each calendar quarter during the term of this Agreement commencing on the first such date following the Closing Date, and on the Revolving Credit Maturity Date. Such commitment fee shall be distributed by the Administrative Agent to the Lenders (other than any Defaulting Lender) pro rata in accordance with the Lenders’ respective Revolving Credit Commitment Percentages. The Commitment Fee Rate shall be based upon the table set forth below and shall be determined and adjusted quarterly on each Calculation Date; provided, however, that (i) the initial Commitment Fee Rate shall be based on Pricing Level III (as shown below) and shall remain at Pricing Level III until the first Calculation Date following the first full Fiscal Quarter occurring after the Closing Date and thereafter the Pricing Level shall be determined by reference to the Adjusted Debt to EBITDAR Ratio as of the last day of the most recently ended Fiscal Quarter of the Borrower preceding the applicable Calculation Date, and (ii) if the Borrower fails to provide the Officer’s Compliance Certificate as required by Section 8.2 for the most recently ended Fiscal Quarter of the Borrower preceding the applicable Calculation Date, the Commitment Fee Rate from such Calculation Date shall be based on Pricing Level I (as shown below) until such time as an appropriate Officer’s Compliance Certificate is provided, at which time the Pricing Level shall be determined by reference to the Adjusted Debt to EBITDAR Ratio as of the last day of the most recently ended Fiscal Quarter of the Borrower preceding such Calculation Date. Subject to Sections 5.3(a)(i) and (ii) in the preceding sentence, the Commitment Fee Rate shall be effective from one Calculation Date until the next Calculation Date.

Pricing Level	Adjusted Debt to EBITDAR Ratio	Commitment Fee Rate
I	Greater than or equal to 5.00 to 1.00	0.750%
II	Greater than or equal to 4.50 to 1.00, but less than 5.00 to 1.00	0.750%
III	Greater than or equal to 4.00 to 1.0, but less than 4.50 to 1.00	0.625%
IV	Greater than or equal to 3.50 to 1.00 but less than 4.00 to 1.00	0.500%
V	Less than 3.50 to 1.00	0.375%

(b) Upfront Fees. On the Closing Date, the Borrower shall pay to the Administrative Agent, for the account of the Lenders, Upfront Fees as provided in that certain commitment letter between the Borrower and the Administrative Agent dated as of August 5, 2011 (the “Commitment Letter”).

(c) Administrative Agent’s and Other Fees. In order to compensate the Administrative Agent for structuring and syndicating the Loans and for its obligations hereunder, the Borrower agrees to pay to the Administrative Agent, for its account (and, in the case of the other lead arrangers with respect to applicable arrangement fees, for their respective accounts), the administrative fee and other fees set forth in the Commitment Letter and any other fee letters between the lead arrangers and the Borrower.

Section 5.4 Manner of Payment.

(a) Sharing of Payments. Each payment by the Borrower on account of the principal of or interest on the Loans or of any fee, commission or other amounts (including the Reimbursement Obligation) payable to the Lenders under this Agreement or any other Loan Document shall be made not later than 1:00 p.m. (Charlotte time) on the date specified for payment under this Agreement to the Administrative Agent at the Administrative Agent’s Office for the account of the Lenders (other than as set forth below) pro rata in accordance with their respective Revolving Credit Commitment Percentages (except as specified below), in Dollars, in immediately available funds and shall be made without any setoff, counterclaim or deduction whatsoever. Any payment received after such time but before 2:00 p.m. (Charlotte time) on such day shall be deemed a payment on such date for the purposes of Section 12.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 2:00 p.m. (Charlotte time) shall be deemed to have been made on the next succeeding Business Day for all purposes. Upon receipt by the Administrative Agent of each such payment, the Administrative Agent shall distribute to each Lender at its address for notices set forth herein its pro rata share of such payment in accordance with such Lender’s Revolving Credit Commitment Percentage (except as specified below) and shall wire advice of the amount of such credit to each Lender. Each payment to the Administrative Agent of the Issuing Lender’s fees or L/C Participants’ commissions shall be made in like manner, but for the account of the Issuing Lender or the L/C Participants, as the case may be. Each payment to the Administrative Agent of

Administrative Agent’s fees or expenses shall be made for the account of the Administrative Agent and any amount payable to any Lender under Sections 5.8, 5.9, 5.10, 5.11 or 14.2 shall be paid to the Administrative Agent for the account of the applicable Lender. Subject to Section 5.1(b)(ii), if any payment under this Agreement shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment.

(b) Defaulting Lenders. Notwithstanding the foregoing clause (a), if there exists a Defaulting Lender each payment by the Borrower to such Defaulting Lender hereunder shall be applied in accordance with Section 5.14(b).

Section 5.5 Crediting of Payments and Proceeds. In the event that the Obligations have been accelerated pursuant to Section 12.2 or the Administrative Agent or any Lender has exercised any remedy set forth in this Agreement or any other Loan Document, all payments received by the Lenders upon the Secured Obligations and all net proceeds from the enforcement of the Secured Obligations shall be applied:

First, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such, the Issuing Lender in its capacity as such and the Swingline Lender in its capacity as such, ratably among the Administrative Agent, the Issuing Lender and Swingline Lender in proportion to the respective amounts described in this clause First payable to them;

Second, to payment of that portion of the Secured Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders under the Loan Documents, including attorney fees, ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Secured Obligations constituting accrued and unpaid interest on the Loans and Reimbursement Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans, Reimbursement Obligations and payment obligations then owing under Secured Hedge Agreements and Secured Cash Management Agreements, ratably among the Lenders, the Issuing Lender, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the Issuing Lender, to Cash Collateralize any L/C Obligations then outstanding; and

Last, the balance, if any, after all of the Secured Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Applicable Law.

Notwithstanding the foregoing, Secured Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article XIII for itself and its Affiliates as if a “Lender” party hereto.

Section 5.6 Adjustments. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations (other than pursuant to Sections 5.9, 5.10, 5.11 or 14.2 hereof) greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(a) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and

(b) the provisions of this paragraph shall not be construed to apply to (i) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (ii) the application of Cash Collateral provided for in Section 5.14 or (iii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Swingline Loans and Letters of Credit to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Credit Party in the amount of such participation.

Section 5.7 Obligations of Lenders.

(a) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.3(b) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the daily average Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(b) Nature of Obligations of Lenders Regarding Extensions of Credit. The obligations of the Lenders under this Agreement to make the Loans and issue or participate in Letters of Credit are several and are not joint or joint and several. The failure of any Lender to make available its Commitment Percentage of any Loan requested by the Borrower shall not relieve it or any other Lender of its obligation, if any, hereunder to make its Commitment Percentage of such Loan available on the borrowing date, but no Lender shall be responsible for the failure of any other Lender to make its Commitment Percentage of such Loan available on the borrowing date.

Section 5.8 Changed Circumstances.

(a) Circumstances Affecting LIBOR Rate Availability. In connection with any request for a LIBOR Rate Loan or a Base Rate Loan as to which the interest rate is determined with reference to LIBOR or a conversion to or continuation thereof, if for any reason (i) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such Loan, (ii) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for the ascertaining the LIBOR Rate for such Interest Period with respect to a proposed LIBOR Rate Loan or any Base Rate Loan as to which the interest rate is determined with reference to LIBOR or (iii) the Required Lenders shall determine (which determination shall be conclusive and binding absent manifest error) that the LIBOR Rate does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans during such Interest Period, then the Administrative Agent shall promptly give notice thereof to the Borrower. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, the obligation of the Lenders to make LIBOR Rate Loans or Base Rate Loan as to which the interest rate is determined with reference to LIBOR and the right of the Borrower to convert any Loan to or continue any Loan as a LIBOR Rate Loan or a Base Rate Loan as to which the interest rate is determined with reference to LIBOR shall be suspended, and (i) in the case of LIBOR Rate Loans, the Borrower shall either (A) repay in full (or cause to be repaid in full) the then outstanding principal amount of each such LIBOR Rate Loan together with accrued interest thereon (subject to Section 5.1(e)), on the last day of the then current Interest Period applicable to such LIBOR Rate Loan; or (B) convert the then outstanding principal amount of each such LIBOR Rate Loan to a Base Rate Loan as to which the interest rate is not determined by reference to LIBOR as of the last day of such Interest Period; or (ii) in the case of Base Rate Loans as to which the interest rate is determined by reference to LIBOR, the Borrower shall convert the then outstanding principal amount of each such Loan to a Base Rate Loan as to which the interest rate is not determined by reference to LIBOR as of the last day of such Interest Period.

(b) Laws Affecting LIBOR Rate Availability. If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any LIBOR Rate Loan or any Base Rate Loan as to which the interest rate is determined with reference to the LIBOR Rate, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrower and the other Lenders. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, (i) the obligations of the Lenders to make LIBOR Rate Loans and Base Rate Loans as to which the interest rate is determined with reference to the LIBOR Rate and the right of the Borrower to convert any Loan to a LIBOR Rate Loan or continue any Loan as a LIBOR Rate Loan or a Base Rate Loan as to which the interest rate is determined with reference to the LIBOR Rate shall be suspended and thereafter the Borrower may select only Base Rate Loans (as to which the interest rates shall be calculated pursuant to clauses (a) and (b) of the definition of “Base Rate”) hereunder, and (ii) if any of the Lenders may not lawfully continue to maintain a LIBOR Rate Loan or any Base Rate Loan as to which the interest rate is determined with reference to the LIBOR Rate to the end of the then current Interest Period applicable thereto, the applicable Loan shall immediately be converted to a Base Rate Loan (as to which the interest rates shall be calculated pursuant to clauses (a) and (b) of the definition of “Base Rate”) for the remainder of such Interest Period.

Section 5.9 Indemnity. The Borrower hereby indemnifies each of the Lenders against any loss or expense (including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain a LIBOR Rate Loan or from fees payable to terminate the deposits from which such funds were obtained) which may arise or be attributable to each Lender’s obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Loan (a) as a consequence of any failure by the Borrower to make any payment when due of any amount due hereunder in connection with a LIBOR Rate Loan, (b) due to any failure of the Borrower to borrow, continue or convert on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation or (c) due to any payment, prepayment or conversion of any LIBOR Rate Loan on a date other than the last day of the Interest Period therefor. The amount of such loss or expense shall be determined, in the applicable Lender’s sole discretion, based upon the assumption that such Lender funded its Revolving Credit Commitment Percentage of the LIBOR Rate Loans in the London interbank market and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical. A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error.

Section 5.10 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate) or the Issuing Lender;

(ii) subject any Lender, the Administrative Agent or the Issuing Bank to any Tax (other than taxes described in (c) or (d) of the definition of Excluded Taxes) of any kind whatsoever on or with respect to its loans, loan principal, letters of credit, commitments or other obligations, or, its deposits, reserves, other liabilities or capital attributable thereto or change the basis of taxation of payments to such Lender, the Administrative Agent or the Issuing Bank in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 5.11 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender, the Administrative Agent or the Issuing Bank); or

(iii) impose on any Lender or the Issuing Lender or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting into, continuing or maintaining any LIBOR Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the Issuing Lender of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Lender hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender or the Issuing Lender, the Borrower shall promptly pay to any such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the Issuing Lender determines that any Change in Law affecting such Lender or the Issuing Lender or any lending office of such Lender or such Lender’s or the Issuing Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Revolving Credit Commitment of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy), then from time to time upon written request of such Lender or such Issuing Lender the Borrower shall promptly pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or the Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or the Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within fifteen (15) days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Lender pursuant to this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender or the Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Lender’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 5.11 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Credit Party hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required by Applicable Law to deduct or withhold any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Credit Parties shall make such deductions and (iii) the Credit Parties shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of paragraph (a) above, the Credit Parties shall timely pay any Other Taxes (other than Excluded Taxes) to the relevant Governmental Authority in accordance with Applicable Law.

(c) Indemnification by the Borrower. The Credit Parties shall jointly and severally indemnify the Administrative Agent, each Lender and the Issuing Lender, within thirty (30) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by, withheld or deducted on payments to the Administrative Agent, such Lender or the Issuing Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Lender, shall be conclusive absent manifest error. The Credit Parties shall jointly and severally also indemnify the Administrative Agent, within ten (10) days after demand therefor, for any amount which a Lender or the Issuing Lender for any reason fails to pay indefeasibly to the Administrative Agent as required by paragraph (g) below; provided that, such Lender or the Issuing Lender, as the case may be, shall indemnify the Credit Parties to the extent of any payment the Credit Parties make to the Administrative Agent pursuant to this sentence. In addition, the Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Lender, within ten (10) days after demand therefor, for any incremental Taxes that may become payable by such Administrative Agent, Lender (or its beneficial owners) or Issuing Lender as a result of any failure of any Credit Party to pay any Taxes when due to the appropriate Governmental Authority or to deliver to such Administrative Agent, pursuant to clause (d), documentation evidencing the payment of Taxes.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders. (i) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax; (ii) any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup or other withholding or information reporting requirements. Without limiting the generality of the foregoing, in the event that the Borrower is a resident for tax purposes in the United States, any

Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(A) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(B) duly completed copies of Internal Revenue Service Form W-8ECI,

(C) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(D) any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower to determine the withholding or deduction required to be made.

If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender fails to comply with any requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall (A) enter into such agreements with the IRS as necessary to establish an exemption from withholding under FATCA; (B) comply with any certification, documentation, information, reporting or other requirement necessary to establish an exemption from withholding under FATCA; (C) provide any documentation reasonably requested by the Borrower or the Administrative Agent sufficient for the Administrative Agent and the Borrower to comply with their respective obligations, if any, under FATCA and to determine that such Lender has complied such applicable requirements; and (D) provide a certification signed by the chief financial officer, principal accounting officer, treasurer or controller of such Lender certifying that such Lender has complied with any necessary requirements to establish an exemption from withholding under FATCA. To the extent that the relevant documentation provided pursuant to this paragraph is rendered obsolete or inaccurate in any material respect as a result of changes in circumstances with respect to the status of a Lender or Issuing Lender, such Lender or Issuing Lender shall, to the extent permitted by Applicable Law, deliver to the Borrower and the Administrative Agent revised and/or updated documentation sufficient for the Borrower and the Administrative Agent to confirm such Lender’s or such Issuing Lender’s compliance with their respective obligations under FATCA.

(f) Treatment of Certain Refunds. If the Administrative Agent, a Lender or the Issuing Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the

Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the Issuing Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent, such Lender or the Issuing Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the Issuing Lender in the event the Administrative Agent, such Lender or the Issuing Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the Administrative Agent, the Issuing Lender or any Lender be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the Administrative Agent, Issuing Lender or Lender in a less favorable net after-Tax position than the Administrative Agent, Issuing Lender or Lender would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require the Administrative Agent, any Lender or the Issuing Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person

(g) Indemnification of the Administrative Agent. Each Lender and the Issuing Lender shall indemnify the Administrative Agent within ten (10) days after demand therefor, for the full amount of any Excluded Taxes attributable to such Lender or Issuing Lender that are payable or paid by the Administrative Agent, and reasonable expenses arising therefrom or with respect thereto, whether or not such Excluded Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender and the Issuing Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the Issuing Lender, as the case may be, under any Loan Document against any amount due to the Administrative Agent under this paragraph (g). The agreements in paragraph (g) shall survive the resignation and/or replacement of the Administrative Agent.

(h) Survival. Without prejudice to the survival of any other agreement of any Credit Party hereunder, the agreements and obligations of the Credit Parties contained in this Section shall survive the replacement of the Administrative Agent, the payment, discharge or satisfaction in full of the Obligations and the termination of the Commitments.

Section 5.12 Security. The Obligations of the Borrower and the Subsidiary Guaranteed Obligations shall be secured as provided in the Security Documents.

Section 5.13 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 5.10, or requires the Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.11, then such

Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.10 or Section 5.11, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 5.10, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.11, or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 14.10), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 14.10,

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 5.9) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts),

(iii) in the case of any such assignment resulting from a claim for compensation under Section 5.10 or payments required to be made pursuant to Section 5.11, such assignment will result in a reduction in such compensation or payments thereafter, and

(iv) such assignment does not conflict with Applicable Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 5.14 Cash Collateral. At any time that there shall exist a Defaulting Lender, within two Business Days following the written request of the Administrative Agent or the Issuing Lender (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize the Fronting Exposure of the Issuing Lender, with respect to such Defaulting Lender (determined after giving effect to Section 5.15(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(a) Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Lender, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations, to be applied pursuant to subsection (b) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Lender as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(b) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 5.14 or Section 5.15 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Fronting Exposure of the Issuing Lender shall no longer be required to be held as Cash Collateral pursuant to this Section 5.14 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and the Issuing Lender that there exists excess Cash Collateral; provided that, subject to Section 5.15, the Person providing Cash Collateral, the Issuing Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations.

Section 5.15 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article XII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 14.3 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Lender or the Swingline Lender hereunder; third, to Cash Collateralize the Fronting Exposure of the Issuing Lender with respect to such Defaulting Lender in accordance with Section 5.14; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan or funded participation in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (A) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans and funded participations under this Agreement and (B) Cash Collateralize the Issuing Lender’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 5.14; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lender or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lender or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (1) such payment is a payment of the principal amount of any Loans or funded participations in Letters of Credit or Swingline Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (2) such Loans were made or the related Letters of Credit or Swingline Loans were issued at a time when the conditions set forth in Section 6.3 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and funded participations in Letters of Credit or Swingline Loans owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or funded participations in Letters of Credit or Swingline Loans owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Revolving Credit Commitments under the applicable Revolving Credit Facility without giving effect to Section 5.15(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 5.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive letter of credit commissions pursuant to Section 3.3 for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Revolving Credit Commitment Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 5.14.

(C) With respect to any letter of credit commission not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Borrower shall (1) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (2) pay to each Issuing Lender and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lender’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Credit Commitment Percentages (calculated without regard to such Defaulting Lender’s Revolving Credit Commitment) but only to the extent that (x) the conditions set forth in Section 6.3 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, repay Swingline Loans in an amount equal to the Swingline Lenders’ Fronting Exposure and (y) second, Cash Collateralize the Issuing Lender’s Fronting Exposure in accordance with the procedures set forth in Section 5.14.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Issuing Lender and the Swingline Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the Commitments under the applicable Facility (without giving effect to Section 5.15(a)(iv), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) no Issuing Lender shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

ARTICLE VI

CLOSING; CONDITIONS OF CLOSING AND BORROWING

Section 6.1 Closing. The closing shall take place at the offices of Winston & Strawn LLP at 10:00 a.m. on October 17, 2011 or at such other place, and on such other date and time as the parties hereto shall mutually agree.

Section 6.2 Conditions to Closing and Initial Extensions of Credit. The obligation of the Lenders to close this Agreement and to make the initial Loan or issue or participate in the initial Letter of Credit, if any, is subject to the satisfaction of each of the following conditions:

(a) Executed Loan Documents. This Agreement, the Revolving Credit Notes (if requested by any Lender), the Swingline Note (if requested by the Swingline Lender), the Security Documents (including, without limitation, the amendments or modifications to each Mortgage and each new Mortgage), the Intercreditor and Subordination Agreement, together with any other applicable Loan Documents, shall have been duly authorized, executed and delivered to the Administrative Agent by the parties thereto, shall be in full force and effect and no Default or Event of Default shall exist thereunder, and the Borrower shall have delivered original counterparts thereof to the Administrative Agent.

(b) Closing Certificates; etc.

(i) Officer’s Certificate of the Borrower. The Administrative Agent shall have received a certificate from a Responsible Officer, in form and substance satisfactory to the Administrative Agent, to the effect that all representations and warranties of the Borrower and its Subsidiaries contained in this Agreement and the other Loan Documents are true, correct and complete; that neither the Borrower nor any of its Subsidiaries is in violation of any of the covenants contained in this Agreement and the other Loan Documents; that, after giving effect to the transactions contemplated by this Agreement, no Default or Event of Default has occurred and is continuing; and that the Borrower and its Subsidiaries have satisfied each of the closing conditions.

(ii) Certificate of Secretary of the Borrower and each of the Subsidiary Guarantors. The Administrative Agent shall have received a certificate of the secretary or assistant secretary of the Borrower and each of the Subsidiary Guarantors certifying as to the incumbency and genuineness of the signature of each officer of the Borrower or such Subsidiary Guarantor executing the Loan Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of (A) the articles of incorporation or other organizational document of the Borrower or such Subsidiary Guarantor and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation, (B) the bylaws or other operative document of the Borrower or such Subsidiary Guarantor as in effect on the date of such certifications, (C) resolutions duly adopted by the Board of Directors or other governing body of the Borrower or such Subsidiary Guarantor authorizing the borrowings contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, and (D) each certificate required to be delivered pursuant to Section 6.2(b)(iii).

(iii) Certificates of Good Standing. The Administrative Agent shall have received long-form certificates as of a recent date of the good standing of the Borrower and each Subsidiary Guarantor under the laws of its respective jurisdiction of organization and, to the extent requested by the Administrative Agent, each other jurisdiction where the Borrower and each of the Subsidiary Guarantors is qualified to do business and a certificate of the relevant taxing authorities of such jurisdictions certifying that such Person has filed required tax returns and owes no delinquent taxes.

(iv) Opinions of Counsel. The Administrative Agent shall have received favorable opinions of counsel to the Borrower and the Subsidiary Guarantors, including local counsel opinions, addressed to the Administrative Agent and the Lenders with respect to the Borrower, the Subsidiary Guarantors, real estate collateral matters, the Loan Documents and such other matters as the Lenders shall request.

(v) Tax Forms. The Administrative Agent shall have received copies of the United States Internal Revenue Service forms required by Section 5.11(e) hereof.

(c) Collateral.

(i) Filings and Recordings. All filings and recordations that are necessary to perfect the security interests of the Lenders in the collateral described in the Security Documents, including, without limitation, the amendments and modifications to the Mortgages, shall have been received by the Administrative Agent and the Administrative Agent shall have received evidence satisfactory thereto that upon such filings and recordations such security interests constitute valid and perfected first priority Liens therein, subject only to Permitted Liens.

(ii) Pledged Collateral. The Administrative Agent shall have received (A) original stock certificates or other certificates evidencing the capital stock or other ownership interests pledged pursuant to the Collateral Agreement, together with an undated stock power for each such certificate duly executed in blank by the registered owner thereof and (B) each original promissory note pledged pursuant to the Collateral Agreement.

(iii) Lien Searches. The Administrative Agent shall have received the results of Lien searches ordered by the Administrative Agent (including searches as to UCC lien filings, judgments, pending litigation, tax, bankruptcy and intellectual property matters), in form and substance reasonably satisfactory thereto, made against the Credit Parties under the Uniform Commercial Code (or applicable judicial docket) as in effect in each jurisdiction in which filings or recordations under the Uniform Commercial Code should be made to evidence or perfect security interests in all assets of such Credit Party, indicating among other things that the assets of each such Credit Party are free and clear of any Lien (except for Permitted Liens).

(iv) Hazard and Liability Insurance. The Administrative Agent shall have received certificates of insurance, evidence of payment of all insurance premiums for the current policy year of each, and, if requested by the Administrative Agent, copies (certified by a Responsible Officer) of insurance policies in the form required under the Security Documents and otherwise in form and substance reasonably satisfactory to the Administrative Agent.

(v) Real Property Documentation. The Administrative Agent shall have received each new Mortgage, each requested amendment/ modification to the existing Mortgages, any and all certificates, documents and information reasonably requested by Administrative Agent or the Lenders on the parcels of real property subject to the Mortgages, including, without limitation, title insurance, title exceptions, matters relating to flood hazard properties, surveys, engineering and structural reports, permanent certificates of occupancy and evidence of zoning compliance, each in form and substance reasonably satisfactory to the Administrative Agent. With respect to each parcel of real property already subject to Mortgages, the Administrative Agent shall have received such endorsements to title insurance policies as may be requested by the Administrative Agent, such title policy endorsements to be in form and substance satisfactory to the Administrative Agent.

(vi) Intellectual Property Security Agreements. The Administrative Agent shall have received duly executed intellectual property security agreements.

(d) Consents; Defaults.

(i) Governmental and Third Party Approvals. The Borrower shall have obtained all necessary approvals, authorizations and consents of any Person and of all Governmental Authorities and courts having jurisdiction with respect to the transactions contemplated by this Agreement and the other Loan Documents.

(ii) No Injunction, Etc. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement, the other Loan Documents or the consummation of the transactions contemplated hereby or thereby, or which, in the Administrative Agent’s sole discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement and such other Loan Documents.

(iii) No Event of Default. No Default or Event of Default shall have occurred and be continuing.

(e) Financial Matters.

(i) Financial Statements. The Administrative Agent shall have received the most recent audited Consolidated financial statements of the Borrower and its Subsidiaries, all in form and substance satisfactory to the Administrative Agent and prepared in accordance with GAAP.

(ii) Financial Projections. The Administrative Agent shall have received pro forma Consolidated financial statements for the Borrower and its

Subsidiaries, and projections prepared by management of the Borrower, of balance sheets, income statements and cash flow statements on an annual basis for each year following the Closing Date during the term of the Credit Facility (and which will not be inconsistent with information provided to the Administrative Agent prior to the delivery of the Commitment Letter). Without limiting the generality of the foregoing, and provided that the Sale-Leaseback Transaction has closed on or before the Closing Date, such pro forma Consolidated financial statements may account for and include assumptions with respect to the Sale-Leaseback Transaction and the Permitted Note Redemption, which assumptions shall be reasonably acceptable to the Administrative Agent.

(iii) Financial Condition Certificate. The Borrower shall have delivered to the Administrative Agent a certificate, in form and substance satisfactory to the Administrative Agent, and certified as accurate by a Responsible Officer, that (A) the Borrower and each of its Subsidiaries are each Solvent, (B) the Borrower’s and its Subsidiaries’ payables are current and not past due in any material respect, (C) attached thereto are calculations evidencing compliance on a pro forma basis with the covenants contained in Article X hereof, (D) the financial projections previously delivered to the Administrative Agent represent the good faith estimates (utilizing reasonable assumptions) of the financial condition and operations of the Borrower and its Subsidiaries and (E) attached thereto is a calculation of the Applicable Margin pursuant to Section 5.1(c).

(iv) Payment at Closing; Fee Letters. The Borrower shall have paid to the Administrative Agent, the joint lead arrangers and the Lenders the fees set forth or referenced in Section 5.3 and any other accrued and unpaid fees or commissions due hereunder (including, without limitation, legal fees and expenses) and to any other Person such amount as may be due thereto in connection with the transactions contemplated hereby, including all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents.

(f) Miscellaneous.

(i) Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing, as applicable, from the Borrower in accordance with Section 2.3(a), and a Notice of Account Designation specifying the account or accounts to which the proceeds of any Loans made after the Closing Date are to be disbursed.

(ii) Existing Debt. All Debt of the Borrower and its Subsidiaries, other than Debt permitted pursuant to Section 11.1 and the Existing Letters of Credit, shall be repaid in full and terminated and all security therefor released.

(iii) Due Diligence and Other Documents. The Administrative Agent shall have completed, to its satisfaction, all legal, tax, business and other due diligence with respect to the business, assets, liabilities, operations and condition (financial or otherwise) of the Borrower and its Subsidiaries in scope and determination satisfactory to the Administrative Agent in its sole discretion. All opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Administrative Agent. The Administrative Agent shall have received copies of all other documents, certificates and instruments reasonably requested thereby, with respect to the transactions contemplated by this Agreement.

(g) Amendment to Intercompany Loan. The Administrative Agent shall have received executed versions of an amendment to the Intercompany Loan (i) extending the maturity date thereof to at least April 18, 2017 and (ii) otherwise in form and substance satisfactory to the Administrative Agent.

(h) Repayment and Assignment of Certain Amounts Outstanding under Existing Credit Agreement. On the Closing Date, (i) all outstanding loans under the Existing Credit Agreement (the “Existing Loans”) made by any Existing Lender who is not a Lender hereunder shall be assigned in full to the Administrative Agent (or such new Lender as the Administrative Agent may direct) and the commitments and other obligations and rights (except as expressly set forth in the Existing Credit Agreement) of such Existing Lender shall be terminated, (ii) all outstanding Existing Loans not being assigned under clause (i) above shall be deemed Revolving Credit Loans hereunder and the Administrative Agent shall make such transfers of funds as are necessary in order that the outstanding balance of such Revolving Credit Loans together with any Revolving Credit Loans funded on the Closing Date, are in accordance with the Revolving Credit Commitment Percentage of the Lenders hereunder, (iii) there shall have been paid in cash in full all accrued but unpaid interest due on the Existing Loans on the Closing Date, (iv) there shall have been paid in cash in full all accrued but unpaid fees under the Existing Credit Agreement due to the Existing Lenders and all other amounts, costs and expenses then owing to any of the Existing Lenders and/or Wells Fargo, as administrative agent under the Existing Credit Agreement, (v) all outstanding Letters of Credit under the Existing Credit Agreement shall be Letters of Credit hereunder and (vi) all outstanding promissory notes issued by the Borrower to the Existing Lenders under the Existing Credit Agreement shall be promptly returned to the Borrower for cancellation.

(i) No Material Adverse Change. No material adverse change or Material Adverse Effect shall have occurred in the business, operations, financial condition, liabilities (whether actual or contingent) or properties of the Borrower and its Subsidiaries, taken as a whole, since December 26, 2010.

(j) Patriot Act. The Borrower and each of the Subsidiary Guarantors shall have provided to the Administrative Agent and the Lenders the documentation and other information requested by the Administrative Agent in order to comply with requirements of the Act and other applicable “Know Your Customer” and anti-laundering rules and regulations.

(k) Sale-Leaseback Transaction. The Sale-Leaseback Transaction shall have been consummated and the Borrower shall have received cash proceeds in the approximate amount of $100,000,000.

(l) Permitted Notes Redemption Documents. The Administrative Agent shall have received, in form and substance satisfactory to it, (i) a certificate from a Responsible Officer of the Borrower certifying to the Bond Trustee that all conditions precedent relating to the Permitted Notes Redemption in the Senior Subordinated Notes Indenture have been satisfied, and requesting that the Bond Trustee deliver a notice of redemption to the holders of the Senior Subordinated Notes, (ii) a confirmation of receipt of the redemption deposit from the Bond Trustee addressed to the Borrower, (iii) a notice of redemption from the Bond Trustee to the holders of the Senior Subordinated Notes calling for the Permitted Notes Redemption to occur on November 16, 2011, and (iv) an opinion of counsel to the Borrower addressed to the Bonds Trustee that all conditions to the redemption of the Senior Subordinated Notes have been complied with.

Section 6.3 Conditions to All Extensions of Credit. The obligations of the Lenders to make any Extensions of Credit (including the initial Extension of Credit), convert or continue any Loan and/or the Issuing Lender to issue or extend any Letter of Credit are subject to the satisfaction of the following conditions precedent on the relevant borrowing, continuation, conversion, issuance or extension date:

(a) Continuation of Representations and Warranties. The representations and warranties contained in Article VII shall be true and correct in all material respects, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects on and as of such borrowing, continuation, conversion, issuance or extension date with the same effect as if made on and as of such date, except for any representation and warranty made as of an earlier date, which representation and warranty shall remain true and correct in all material respects, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects as of such earlier date.

(b) No Existing Default. No Default or Event of Default shall have occurred and be continuing (i) on the borrowing, continuation or conversion date with respect to such Loan or after giving effect to the Loans to be made, continued or converted on such date or (ii) on the issuance or extension date with respect to such Letter of Credit or after giving effect to the issuance or extension of such Letter of Credit on such date.

(c) Notices. The Administrative Agent shall have received a Notice of Borrowing or Notice of Conversion/Continuation, as applicable, from the Borrower in accordance with Section 2.3(a) or Section 5.2.

(d) Additional Documents. The Administrative Agent shall have received each additional document, instrument, legal opinion or other item reasonably requested by it.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF THE BORROWER

Section 7.1 Representations and Warranties. To induce the Administrative Agent and Lenders to enter into this Agreement and to induce the Lenders to make Extensions of Credit, the Borrower and its Subsidiaries hereby represent and warrant to the Administrative Agent and Lenders both before and after giving effect to the transactions contemplated hereunder that:

(a) Organization; Power; Qualification. Each of the Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, has the power and authority to own its properties and to carry on its business as now being and hereafter proposed to be conducted and is duly qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization, except to the extent that the failure to so qualify or be in good standing could not, in the aggregate, reasonably be expected to have a Material Adverse Effect. The jurisdictions in which the Borrower and its Subsidiaries are organized and qualified to do business as of the Closing Date are described on Schedule 7.1(a).

(b) Ownership. Each Subsidiary of the Borrower as of the Closing Date is listed on Schedule 7.1(b). As of the Closing Date, the capitalization of the Borrower and its Subsidiaries consists of the number of shares, authorized, issued and outstanding, of such classes and series, with or without par value, membership interests, or other ownership interests described on Schedule 7.1(b). All outstanding shares or other ownership interests of the Borrower and its Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable, with no personal liability attaching to the ownership thereof, and not subject to any preemptive or similar rights. The equityholders of the Subsidiaries of the Borrower and the number of shares or other ownership units owned by each as of the Closing Date are described on Schedule 7.1(b). As of the Closing Date, there are no outstanding stock purchase warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever, which are convertible into, exchangeable for or otherwise provide for or permit the issuance of capital stock, membership interests or other ownership interests of the Borrower or its Subsidiaries, except as described on Schedule 7.1(b).

(c) Authorization of Agreement, Loan Documents and Borrowing. Each of the Borrower and its Subsidiaries has the right, power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of this Agreement and each of the other Loan Documents to which it is a party in accordance with their respective terms. This Agreement and each of the other Loan Documents have been duly executed and delivered by the duly authorized officers of the Borrower and each of its Subsidiaries party thereto, and each such document constitutes the legal, valid and binding obligation of the Borrower or its Subsidiary party thereto, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies.

(d) Compliance of Agreement, Loan Documents and Borrowing with Laws, Etc. The execution, delivery and performance by the Borrower and its Subsidiaries of the Loan Documents to which each such Person is a party, in accordance with their respective terms, the Extensions of Credit hereunder and the transactions contemplated hereby do not and will not, by the passage of time, the giving of notice or otherwise, (i) require any Governmental Approval or violate any Applicable Law relating to the Borrower or any of its Subsidiaries, (ii) conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws or other organizational documents of the Borrower or any of its Subsidiaries or, except as could not reasonably be expected to result in a Material Adverse Effect, any indenture, agreement or other instrument to which such Person is a party or by which any of its properties may be bound or any Governmental Approval relating to such Person, (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Person other than Liens arising under the Loan Documents or (iv) require any consent or authorization of, filing with, or other act in respect of, an arbitrator or Governmental Authority and no consent of any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement except, in each case, (A) as may be required by laws affecting the offering and sale of securities generally, (B) filings with the United States Copyright Office and/or the United States Patent and Trademark Office, (C) filings under the UCC and recording of the Mortgages and (D) those notices, consents and authorizations which have been obtained prior to the Closing Date.

(e) Compliance with Law; Governmental Approvals. Each of the Borrower and its Subsidiaries (i) has all Governmental Approvals required by any Applicable Law for it to conduct its business, each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to the best of its knowledge, threatened attack by direct or collateral proceeding, (ii) is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Laws relating to it or any of its respective properties and (iii) has timely filed all material reports, documents and other materials required to be filed by it under all Applicable Laws with any Governmental Authority and has retained all material records and documents required to be retained by it under Applicable Law in each case, except as could not reasonably be expected to result in a Material Adverse Effect.

(f) Tax Returns and Payments. Each of the Borrower and its Subsidiaries has duly filed or caused to be filed all federal, state, local and other material tax and information returns required by Applicable Law to be filed, and has paid prior to delinquency all federal, state, local and other material taxes, assessments and governmental charges or levies upon it and its property, income, profits and assets which are due and payable. Such returns accurately reflect in all material respects all liability for taxes of the Borrower and its Subsidiaries for the periods covered thereby. There is no ongoing audit or examination or, to the knowledge of the Borrower, other investigation by any Governmental Authority of the tax liability of the Borrower and its

Subsidiaries that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Governmental Authority has notified the Borrower or any of its Subsidiaries of any Lien or other claim against the Borrower or any Subsidiary thereof with respect to unpaid taxes which has not been discharged or resolved. The charges, accruals and reserves on the books of the Borrower and any of its Subsidiaries in respect of federal, state, local and other taxes for all Fiscal Years and portions thereof since the organization of the Borrower and any of its Subsidiaries are in the judgment of the Borrower adequate, and the Borrower does not anticipate any additional taxes or assessments for any of such years.

(g) Intellectual Property Matters. Each of the Borrower and its Subsidiaries owns or possesses rights to use all franchises, licenses, copyrights, copyright applications, patents, patent rights or licenses, patent applications, trademarks, trademark rights, service mark, service mark rights, trade names, trade name rights, copyrights and rights with respect to the foregoing which are required to conduct its business except where the absence thereof could not reasonably be expected to have a Material Adverse Effect. No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights, and, to Borrower’s knowledge, neither the Borrower nor any Subsidiary thereof is liable to any Person for infringement under Applicable Law with respect to any such rights as a result of its business operations.

(h) Environmental Matters. Except as to matters described in Schedule 7.1(h) and such other matters which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(i) The properties owned, leased or operated by the Borrower and its Subsidiaries now do not contain, and to their knowledge have not previously contained, any Hazardous Materials in amounts or concentrations which (A) constitute or constituted a violation of applicable Environmental Laws or (B) could give rise to any liability under applicable Environmental Laws;

(ii) The Borrower, each Subsidiary and such properties and all operations conducted in connection therewith are in compliance, and have been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about such properties or such operations which could interfere with the continued operation of such properties or impair the fair saleable value thereof;

(iii) Neither the Borrower nor any Subsidiary thereof has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters, Hazardous Materials, or compliance with Environmental Laws, nor does the Borrower or any Subsidiary thereof have knowledge or reason to believe that any such notice will be received or is being threatened;

(iv) Hazardous Materials have not been transported or disposed of to or from the properties owned, leased or operated by the Borrower and its Subsidiaries in violation of, or in a manner or to a location which could give rise to liability under, Environmental Laws, nor have any Hazardous Materials been generated, treated, stored or disposed of at, on or under any of such properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Laws;

(v) No judicial proceedings or governmental or administrative action is pending, or, to the knowledge of the Borrower, threatened, under any Environmental Law to which the Borrower or any Subsidiary thereof is or will be named as a potentially responsible party with respect to such properties or operations conducted in connection therewith, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to Borrower, any Subsidiary or such properties or such operations; and

(vi) There has been no release, or to the best of the Borrower’s knowledge, threat of release, of Hazardous Materials at or from any properties owned, leased or operated by the Borrower or any Subsidiary, now or in the past, in violation of or in amounts or in a manner that could give rise to any liability under Environmental Laws.

(i) ERISA.

(i) As of the Closing Date, neither the Borrower nor any ERISA Affiliate maintains or contributes to, or has any obligation under, any Employee Benefit Plans other than those identified on Schedule 7.1(i);

(ii) The Borrower and each ERISA Affiliate is in material compliance with all applicable provisions of ERISA, the Code and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans except for any required amendments for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired and except where a failure to so comply could not reasonably be expected to have a Material Adverse Effect. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, and each trust related to such plan has been determined to be exempt under Section 501(a) of the Code except for such plans that have not yet received determination letters but for which the remedial amendment period for submitting a determination letter has not yet expired. No liability has been incurred by the Borrower or any ERISA Affiliate which remains unsatisfied for any taxes or penalties with respect to any Employee Benefit Plan or any Multiemployer Plan except for a liability that could not reasonably be expected to have a Material Adverse Effect;

(iii) As of the Closing Date, no Pension Plan has been terminated, nor has any Pension Plan become subject to funding based benefit restrictions under Section 436 of the Code, nor has any funding waiver from the Internal Revenue Service been received or requested with respect to any Pension Plan, nor has any Credit Party or any ERISA Affiliate failed to make any contributions or to pay any amounts due and owing as required by Sections 412 or 430 of the Code, Section 302 of ERISA or the terms of any Pension Plan prior to the due dates of such contributions under Sections 412 or 430 of the Code or Section 302 of ERISA, nor has there been any event requiring any disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA with respect to any Pension Plan;

(iv) Except where the failure of any of the following representations to be correct in all material respects could not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any ERISA Affiliate has: (A) engaged in a nonexempt prohibited transaction described in Section 406 of the ERISA or Section 4975 of the Code, (B) incurred any liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid, (C) failed to make a required contribution or payment to a Multiemployer Plan, or (D) failed to make a required installment or other required payment under Section 412 or 430 of the Code;

(v) No Termination Event has occurred or is reasonably expected to occur; and

(vi) Except where the failure of any of the following representations to be correct in all material respects could not reasonably be expected to have a Material Adverse Effect, no proceeding, claim (other than a benefits claim in the ordinary course of business), lawsuit and/or investigation is existing or, to the knowledge of the Borrower after due inquiry, threatened concerning or involving any (A) employee welfare benefit plan (as defined in Section 3(1) of ERISA) currently maintained or contributed to by the Borrower or any ERISA Affiliate, (B) Pension Plan or (C) Multiemployer Plan.

(vii) No Credit Party nor any Subsidiary thereof is a party to any contract, agreement or arrangement that could, solely as a result of the delivery of this Agreement or the consummation of transactions contemplated hereby, result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code.

(j) Margin Stock. Neither the Borrower nor any Subsidiary thereof is engaged principally or as one of its activities in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” (as each such term is defined or used, directly or indirectly, in Regulation U of the Board of Governors of the Federal Reserve System). No part of the proceeds of any of the Loans or Letters of Credit will be used for purchasing or carrying margin stock or for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of such Board of Governors. If requested by any Lender (through the Administrative Agent) or the

Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in Regulation U.

(k) Government Regulation. Neither the Borrower nor any Subsidiary thereof is an “investment company” or a company “controlled” by an “investment company” (as each such term is defined or used in the Investment Company Act of 1940, as amended) and neither the Borrower nor any Subsidiary thereof is, or after giving effect to any Extension of Credit will be, subject to regulation under the Interstate Commerce Act, as amended, or any other Applicable Law (including, without limitation, the Trading with the Enemy Act, OFAC regulations and Executive Order 13224 Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) which limits its ability to incur or consummate the transactions contemplated hereby.

(l) Material Contracts. Schedule 7.1(l) sets forth a complete and accurate list of all Material Contracts of the Borrower and its Subsidiaries in effect as of the Closing Date not listed on any other Schedule hereto; other than as set forth in Schedule 7.1(l), each such Material Contract is, and after giving effect to the consummation of the transactions contemplated by the Loan Documents will be, in full force and effect in accordance with the terms thereof. To the extent requested by the Administrative Agent, the Borrower and its Subsidiaries have delivered to the Administrative Agent a true and complete copy of each Material Contract required to be listed on Schedule 7.1(l) or any other Schedule hereto. Neither the Borrower nor any Subsidiary (nor, to the knowledge of the Borrower, any other party thereto) is in breach of or in default under any Material Contract in any material respect.

(m) Employee Relations. Each of the Borrower and its Subsidiaries has a stable work force in place and is not, as of the Closing Date, party to any collective bargaining agreement nor has any labor union been recognized as the representative of its employees except as set forth on Schedule 7.1(m). The Borrower knows of no pending, threatened or contemplated strikes, work stoppage or other collective labor disputes involving its employees or those of its Subsidiaries that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(n) Burdensome Provisions. Neither the Borrower nor any Subsidiary thereof is a party to any indenture, agreement, lease or other instrument, or subject to any corporate or partnership restriction, Governmental Approval or Applicable Law which is so unusual or burdensome as in the foreseeable future could be reasonably expected to have a Material Adverse Effect. The Borrower and its Subsidiaries do not presently anticipate that future expenditures needed to meet the provisions of any statutes, orders, rules or regulations of a Governmental Authority will be so burdensome as to have a Material Adverse Effect. No Subsidiary is party to any agreement or instrument or otherwise subject to any restriction or encumbrance that restricts or limits its ability to make dividend payments or other distributions in respect of its capital stock to the Borrower or any Subsidiary or to transfer any of its assets or properties to the Borrower or any other Subsidiary in each case other than existing under or by reason of the Loan Documents or Applicable Law.

(o) Financial Statements. The (i) audited Consolidated balance sheet of the Borrower and its Subsidiaries as of December 26, 2010 and the related audited statements of income and retained earnings and cash flows for the Fiscal Year then ended and (ii) unaudited Consolidated balance sheet of the Borrower and its Subsidiaries as of July 10, 2011 and related unaudited interim statements of income and retained earnings, copies of which have been furnished to the Administrative Agent and each Lender, are complete and correct in all material respects and fairly present on a Consolidated basis the assets, liabilities and financial position of the Borrower and its Subsidiaries as at such dates, and the results of the operations and changes of financial position for the periods then ended (other than customary year-end adjustments for unaudited financial statements). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP. As of the Closing Date, the Borrower and its Subsidiaries have no Debt, obligation or other unusual forward or long-term commitment required by GAAP to be reflected in the foregoing financial statements or in the notes thereto which is not fairly reflected in the foregoing financial statements or in the notes thereto.

(p) No Material Adverse Change. Since December 26, 2010, there has been no material adverse change in the properties, business, operations, or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, and no event has occurred or condition arisen that could reasonably be expected to have a Material Adverse Effect.

(q) Solvency. As of the Closing Date and after giving effect to each Extension of Credit made hereunder, the Borrower and each of its Subsidiaries will be Solvent.

(r) Titles to Properties. Schedule 7.1(r) sets forth a list of each parcel of real property owned or leased by the Borrower or its Subsidiaries as of the Closing Date. Each of the Borrower and its Subsidiaries has such title to the real property owned or leased by it as is necessary to the conduct of its business and valid and legal title to all of its material personal property and assets, including, but not limited to, those reflected on the balance sheets of the Borrower and its Subsidiaries delivered pursuant to Section 7.1(o), except those which have been disposed of by the Borrower or its Subsidiaries subsequent to such date which dispositions have been in the ordinary course of business or as otherwise expressly permitted hereunder.

(s) Liens. None of the properties and assets of the Borrower or any Subsidiary thereof is subject to any Lien, except Liens permitted pursuant to Section 11.2. No financing statement under the Uniform Commercial Code of any state which names the Borrower or any Subsidiary thereof or any of their respective trade names or divisions as debtor and which has not been terminated, has been filed in any state or other jurisdiction and neither the Borrower nor any Subsidiary thereof has signed any such financing statement or any security agreement authorizing any secured party thereunder to file any such financing statement, except to perfect those Liens permitted by Section 11.2 hereof.

(t) Debt and Guaranty Obligations. Schedule 7.1(t) is a complete and correct listing of all Debt and Guaranty Obligations of the Borrower and its Subsidiaries as of the Closing Date in excess of $1,000,000. The Borrower and its Subsidiaries have performed and are in compliance in all material respects with all of the terms of such Debt and Guaranty Obligations and all instruments and agreements relating thereto, and no default or event of default, or event or condition which with notice or lapse of time or both would constitute such a default or event of default on the part of the Borrower or any of its Subsidiaries exists with respect to any such Debt or Guaranty Obligation.

(u) Litigation. Except for matters existing on the Closing Date which are set forth on Schedule 7.1(u), there are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against the Borrower or any Subsidiary thereof or any of their respective properties in any court or before any arbitrator of any kind or before or by any Governmental Authority for which liability to the Borrower or its Subsidiaries could reasonably be expected to have a Material Adverse Effect.

(v) Absence of Defaults. No event has occurred or is continuing which constitutes a Default or an Event of Default, or which constitutes, or which with the passage of time or giving of notice or both would constitute, a default or event of default by the Borrower or any Subsidiary thereof under any Material Contract or judgment, decree or order to which the Borrower or its Subsidiaries is a party or by which the Borrower or its Subsidiaries or any of their respective properties may be bound or which would require the Borrower or its Subsidiaries to make any payment thereunder prior to the scheduled maturity date therefor.

(w) Senior Debt Status. The Obligations of the Borrower and each of its Subsidiaries under this Agreement and each of the other Loan Documents ranks and shall continue to rank at least senior in priority of payment to the Senior Subordinated Notes and all other Subordinated Debt of each such Person and is designated as “Senior Indebtedness” under all instruments and documents, now or in the future, relating to the Senior Subordinated Notes and all other Subordinated Debt of such Person.

(x) OFAC. None of the Borrower, any Subsidiary or Subsidiary Guarantor of the Borrower or, to the knowledge of the Borrower or any Subsidiary thereof, any Affiliate of the Borrower: (i) is a Sanctioned Person, (ii) has more than 10% of its assets in Sanctioned Entities, or (iii) derives more than 10% of its operating income from investments in, or transactions with, Sanctioned Persons or Sanctioned Entities. The proceeds of any Loan will not be used and have not been used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

(y) Accuracy and Completeness of Information. All written information, reports and other papers and data produced by or on behalf of the Borrower or any Subsidiary thereof (other than financial projections, which shall be subject to the standard set forth in Section 8.1(c)) and furnished to the Lenders were, at the time the same were so furnished, complete and correct in all material respects to the extent necessary to give the recipient a true and accurate knowledge of the subject matter. No document furnished or written statement made to the Administrative Agent or the Lenders by the Borrower or any Subsidiary thereof in connection with the negotiation, preparation or execution of this Agreement or any of the Loan Documents contains or will contain any untrue statement of a fact material to the creditworthiness of the Borrower or its Subsidiaries or omits or will omit to state a fact necessary in order to make the statements contained therein not misleading. The Borrower is not aware of any facts which it has not disclosed in writing to the Administrative Agent having a Material Adverse Effect, or insofar as the Borrower can now foresee, which could reasonably be expected to have a Material Adverse Effect.

Section 7.2 Survival of Representations and Warranties, Etc. All representations and warranties set forth in this Article VII and all representations and warranties contained in any certificate, or any of the Loan Documents (including, but not limited to, any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date (except those that are expressly made as of a specific date), shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or any borrowing hereunder.

ARTICLE VIII

FINANCIAL INFORMATION AND NOTICES

Until all the Obligations have been paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 14.11, the Borrower will furnish or cause to be furnished to the Administrative Agent at the Administrative Agent’s Office at the address set forth in Section 14.1 and to the Lenders at their respective addresses as set forth in the Register, or such other office as may be designated by the Administrative Agent and Lenders from time to time:

Section 8.1 Financial Statements and Projections.

(a) Quarterly Financial Statements. As soon as practicable and in any event within forty-five (45) days after the end of the first three (3) Fiscal Quarters of each Fiscal Year (or, if either such date is earlier, on the date of any required public filing thereof, or five (5) days following any date on which the Borrower may be required by GAAP to file such statements and, in any event, commencing with the Fiscal Quarter ended October 2, 2011), an unaudited Consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as of the close of such Fiscal Quarter and unaudited Consolidated and consolidating statements of income, retained earnings and cash flows for the Fiscal Quarter then ended and that portion of the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the corresponding period in the preceding

Fiscal Year and prepared by the Borrower in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the period, and certified by the chief financial officer of the Borrower to present fairly in all material respects the financial condition of the Borrower and its Subsidiaries on a Consolidated and consolidating basis as of their respective dates and the results of operations of the Borrower and its Subsidiaries for the respective periods then ended, subject to normal year end adjustments. Delivery by the Borrower to the Administrative Agent and the Lenders of the Borrower’s quarterly report to the SEC on Form 10-Q with respect to any Fiscal Quarter, or the availability of such report on EDGAR Online, within the period specified above shall be deemed to be compliance by the Borrower with this Section 8.1(a).

(b) Annual Financial Statements. As soon as practicable and in any event within ninety (90) days after the end of each Fiscal Year (or, if either such date is earlier, on the date of any required public filing thereof, or five (5) days following any date on which the Borrower may be required by GAAP to file such statements), an audited Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such Fiscal Year and audited Consolidated statements of income, retained earnings and cash flows for the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the preceding Fiscal Year and prepared by an independent certified public accounting firm approved by the Audit Committee of the Board of Directors of the Borrower and reasonably acceptable to the Administrative Agent in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the year, and accompanied by a report thereon by such certified public accountants that is not qualified with respect to scope limitations imposed by the Borrower or any of its Subsidiaries or with respect to accounting principles followed by the Borrower or any of its Subsidiaries not in accordance with GAAP. Delivery by the Borrower to the Administrative Agent and the Lenders of the Borrower’s annual report to the SEC on Form 10-K with respect to any Fiscal Quarter, or the availability of such report on EDGAR Online, within the period specified above shall be deemed to be compliance by the Borrower with this Section 8.1(b).

(c) Annual Business Plan and Financial Projections. As soon as practicable and in any event within sixty (60) days after the beginning of each Fiscal Year, a business plan of the Borrower and its Subsidiaries for the ensuing four (4) Fiscal Quarters and the Fiscal Year thereafter, such plan to be prepared in accordance with GAAP and to include, on a quarterly basis, the following: a quarterly operating and capital budget for the ensuing four (4) Fiscal Quarters, a yearly operating and capital budget for the Fiscal Year thereafter, a projected income statement, statement of cash flows and balance sheet and a report containing management’s discussion and analysis of such projections, accompanied by a certificate from the chief financial officer of the Borrower to the effect that, to the best of such officer’s knowledge, such projections are good faith estimates (utilizing reasonable assumptions) of the projected financial condition and operations of the Borrower and its Subsidiaries for such period.

Section 8.2 Officer’s Compliance Certificate. At each time financial statements are delivered pursuant to Sections 8.1 (a) or (b) and at such other times as the Administrative Agent shall reasonably request, a certificate of the chief financial officer or the treasurer of the Borrower in the form of Exhibit F attached hereto (an “Officer’s Compliance Certificate”).

Section 8.3 Accountants’ Certificate. At each time financial statements are delivered pursuant to Section 8.1(b), a certificate of the independent public accountants certifying such financial statements addressed to the Administrative Agent for the benefit of the Lenders:

(a) stating that in making the examination necessary for the certification of such financial statements, they obtained no knowledge of any Default or Event of Default or, if such is not the case, specifying such Default or Event of Default and its nature and period of existence; and

(b) including the calculations prepared by such accountants required to establish whether or not the Borrower and its Subsidiaries are in compliance with the financial covenants set forth in Article X hereof as at the end of each respective period.

Section 8.4 Other Reports.

(a) Promptly upon receipt thereof, copies of all reports, if any, submitted to the Borrower or its Board of Directors by its independent public accountants in connection with their auditing function, including, without limitation, any management report and any management responses thereto;

(b) Such other information regarding the operations, business affairs and financial condition of the Borrower or any of its Subsidiaries as the Administrative Agent or any Lender may reasonably request;

(c) promptly, and in any event within five (5) Business Days after receipt thereof by any Credit Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Credit Party or any Subsidiary thereof; and

(d) promptly upon the request thereof, such other information and documentation required by bank regulatory authorities under applicable “know your customer” and Anti-Money Laundering rules and regulations (including, without limitation, the PATRIOT Act), as from time to time reasonably requested by the Administrative Agent or any Lender.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders and the Issuing Lender materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on SyndTrak Online or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger, the Issuing Lender and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 14.12); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

Section 8.5 Notice of Litigation and Other Matters. Prompt (but in no event later than ten (10) days after an officer of the Borrower obtains knowledge thereof) telephonic and written notice of:

(a) the commencement of all proceedings and investigations by or before any Governmental Authority and all actions and proceedings in any court or before any arbitrator against or involving the Borrower or any Subsidiary thereof or any of their respective properties, assets or businesses which in any such case could reasonably be expected to result in a Material Adverse Effect;

(b) any notice of any violation received by the Borrower or any Subsidiary thereof from any Governmental Authority including, without limitation, any notice of violation of Environmental Laws which in any such case could reasonably be expected to have a Material Adverse Effect;

(c) any labor controversy that has resulted in, or threatens to result in, a strike or other work action against the Borrower or any Subsidiary thereof that could reasonably be expected to have a Material Adverse Effect;

(d) any attachment, judgment, Lien, levy or order exceeding $5,000,000 that may be assessed against or threatened in writing against the Borrower or any Subsidiary thereof;

(e) (i) any Default or Event of Default, (ii) the occurrence or existence of any event or circumstance that foreseeably will become a Default or Event of Default or (iii) any event which constitutes or which with the passage of time or giving of notice or both would constitute a default or event of default under any Material Contract to which the Borrower or any of its Subsidiaries is a party or by which the Borrower or any Subsidiary thereof or any of their respective properties may be bound;

(f) (i) any unfavorable determination letter from the Internal Revenue Service regarding the qualification of an Employee Benefit Plan under Section 401(a) of the Code (along with a copy thereof), (ii) all notices received by the Borrower or any ERISA Affiliate of the PBGC’s intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan, (iii) all notices received by the Borrower or any ERISA Affiliate from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA and (iv) the Borrower obtaining knowledge or reason to know that the Borrower or any ERISA Affiliate has filed or intends to file a notice of intent to terminate any Pension Plan under a distress termination within the meaning of Section 4041(c) of ERISA;

(g) any event which makes any of the representations set forth in Section 7.1 inaccurate in any respect;

(h) a copy of any notice of any default or event of default, acceleration, redemption, request for a material waiver, request for a material amendment or any other notice of a material event delivered to or received by any Person (including, without limitation, any trustee or noteholder) in connection with the Senior Subordinated Notes or any other Subordinated Debt.

Section 8.6 Accuracy of Information. All written information, reports, statements and other papers and data furnished by or on behalf of the Borrower to the Administrative Agent or any Lender whether pursuant to this Article VIII or any other provision of this Agreement, or any of the Security Documents, shall be, at the time the same is so furnished, comply with the representations and warranties set forth in Section 7.1(y).

ARTICLE IX

AFFIRMATIVE COVENANTS

Until all of the Obligations have been paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner provided for in Section 14.11, the Borrower will, and will cause each of its Subsidiaries to:

Section 9.1 Preservation of Corporate Existence and Related Matters. Except as permitted by Section 11.4, preserve and maintain its separate corporate, limited liability company or partnership existence and all rights, franchises, licenses and privileges necessary to the conduct of its business, and qualify and remain qualified as a foreign corporation, limited liability company or limited partnership and authorized to do business in each jurisdiction where the nature and scope of its activities require it to so qualify under Applicable Law except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect.

Section 9.2 Maintenance of Property. In addition to the requirements of any of the Security Documents, protect and preserve in accordance with sound business practices all properties useful in and material to its business, including copyrights, patents, trade names, service marks and trademarks; maintain in accordance with sound business practices all buildings, equipment and other tangible real and personal property useful in and material to its business; and from time to time make or cause to be made all renewals, replacements and additions to such property necessary for the conduct of its business, so that the business carried on in connection therewith may be conducted at all times in a commercially reasonable manner in accordance with prudent business practices.

Section 9.3 Insurance. Maintain insurance with financially sound and reputable insurance companies against such risks and in such amounts as are customarily maintained by similar businesses (including hazard and business interruption coverage) and as are required by Applicable Law and as are required by any Security Documents, and on the Closing Date and from time to time thereafter deliver to the Administrative Agent upon its request a detailed list of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.

Section 9.4 Accounting Methods and Financial Records. Maintain a system of accounting, and keep proper books, records and accounts (which shall be true and complete in all material respects) as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP and in compliance with the regulations of any Governmental Authority having jurisdiction over it or any of its properties.

Section 9.5 Payment and Performance of Obligations. Pay and perform all Obligations or Subsidiary Guaranteed Obligations, as applicable, under this Agreement and the other Loan Documents, and pay or perform (a) all taxes, assessments and other governmental charges that may be levied or assessed upon it or any of its property, and (b) all other indebtedness, obligations and liabilities in accordance with customary trade practices; provided, that the Borrower or such Subsidiary may contest any item described in clauses (a) or (b) of this Section 9.5 in good faith so long as adequate reserves are maintained with respect thereto in accordance with GAAP.

Section 9.6 Compliance with Laws and Approvals. Observe and remain in compliance in all material respects with all Applicable Laws and maintain in full force and effect all material Governmental Approvals, in each case applicable to the conduct of its business.

Section 9.7 Environmental Laws. In addition to and without limiting the generality of Section 9.6, (a) comply in all material respects with, and use commercially reasonable efforts to ensure such compliance by all tenants and subtenants with, all applicable Environmental Laws and obtain and comply with and maintain, and use commercially reasonable efforts to ensure that all tenants and subtenants, if any, obtain and comply with and maintain, in all material respects, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, (b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws, and promptly comply with all lawful orders and directives of any Governmental Authority regarding Environmental Laws, and (c) defend, indemnify and hold harmless the Administrative Agent and the Lenders, and their respective parents, Subsidiaries, Affiliates, employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the presence of Hazardous Materials, or the violation of, noncompliance with or liability under any Environmental Laws applicable to the operations of the Borrower or any such Subsidiary, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing directly result from the gross negligence or willful misconduct of the party seeking indemnification therefor.

Section 9.8 Compliance with ERISA. In addition to and without limiting the generality of Section 9.6, (a) except where the failure to so comply could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) comply with all material applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans, (ii) not take any action or fail to take action the result of which could be a liability to the PBGC or to a Multiemployer Plan, (iii) not participate in any prohibited transaction that could result in any civil penalty under ERISA or tax under the Code and (iv) operate each Employee Benefit Plan in such a manner that will not incur any tax liability under Section 4980B of the Code or any liability to any qualified beneficiary as defined in Section 4980B of the Code and (b) furnish to the Administrative Agent upon the Administrative Agent’s request such additional information about any Employee Benefit Plan as may be reasonably requested by the Administrative Agent to the extent that the furnishing of such information does not violate ERISA, the Health Insurance Portability and Accountability Act of 1996 or any other Applicable Law.

Section 9.9 Compliance with Agreements. Except to the extent that non-compliance, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, comply with each term, condition and provision of all leases, agreements and other instruments entered into in the conduct of its business including, without limitation, any Material Contract.

Section 9.10 Visits and Inspections. Permit representatives of the Administrative Agent or any Lender, from time to time, to visit and inspect its properties; inspect, audit and make extracts from its books, records and files, including, but not limited to, management letters prepared by independent accountants; and discuss with its principal officers, and its independent accountants, its business, assets, liabilities, financial condition, results of operations and business prospects. Unless a Default or Event of Default has occurred and is continuing, the representatives of the Administrative Agent or any Lender will provide the Borrower with advance notice of such visits and inspections, and will visit and inspect during the Borrower’s normal business hours.

Section 9.11 Additional Subsidiaries.

(a) Additional Domestic Subsidiaries. Within thirty (30) days after the creation or acquisition of any Domestic Subsidiary of the Borrower (excluding any Franchisees other than those Franchisees that are or become wholly-owned by the Borrower) with assets in excess of $500,000, cause to be executed and delivered to the Administrative Agent (i) duly executed joinder agreements in form and substance reasonably satisfactory to the Administrative Agent joining such Subsidiary to the Collateral Agreement, the Collateral Assignment Agreement and any other applicable Security Documents, (ii) updated Schedules 7.1(a), 7.1(b) and 7.1(r) reflecting the creation or acquisition of such Subsidiary, (iii) a Subsidiary Guaranty Agreement duly executed and delivered by such Subsidiary, (iv) favorable legal opinions addressed to the Administrative Agent and Lenders in form and substance reasonably satisfactory thereto with respect to such joinder agreement, (v) original stock or other certificates and stock or other transfer powers evidencing the ownership interests of the Borrower in such Subsidiary, (vi) all documents required by Section 9.11(c), and (vii) any other documents and certificates as may be requested by the Administrative Agent.

(b) Additional Foreign Subsidiaries. Notify the Administrative Agent at the time that any Person becomes a first tier Foreign Subsidiary of the Borrower (excluding any Franchisees), and promptly thereafter (and in any event within thirty (30) days), cause (i) the Borrower or applicable Subsidiary to deliver to the Administrative Agent a supplement to the Security Documents pledging sixty-five percent (65%) of the total outstanding ownership interest or capital stock of such new Foreign Subsidiary and a consent thereto executed by such new Foreign Subsidiary (including, without limitation, if applicable, original stock certificates (or the equivalent thereof pursuant to the Applicable Laws and practices of any relevant foreign jurisdiction) evidencing the capital stock of such new Foreign Subsidiary, together with an appropriate undated stock power for each certificate duly executed in blank by the registered owner thereof), (ii) such Person to deliver to the Administrative Agent documents of the types referred to in clauses (ii) and (iii) of Section 6.2(b) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clauses (i) and (ii)), and (iii) such Person to deliver to the Administrative Agent such other documents and closing certificates as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent.

(c) Real Property Substitutions. It is understood and agreed that from time to time, the Borrower may, at any time at its option, substitute real property parcels comprising Real Property Collateral with other non-Collateral real property parcels; provided that:

(i) such substituted real property parcels shall be used by the Borrower to substitute real property parcels that are part of the Sale-Leaseback Transaction; and

(ii) prior to each such substitution, the Borrower or its direct and indirect Subsidiaries (excluding any SRLS Entity and any Franchisees) shall, with respect to the applicable substitution property, cause to be executed and delivered to the Administrative Agent (A) Mortgages (unless otherwise agreed by the Administrative Agent and the Required Lenders), (B) an updated Schedule 7.1(r) together with title insurance policies, copies of title exceptions, flood surveys, property surveys, environmental assessments and any other related real property documentation, all with respect to the real property parcels to be substituted and all in form and content reasonably acceptable to the Administrative Agent and (C) an updated Schedule 7.1(h) in form and content reasonably acceptable to the Administrative Agent; provided, however, that to the extent the Borrower notifies the Administrative Agent in writing that it wishes to sell or otherwise transfer a real property parcel that was formerly part of the Sale-Leaseback Transaction, it need not comply with this clause (ii) provided further that (A) for purposes of Section 11.5, such real estate parcel shall be deemed subject to a Mortgage and (B) such sale or other transfer is permitted by Section 11.5(k).

(d) Additional Subsidiary Guarantors. Notwithstanding anything to the contrary contained herein, in the event that any Subsidiary shall guaranty the payment or performance of the Senior Subordinated Notes (or any other Debt permitted pursuant to Section 11.1), the Borrower shall cause such Subsidiary to immediately execute a joinder to the Subsidiary Guaranty Agreement and the Security Documents described in Section 9.11(a) and to deliver all of the other instruments, documents, certificates and opinions required pursuant to Section 9.11(a).

Section 9.12 Use of Proceeds. The Borrower shall use the proceeds of the Extensions of Credit (a) to refinance Debt under the Existing Credit Agreement, (b) for general corporate purposes of the Borrower and the Subsidiary Guarantors, including, without limitation, working capital, capital expenditures in the ordinary course of business, Permitted Acquisitions and redemptions, repurchases and dividends permitted under Section 11.6(c) of this Agreement, and (c) to pay fees and expenses incurred in connection with the transactions contemplated herein.

Section 9.13 Conduct of Business. Engage only in businesses in substantially the same fields as the businesses conducted on the Closing Date.

Section 9.14 Further Assurances. Make, execute and deliver all such additional and further acts, things, deeds and instruments as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably require to document and consummate the transactions contemplated hereby and to vest completely in and insure the Administrative Agent and the Lenders their respective rights under this Agreement, the Letters of Credit and the other Loan Documents.

ARTICLE X

FINANCIAL COVENANTS

Until all of the Obligations have been paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 14.11, the Borrower and its Subsidiaries on a Consolidated basis will not:

Section 10.1 Maximum Adjusted Debt to EBITDAR Ratio. As of any Fiscal Quarter end, permit the ratio of (a) Adjusted Debt on such date to (b) EBITDAR for the period of four (4) consecutive Fiscal Quarters ending on or immediately prior to such date to be greater than 5.25 to 1.00.

Section 10.2 Minimum Fixed Charge Coverage Ratio. As of any Fiscal Quarter end, permit the ratio of (a) (i) EBITDAR for the period of four (4) consecutive Fiscal Quarters ending on or immediately prior to such date, minus (ii) Maintenance Capital Expenditures for the period of four (4) consecutive Fiscal Quarters ending on or immediately prior to such date to (b) (i)

Rental Expense for the period of four (4) consecutive Fiscal Quarters ending on or immediately prior to such date (provided, however, that for purposes of calculating compliance with this Section 10.2, Rental Expense for the four (4) consecutive Fiscal Quarter period ending on such date shall be increased to include rental expense associated with any sale-leaseback transaction permitted hereunder and consummated during such period on a pro forma basis), plus (ii) Interest Expense for the period of four (4) consecutive Fiscal Quarters ending on or immediately prior to such date (provided, however, that for purposes of calculating compliance with this Section 10.2, Interest Expense for the four (4) consecutive Fiscal Quarter period ending on such date shall be decreased to exclude interest expense attributed to the Senior Subordinated Notes on a pro forma basis, to the extent that the Permitted Note Redemption occurs during such period), plus (iii) Scheduled Principal Repayments for the period of four (4) consecutive Fiscal Quarters ending on or immediately prior to such date, plus (iv) dividends or similar distributions that are paid in cash during the period of four (4) consecutive Fiscal Quarters ending on or immediately prior to such date, plus (v) Consolidated Cash Taxes for the period of four (4) consecutive Fiscal Quarters ending on or immediately prior to such date, to be less than the ratio set forth below opposite such Fiscal Quarter:

Four Fiscal Quarter Period Ending	Minimum Fixed Charge Coverage Ratio

October 2, 2011 and December 25, 2011	1.20 to 1.00

April 15, 2012 and July 8, 2012	1.15 to 1.00

October 30, 2012 and December 30, 2012	1.20 to 1.00

Thereafter	1.25 to 1.00

Section 10.3 Maximum Expansion Capital Expenditures. Permit the aggregate amount of all Expansion Capital Expenditures (a) in Fiscal Year 2011 to exceed an aggregate amount of $5,000,000 and (b) in Fiscal Year 2012 and each Fiscal Year thereafter, to exceed thirty-five percent (35%) of EBITDA for the immediately preceding Fiscal Year. Notwithstanding the foregoing, 50% of any portion of any amount set forth above, if not expended in the Fiscal Year for which it is permitted above, may be carried over for expenditure in the next following Fiscal Year; provided that, if any such amount is so carried over, (a) it will be deemed used in the applicable subsequent fiscal year after the amount allowed for the then-current fiscal year and (b) it may not be carried over to any subsequent Fiscal Year.

ARTICLE XI

NEGATIVE COVENANTS

Until all of the Obligations have been paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 14.11, the Borrower will not and will not permit any of its Subsidiaries to:

Section 11.1 Limitations on Debt. Create, incur, assume or suffer to exist any Debt except:

(a) the Obligations;

(b) Debt incurred in connection with a Hedging Agreement with a counterparty and upon terms and conditions (including interest rate) reasonably satisfactory to the Administrative Agent; provided, that any counterparty that is a Lender shall be deemed satisfactory to the Administrative Agent.

(c) Debt existing on the Closing Date and not otherwise permitted under this Section 11.1, as set forth on Schedule 7.1(t), and the renewal, refinancing, extension and replacement (but not the increase in the aggregate principal amount) thereof;

(d) unsecured Debt of the Borrower and the Subsidiary Guarantors not otherwise permitted hereunder in an aggregate amount not to exceed Fifteen Million Dollars ($15,000,000) on any date of determination;

(e) the Senior Subordinated Notes;

(f) Guaranty Obligations (including, without limitation, the Subsidiary Guaranteed Obligations) in favor of the Administrative Agent for the benefit of the Administrative Agent and the Lenders;

(g) Guaranty Obligations with respect to Debt permitted pursuant to subsections (a) through (e), and (j) of this Section 11.1;

(h) Guaranty Obligations with respect to Operating Leases and ordinary course business contracts of the Subsidiary Guarantors, and Guaranty Obligations with respect to any Operating Leases of Borrower or any Subsidiary which, following closure or cessation of business at the subject location, are subsequently assigned or subleased to unaffiliated third parties;

(i) Debt owed by any Subsidiary Guarantor to the Borrower, by the Borrower to any Subsidiary Guarantor, or by any Subsidiary Guarantor to another Subsidiary Guarantor;

(j) Debt of the Borrower and its Subsidiaries incurred in connection with Capital Leases and purchase money Debt in an aggregate amount not to exceed Fifteen Million Dollars ($15,000,000) on any date of determination; and

(k) Guaranty Obligations with respect to Debt of (i) Franchisees of the Borrower or (ii) any SRLS Entities; provided, that the aggregate outstanding amount of all such Guaranty Obligations permitted under this Section 11.1(k) plus the aggregate amount of all Permitted Acquisitions permitted under Section 11.3(c) hereunder plus the aggregate outstanding amount of all investments (other than Permitted Acquisitions) permitted under Section 11.3(c) hereunder plus the aggregate amount of all sales permitted under Section 11.5(j) hereunder shall not exceed an aggregate amount of Five Million Dollars ($5,000,000) per Fiscal Year and an aggregate of Ten Million Dollars ($10,000,000) during the term of the Credit Facility, provided, that no agreement or instrument with respect to Debt permitted to be incurred by this Section shall restrict, limit or otherwise encumber (by covenant or otherwise) the ability of any Subsidiary of the Borrower to make any payment to the Borrower or any of the Subsidiary Guarantors (in the form of dividends, intercompany advances or otherwise) for the purpose of enabling the Borrower to pay the Obligations; provided, further, that notwithstanding any of the foregoing, no SRLS Entity shall be permitted to incur any Guaranty Obligations.

Section 11.2 Limitations on Liens. Create, incur, assume or suffer to exist, any Lien on or with respect to any of its assets or properties (including, without limitation, shares of capital stock or other ownership interests), real or personal, whether now owned or hereafter acquired, except:

(a) Liens for taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA or Environmental Laws) not yet due or as to which the period of grace (not to exceed thirty (30) days), if any, related thereto has not expired or which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;

(b) the claims of materialmen, mechanics, carriers, warehousemen, processors or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, (i) which are not overdue for a period of more than thirty (30) days or (ii) which are being contested in good faith and by appropriate proceedings;

(c) Liens consisting of deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar legislation;

(d) Liens constituting encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property, which in the aggregate are not substantial in amount and which do not, in any case, materially detract from the value of such property or materially impair the use thereof in the ordinary conduct of business;

(e) Liens of the Administrative Agent for the benefit of the Secured Parties;

(f) Liens not otherwise permitted by this Section 11.2 and in existence on the Closing Date and described on Schedule 11.2;

(g) Liens securing Debt permitted under Section 11.1(j); provided that (i) such Liens shall be created within six (6) months from the date of the acquisition or lease of the related asset, (ii) such Liens do not at any time encumber any property other than the property financed by such Debt, (iii) the amount of Debt secured thereby is not increased and (iv) the principal amount of Debt secured by any such Lien shall at no time exceed one hundred percent (100%) of the original purchase price or lease payment amount of such property at the time it was acquired;

(h) Leases of real property permitted by Section 11.5; and

(i) Liens securing judgments for the payment of money not constituting an Event of Default under Section 12.1(n) or securing appeal or other surety bonds related to such judgments.

Section 11.3 Limitations on Loans, Advances, Investments and Acquisitions. Purchase, own, invest in or otherwise acquire, directly or indirectly, any capital stock, interests in any partnership or joint venture (including, without limitation, the creation or capitalization of any Subsidiary), evidence of Debt or other obligation or security, substantially all or a portion of the business or assets of any other Person or any other investment or interest whatsoever in any other Person, or make or permit to exist, directly or indirectly, any loans, advances or extensions of credit to, or any investment in cash or by delivery of property in, any Person except:

(a) investments (i) in Subsidiaries existing on the Closing Date, (ii) in Subsidiaries (other than the SRLS Entities and any Franchisees) formed or acquired after the Closing Date so long as the Borrower and the Subsidiaries (other than the SRLS Entities and any Franchisees) comply with all applicable provisions of this Credit Agreement (including, without limitation, Section 9.11), (iii) loans made pursuant to Section 11.1(i) hereof, and (iv) the other loans, advances and investments described on Schedule 11.3 existing on the Closing Date;

(b) investments in (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency thereof maturing within one year from the date of acquisition thereof, (ii) commercial paper, variable or fixed rate notes maturing no more than six (6) months from the date of acquisition thereof and issued by, or guaranteed by, a domestic corporation rated A-1 (or the equivalent thereof) or better by Standard & Poor’s or P-1 (or the equivalent thereof) or better by Moody’s, (iii) certificates of deposit maturing no more than one year from the date of creation thereof issued by (A) any of the Lenders or (B) commercial banks incorporated under the laws of the United States of America, each having combined capital, surplus and undivided profits of not less than $500,000,000 and having a rating of “A” or better by a nationally recognized rating agency; provided, that, in each case, the aggregate amount invested in such certificates of deposit shall not at any time exceed $10,000,000 for any one such certificate of deposit and $20,000,000 for any one such bank, (iv)time deposits maturing no more than thirty (30) days from the date of creation thereof with commercial banks or savings banks or savings and loan associations each having membership either in the FDIC or the deposits of which are insured by the FDIC and in amounts not exceeding the maximum amounts of insurance thereunder, (v) repurchase agreements with a Lender or a bank or trust company or a recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States of America or (vi) money-market funds; provided that such money-market funds shall be rated AAA- (or the equivalent thereof) or better by Standard & Poor’s (such investments described in items (i) through (vi) above, “Cash Equivalents”);

(c) investments by the Borrower or any of the Subsidiary Guarantors in the form of acquisitions of a substantially similar business or line of business (whether by the acquisition of capital stock, assets or any combination thereof) of any other Person (each, a “Permitted Acquisition”) and other loans, investments and advances by the Borrower or any of the Subsidiary Guarantors in (i) Franchisees of the Borrower or (ii) any SRLS Entities; provided, that prior to consummation of any Permitted Acquisition, the Borrower shall have demonstrated to the satisfaction of the Administrative Agent that, after giving pro forma effect to such Permitted Acquisition, that the Borrower’s Adjusted Debt to EBITDAR Ratio shall be no greater than 5.0 to 1.00; provided further that the aggregate amount of all such Permitted Acquisitions permitted under this Section 11.3(c) plus the aggregate outstanding amount of all loans, investments and advances (other than Permitted Acquisitions) permitted under this Section 11.3(c) plus the aggregate outstanding amount of all Guaranty Obligations permitted under Section 11.1(k) hereunder plus the aggregate amount of all sales permitted under Section 11.5(j) hereunder shall not exceed an aggregate of Five Million Dollars ($5,000,000) per Fiscal Year and an aggregate of Ten Million Dollars ($10,000,000) during the term of the Credit Facility; provided further, however, that any such investment or other acquisition of equity of a Franchisee resulting in the Borrower owning one hundred percent (100%) of the assets of such Franchisee shall be excluded from the foregoing aggregate dollar limitation so long as the Borrower shall comply with the applicable provisions of Section 9.11 with respect to such Franchisee;

(d) Hedging Agreements permitted pursuant to Section 11.1;

(e) purchases of assets in the ordinary course of business;

(f) other loans, investments and advances in an aggregate amount not to exceed Two Million Dollars ($2,000,000) on any date of determination; and

(g) investments in “rabbi trusts” made by the Borrower or any Subsidiary Guarantor in connection with executive deferred compensation arrangements entered into by the Borrower or such Subsidiary Guarantor in the ordinary course of business consistent with past practice.

(h) cash deposited with the Bond Trustee pursuant to Article 8 of the Subordinated Senior Notes Indenture in satisfaction of the Senior Subordinated Notes.

Section 11.4 Limitations on Mergers and Liquidation. Merge, consolidate or enter into any similar combination with any other Person or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) except:

(a) any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving Person) or with or into any Subsidiary Guarantor (provided that the Subsidiary Guarantor shall be the continuing or surviving Person);

(b) any Subsidiary of the Borrower may merge into the Person such Subsidiary was formed to acquire in connection with a Permitted Acquisition; provided that the surviving entity shall promptly execute and deliver such agreements and documents as may be required pursuant to Section 9.11 or such other documents evidencing continuing guaranty and/or security interests as may be requested by the Administrative Agent.

(c) any Subsidiary of the Borrower may wind-up into the Borrower or any Subsidiary Guarantor and any Foreign Subsidiary of the Borrower may wind-up into the Borrower or any Subsidiary Guarantor.

Section 11.5 Limitations on Sale of Assets. Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, the sale of any receivables and leasehold interests and any sale-leaseback or similar transaction), whether now owned or hereafter acquired except:

(a) the sale of inventory in the ordinary course of business;

(b) the sale of obsolete assets no longer used or usable in the business of the Borrower or any of its Subsidiaries;

(c) the transfer of assets to the Borrower or any Subsidiary Guarantor of the Borrower pursuant to Section 11.4;

(d) the sale or discount without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;

(e) the disposition of any Hedging Agreement;

(f) the sale or other disposition of used equipment of immaterial value by the Borrower or a Subsidiary thereof in the ordinary course of business;

(g) sales by Stoney River Management Company, Inc. of up to 6% of the membership interests in each of the SRLS Entities, to the general manager of each such entity pursuant to, and in accordance with, the terms and provisions set forth in each such entity’s operating agreement;

(h) sales or other transfers of real property (not subject to a Mortgage on the date hereof) and assets related thereto not constituting Collateral made in connection with store closures and/or relocations;

(i) the Sale-Leaseback Transaction;

(j) sales of assets to Franchisees or any SRLS Entities; provided, that the aggregate amount of all such sales permitted under this Section 11.5(j) plus the aggregate outstanding amount of all Guaranty Obligations permitted under Section 11.1(k) hereunder plus the aggregate amount of all Permitted Acquisitions permitted under Section 11.3(c) hereunder plus the aggregate outstanding amount of all investments (other than Permitted Acquisitions) permitted under Section 11.3(c) hereunder shall not exceed an aggregate of Five Million Dollars ($5,000,000) per Fiscal Year and an aggregate of Ten Million Dollars ($10,000,000) during the term of the Credit Facility;

(k) sales or other transfers of real property subject to a Mortgage (which shall include real property being sold or otherwise transferred pursuant to the proviso set forth in Section 9.11(c)(ii)) and other assets constituting Collateral made in connection with store closings and/or relocations in an aggregate amount not to exceed an aggregate of (i) Five Million Dollars ($5,000,000) from the Closing Date through and including December 30, 2012 and (ii) after December 30, 2012, Five Million Dollars ($5,000,000) per Fiscal Year and an aggregate of Ten Million Dollars ($10,000,000) over the term of the Credit Facility (inclusive of all sales and other transfers made pursuant to clause (i) of this subsection); provided that, in each case, (A) no Default or Event of Default has occurred, is continuing, or would be caused thereby and (B) substitutions of Real Property Collateral (as contemplated in Section 9.11) shall not be deemed to utilize this Section 11.5(k);

(l) leases of restaurant properties to Persons in order to facilitate the sale of alcoholic beverages at such restaurant properties, which leases shall be on terms and conditions reasonably satisfactory to the Administrative Agent; provided that no Default or Event of Default has occurred, is continuing, or would be caused thereby; provided further that neither the Borrower nor any Subsidiary thereof shall be party to more than five (5) such leases at any time during the term of the Credit Facility;

(m) real property sale-leaseback transactions (other than the Sale-Leaseback Transaction) in an aggregate amount not to exceed (i) Ten Million Dollars ($10,000,000) from the Closing Date through and including December 30, 2012 and (ii) Twenty Million Dollars ($20,000,000) during the term of the Credit Facility (inclusive of all amounts attributed to sale-leaseback transactions made pursuant to clause (i) of this subsection); provided that, in each case, (A) no Default or Event of Default has occurred, is continuing, or would be caused thereby and (B) substitutions of Real Property Collateral (as contemplated in Section 9.11) shall not be deemed to utilize this Section 11.5(m) (provided, that substituted real property moved from Collateral to non-Collateral status shall be subject to the asset sale limitations set forth herein);

(n) ordinary course sales of Cash Equivalents in connection with 11.3(b) and made in accordance with the Borrower’s past practices; and

(o) the transfer of assets owned by a Subsidiary or a Subsidiary Guarantor to the Borrower or a Subsidiary Guarantor; provided that the Borrower and each such transferee shall ensure compliance with the provisions of the Security Documents and shall otherwise execute such agreements and other documents as may be requested by the Administrative Agent in connection with the maintenance of perfected security interests in favor of the Administrative Agent and the Lenders.

Upon the consummation of sales made pursuant to the above Section 11.5, and upon the request of the Borrower, the Administrative Agent and the Lenders will release their liens on the applicable property and the Administrative Agent shall execute such documents as may be necessary to evidence such releases, all such documents to be in form and substance satisfactory to the Administrative Agent.

Section 11.6 Limitations on Dividends and Distributions. Declare or pay any dividends upon any of its capital stock or any other ownership interests; purchase, redeem, retire or otherwise acquire, directly or indirectly, any shares of its capital stock or other ownership interests, or make any distribution of cash, property or assets among the holders of shares of its capital stock or other ownership interests, or make any change in its capital structure, except:

(a) the Borrower or any Subsidiary may pay dividends in shares of its own capital stock, membership interests, or other ownership units;

(b) any Subsidiary may pay cash dividends or dividends in property to the Borrower or to its parent Subsidiary;

(c) so long as (i) no Default or Event of Default has occurred or would be caused thereby, (ii) the Borrower’s Adjusted Debt to EBITDAR Ratio, as of the end of the last Fiscal Quarter for which financial statements have been delivered in accordance with Section 8.1, is less than 4.50 to 1.00 and (iii) there are no outstanding Extensions of Credit under the Credit Facility (other than unfunded Letters of Credit), then the Borrower may redeem and repurchase shares of its stock pursuant to a repurchase program authorized from time to time by its Board of Directors and/or declare and make cash dividend payments; provided that, if at the time of each such proposed redemption, repurchase or dividend (A) the Borrower’s pro forma Adjusted Debt to EBITDAR Ratio, as of the end of the last Fiscal Quarter for which financial statements have been delivered in accordance with Section 8.1, is less than 4.00 to 1.00, there shall be no dollar limitation on the aggregate amount of all such redemptions, repurchases and dividends made pursuant to this Section 11.6(c) and (B) the Borrower’s pro forma Adjusted Debt to EBITDAR Ratio, as of the end of the last Fiscal Quarter for which financial statements have been delivered in accordance with Section 8.1, is less than 4.50 to 1.00 but greater than or equal to 4.00 to 1.00, then Borrower shall not be permitted to make any additional redemptions, repurchases and dividends made pursuant to this Section 11.6(c) (inclusive of all redemptions, repurchases and dividends made at such times when the Borrower’s Adjusted Debt to EBITDAR was less than 4.00 to 1.00) to the extent that such additional redemptions, repurchases and dividends would cause Borrower to exceed an aggregate amount of Fifteen Million Dollars ($15,000,000) over the term of the Credit Facility (provided that Borrower shall be permitted to make redemptions, repurchases and dividends under Section 11.6(c)(A) if the Borrower satisfies the Adjusted Debt to EBITDAR Ratio requirement and the other requirements under this Section 11.6(c)); provided further that all such stock so repurchased shall be immediately retired by the Borrower and shall not be retained as treasury stock (or any equivalent thereof); and

(d) the Borrower may accept shares of its stock owned by the applicable optionee or employee (i) in payment of the exercise price of stock options or (ii) to satisfy tax withholding requirements in respect of equity incentives in the form of restricted stock awards and stock options, in each case, granted to employees of the Borrower or its Subsidiaries by the Borrower’s board of directors or a committee thereof.

Section 11.7 Limitations on Exchange and Issuance of Ownership Interests. Issue, sell or otherwise dispose of any class or series of capital stock or other ownership interests that, by its terms or by the terms of any security into which it is convertible or exchangeable, is, or upon the happening of an event or passage of time would be, (a) convertible or exchangeable into Debt or (b) required to be redeemed or repurchased, including at the option of the holder, in whole or in part, or has, or upon the happening of an event or passage of time would have, a redemption or similar payment due.

Section 11.8 Transactions with Affiliates. Except for transactions permitted by 11.3, 11.6 and 11.7, directly or indirectly (a) make any loan or advance to, or purchase or assume any note or other obligation to or from, any of its officers, directors, shareholders or other Affiliates, or to or from any member of the immediate family of any of its officers, directors, shareholders or other Affiliates, or subcontract any operations to any of its Affiliates or (b) enter into, or be a party to, any other transaction not described in clause (a) above with any of its Affiliates, except pursuant to the reasonable requirements of its business and upon fair and reasonable terms that are no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person not its Affiliate.

Section 11.9 Certain Accounting Changes, Organizational Documents. (a) Change its Fiscal Year end or any Fiscal Quarter end, or make any change in its accounting treatment and reporting practices except consistent with GAAP or (b) amend, modify or change its articles of incorporation (or corporate charter or other similar organizational documents) or amend, modify or change its bylaws (or other similar documents) in any manner adverse in any respect to the rights or interests of the Lenders.

Section 11.10 Amendments, Payments and Prepayments of Subordinated Debt. Amend or modify (or permit the modification or amendment of) any of the terms or provisions of the Senior Subordinated Notes (or any documents executed in connection with the permitted refinancing thereof) or any other Subordinated Debt, or cancel or forgive, make any payment or prepayment on, or redeem or acquire for value (including without limitation by way of depositing with any trustee with respect thereto money or securities before due for the purpose of paying when due) the Senior Subordinated Notes or any other Subordinated Debt, other than, so long as no Default or Event of Default shall have occurred and be continuing or would be caused thereby, (i) regularly scheduled payments of accrued interest on the Senior Subordinated Notes (including additional interest required to be paid on account of a registration default arising under the registration rights agreements in connection with the Senior Subordinated Notes in an amount not to exceed more than one percent (1%) per year per annum) to the extent such payments are permitted under the subordination provisions thereof (and any Debt resulting from the refinancing thereof in accordance with Section 11.1(f)), (ii) Permitted Note Redemption, and (iii) principal payments or prepayments of intercompany Subordinated Debt between the Borrower and the Subsidiary Guarantors.

Section 11.11 Restrictive Agreements.

(a) Negative Pledges. Enter into any Debt which (i) contains any negative pledge on assets or any covenants more restrictive than the provisions of Articles IX, X and XI hereof, or (ii) restricts, limits or otherwise encumbers its ability to incur Liens on or with respect to any of its assets or properties other than the assets or properties securing such Debt (excluding, solely for the purposes of this Section 11.11(a), the Senior Subordinated Notes (and any Debt resulting from the refinancing thereof in accordance with Section 11.1(f)) so long as such Senior Subordinated Notes (and any Debt resulting from the refinancing thereof in accordance with Section 11.1(f)) do not restrict, limit or otherwise encumber the ability of the Borrower or any Subsidiary to incur Liens in favor of the Administrative Agent or any Lender under this Credit Facility).

(b) Restrictions on Dividends. Enter into or permit to exist any agreement which impairs or limits the ability of any Subsidiary of the Borrower to pay dividends or distributions to the Borrower.

Section 11.12 Nature of Business. Alter the character or conduct of the business conducted by the Borrower and its Subsidiaries as of the Closing Date.

Section 11.13 Impairment of Security Interests. Take or omit to take any action which might or would have the result of materially impairing the security interests in favor of the Administrative Agent with respect to the Collateral or grant to any Person (other than the Administrative Agent for the benefit of itself and the Lenders pursuant to the Security Documents) any interest whatsoever in the Collateral, except for Liens permitted under Section 11.2 and asset sales permitted under Section 11.5.

Section 11.14 SRLS Entities Restrictions. (a) Except as permitted under Section 11.4 of this Agreement, materially change or alter the character or conduct of business by any SRLS Entity from and after the Closing Date, (b) except as expressly permitted under this Agreement, increase the assets, liabilities or revenue of any SRLS Entity from and after the Closing Date or (c) permit any SRLS Entity to create, incur, assume or suffer to exist any Guaranty Obligations at any time.

Section 11.15 Franchisees Restrictions. Permit the amount of total assets, as determined in accordance with GAAP, of all Franchisees that are Subsidiaries to exceed Twenty-Five Million Dollars ($25,000,000) in the aggregate.

ARTICLE XII

DEFAULT AND REMEDIES

Section 12.1 Events of Default. Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any Governmental Authority or otherwise:

(a) Default in Payment of Principal of Loans and Reimbursement Obligations. The Borrower shall default in any payment of principal of any Loan or Reimbursement Obligation when and as due (whether at maturity, by reason of acceleration or otherwise).

(b) Other Payment Default. The Borrower or any other Credit Party shall default in the payment when and as due (whether at maturity, by reason of acceleration or otherwise) of interest on any Loan or Reimbursement Obligation or the payment of any other Obligation, and such default shall continue unremedied for five (5) Business Days.

(c) Misrepresentation. Any representation, warranty, certification or statement of fact made or deemed to be made by or on behalf of the Borrower or any of its Subsidiaries under this Agreement, any other Loan Document or any document delivered in connection herewith or therewith that is subject to materiality or Material Adverse Effect qualifications, be incorrect or misleading in any material respect when made or deemed made, or any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any Subsidiary under this Agreement, any other Loan Document, or in any document delivered in connection herewith or therewith that is not subject to materiality or Material Adverse Effect qualification shall be incorrect or misleading in any material respect when made or deemed made.

(d) Default in Performance of Certain Covenants. The Borrower or any Subsidiary thereof shall default in the performance or observance of any covenant or agreement contained in Sections 8.1, 8.2, 8.5(e)(i), 9.10, 9.11 or 9.12 or Articles X or XI of this Agreement.

(e) Default in Performance of Other Covenants and Conditions. The Borrower or any Subsidiary thereof shall default in the performance or observance of any term, covenant, condition or agreement contained in this Agreement (other than as specifically provided for otherwise in this Section 12.1) or any other Loan Document and such default shall continue for a period of thirty (30) days after written notice thereof has been given to the Borrower by the Administrative Agent.

(f) Hedging Agreement. The Borrower shall default in the performance or observance of any terms, covenant, condition or agreement (after giving effect to any applicable grace or cure period) under any Hedging Agreement and such default causes the termination of such Hedging Agreement or permits any counterparty to such Hedging Agreement to terminate any such Hedging Agreement and the Termination Value owed by the Borrower as a result thereof exceeds $5,000,000.

(g) Debt Cross-Default. The Borrower or any of its Subsidiaries shall (i) default in the payment of any Debt (other than the Loans or any Reimbursement Obligation) the aggregate outstanding amount of which Debt is in excess of $5,000,000 beyond the period of grace if any, provided in the instrument or agreement under which such Debt was created, or (ii) default in the observance or performance of any other agreement or condition relating to any Debt (other than the Loans or any Reimbursement Obligation) the aggregate outstanding amount of which Debt is in excess of $5,000,000 or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Debt (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, any such Debt to become due prior to its stated maturity (any applicable grace period having expired).

(h) Other Cross-Defaults. The Borrower or any of its Subsidiaries shall default in the payment when due, or in the performance or observance, of any obligation or condition of any Material Contract which default is not cured within any applicable grace period, unless, but only as long as, the existence of any such default is being contested by the Borrower or any such Subsidiary in good faith by appropriate proceedings and adequate reserves in respect thereof have been established on the books of the Borrower or such Subsidiary to the extent required by GAAP.

(i) Change in Control. (i) Any person or group of persons (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended) shall obtain ownership or control in one or more series of transactions of more than thirty percent (30%) of the common stock or thirty percent (30%) of the voting power of the Borrower entitled to vote in the election of members of the board of directors of the Borrower, (ii) there shall have occurred under any indenture or other instrument evidencing any Debt in excess of $1,000,000 any “change in control” (as defined in such indenture or other evidence of Debt) obligating the Borrower to repurchase, redeem or repay all or any part of the Debt or capital stock provided for therein, or (iii) any “Change of Control” under any Subordinated Debt permitted under this Agreement of the Borrower or its Subsidiaries, including, without limitation, the Senior Subordinated Notes, or any document executed in connection therewith (any such event, a “Change in Control”).

(j) Voluntary Bankruptcy Proceeding. The Borrower or any Subsidiary thereof shall (i) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (ii) file a petition seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or composition for adjustment of debts, (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other laws, (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign, (v) admit in writing its inability to pay its debts as they become due, (vi) make a general assignment for the benefit of creditors, or (vii) take any corporate action for the purpose of authorizing any of the foregoing.

(k) Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against the Borrower or any Subsidiary thereof in any court of competent jurisdiction seeking (i) relief under the federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts, or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for the Borrower or any Subsidiary thereof or for all or any substantial part of their respective assets, domestic or foreign, and such case or proceeding shall continue without dismissal or stay for a period of sixty (60) consecutive days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under such federal bankruptcy laws) shall be entered.

(l) Failure of Agreements. Any material provision of this Agreement or any material provision of any other Loan Document shall for any reason cease to be valid and binding on the Borrower or Subsidiary party thereto or any such Person shall so state in writing, or any Loan Document shall for any reason cease to create a valid and perfected first priority Lien on, or security interest in, any of the collateral purported to be covered thereby, in each case other than in accordance with the express terms hereof or thereof.

(m) Termination Event. The occurrence of any of the following events: (i) the Borrower or any ERISA Affiliate fails to make full payment when due of all amounts which, under the provisions of any Pension Plan or Section 412 or 430 of the Code, the Borrower or any ERISA Affiliate is required to pay as contributions thereto, (ii) an accumulated funding deficiency in excess of $1,000,000 occurs or exists, whether or not waived, with respect to any Pension Plan, (iii) a Termination Event or (iv) the Borrower or any ERISA Affiliate as employers under one or more Multiemployer Plans makes a complete or partial withdrawal from any such Multiemployer Plan and the plan sponsor of such Multiemployer Plans notifies such withdrawing employer that such employer has incurred a withdrawal liability requiring payments in an amount exceeding $1,000,000.

(n) Judgment. A judgment or order for the payment of money which causes the aggregate amount of all such judgments (net of any amounts paid or fully covered by independent third party insurance as to which the relevant insurance company does not dispute coverage, as opposed to reserving its rights to dispute coverage) to exceed $5,000,000 in any Fiscal Year shall be entered against the Borrower or any of its Subsidiaries by any court and such judgment or order shall continue without discharge or stay for a period of thirty (30) days.

(o) Environmental. Any one or more Environmental Claims shall have been asserted against the Borrower or any of its Subsidiaries; the Borrower and its Subsidiaries would be reasonably likely to incur liability as a result thereof; and such liability would be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.

Section 12.2 Remedies. Upon the occurrence of an Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower:

(a) Acceleration; Termination of Facilities. Terminate the Commitments and declare the principal of and interest on the Loans and the Reimbursement Obligations at the time outstanding, and all other amounts owed to the Lenders and to the Administrative Agent under this Agreement or any of the other Loan Documents (including, without limitation, all L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented or shall be entitled to present the documents required thereunder) and all other Obligations, to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the Credit Facility and any right of the Borrower to request borrowings or Letters of Credit thereunder; provided, that upon the occurrence of an Event of Default specified in Section 12.1(j) or (k), the Credit Facility shall be automatically terminated and all Obligations shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or in any other Loan Document to the contrary notwithstanding.

(b) Letters of Credit. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, the Borrower shall at such time deposit in a Cash Collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such Cash Collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay the other Obligations on a pro rata basis. After all such Letters of Credit shall have expired or been fully drawn upon, the Reimbursement Obligation shall have been satisfied and all other Obligations shall have been paid in full, the balance, if any, in such Cash Collateral account shall be returned to the Borrower.

(c) Rights of Collection. Exercise on behalf of the Secured Parties all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Borrower’s Obligations.

Section 12.3 Rights and Remedies Cumulative, Non-Waiver, etc. (a) The enumeration of the rights and remedies of the Administrative Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or be construed to be a waiver of any Event of Default. No course of dealing between the Borrower, any of its Subsidiaries, the Administrative Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.

(b) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 12.2 for the benefit of all the Lenders and the Issuing Lender; provided that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan

Documents, (b) the Issuing Lender or the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuing Lender or Swingline Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 14.3 (subject to the terms of Section 5.4), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 12.2 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 5.4, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

Section 12.4 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lender and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lender and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lender and the Administrative Agent under Sections 3.3, 5.3 and 14.2) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lender, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 3.3, 5.3 and 14.2.

Section 12.5 Credit Bidding.

(a) The Administrative Agent, on behalf of itself and the Lenders, shall have the right to credit bid and purchase for the benefit of the Administrative Agent and the Lenders all or any portion of Collateral at any sale thereof conducted by the Administrative Agent under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, at any sale thereof conducted under the provisions of the United States Bankruptcy Code, including Section 363 thereof, or a sale under a plan of reorganization, or at any other sale or foreclosure conducted by the Administrative Agent (whether by judicial action or otherwise) in accordance with Applicable Law.

(b) Each Lender hereby agrees that, except as otherwise provided in any Loan Documents or with the written consent of the Administrative Agent and the Required Lenders, it will not take any enforcement action, accelerate obligations under any Loan Documents, or exercise any right that it might otherwise have under applicable law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral.

ARTICLE XIII

THE ADMINISTRATIVE AGENT

Section 13.1 Appointment and Authority. (a) Each of the Lenders, the Issuing Lender and the Swingline Lender hereby irrevocably appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders, the Swingline Lender and the Issuing Lender, and neither the Borrower nor any Subsidiary thereof shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacity as a potential Hedge Bank or Cash Management Bank) and the Issuing Lender hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the Issuing Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Credit Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto (including, without limitation, to enter into additional Loan Documents or supplements to existing Loan Documents on behalf of the Secured Parties). In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to this Article XIII for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of Articles XIII and XIV (including Section 14.2, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

Section 13.2 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 13.3 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including, for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 14.11 and Section 12.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the Issuing Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 13.4 Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 13.5 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 13.6 Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lender and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring

Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with the notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrower and such Person, remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lender under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 14.2 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

(d) Any resignation by Wells Fargo as Administrative Agent pursuant to this Section shall also constitute its resignation as Issuing Lender and Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender and Swingline Lender, (b) the retiring Issuing Lender and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.

Section 13.7 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 13.8 No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the syndication agents, documentation agents, co-agents, book managers, lead managers, arrangers, lead arrangers or co-arrangers listed on the cover page or signature pages hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Lender hereunder.

Section 13.9 Collateral and Guaranty Matters.

(a) Each of the Lenders (including in its or any of its Affiliate’s capacities as a potential Hedge Bank or Cash Management Bank) irrevocably authorize the Administrative Agent, at its option and in its discretion:

(i) to release any Lien on any Collateral granted to or held by the Administrative Agent, for the ratable benefit of the Secured Parties, under any Loan Document (A) upon the termination of the Revolving Credit Commitment and payment in full of all Secured Obligations (other than (1) contingent indemnification obligations and (2) obligations and liabilities under Secured Cash Management Agreements or Secured Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made) and the expiration or termination of all Letters of Credit, (B) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, (C) that is Real Property Collateral being substituted with other real estate pursuant to the terms of Section 9.11(c), or (D) if approved, authorized or ratified in writing in accordance with Section 14.11;

(ii) to subordinate any Lien on any Collateral granted to or held by the Administrative Agent under any Loan Document to the holder of any Permitted Lien; and

(iii) to release any Subsidiary Guarantor from its obligations under any Loan Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty Agreement pursuant to this Section. In each case as specified in this Section, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Subsidiary Guaranty Agreement, in each case in accordance with the terms of the Loan Documents and this Section.

(b) The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

Section 13.10 Secured Hedge Agreements and Secured Cash Management Agreements. No Cash Management Bank or Hedge Bank that obtains the benefits of Section 5.5 or any Collateral by virtue of the provisions hereof or of any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article XIII to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Secured Cash Management Agreements and Secured Hedge Agreements, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

ARTICLE XIV

MISCELLANEOUS

Section 14.1 Notices.

(a) Method of Communication. Except as otherwise provided in this Agreement, all notices and communications hereunder shall be in writing (for purposes hereof, the term “writing” shall include information in electronic format such as electronic mail and internet web pages), or by telephone subsequently confirmed in writing. Any notice shall be effective if delivered by hand delivery or sent via electronic mail, posting on an internet web page, telecopy, recognized overnight courier service or certified mail, return receipt requested, and shall be presumed to be received by a party hereto (i) on the date of delivery if delivered by hand or sent by electronic mail, posting on an internet web page (provided the recipients of such notice have been made specifically aware of the posting of such notice by any other method permitted by this Section 14.1(a)), telecopy, (ii) on the next Business Day if sent by recognized overnight courier service and (iii) on the third Business Day following the date sent by certified mail, return receipt requested. A telephonic notice to the Administrative Agent as understood by the Administrative Agent will be deemed to be the controlling and proper notice in the event of a discrepancy with or failure to receive a confirming written notice.

(b) Addresses for Notices. Notices to any party shall be sent to it at the following addresses, or any other address as to which all the other parties are notified in writing.

If to the Borrower:	O’Charley’s Inc.
3038 Sidco Drive
Nashville, Tennessee 37204
Attention: Mr. R. Jeffrey Williams, Chief Financial
Officer and Treasurer
Telephone No.: (615) 782-8982
Facsimile No.: (615) 782-5031

With copies to:	Bass, Berry & Sims PLC
150 Third Avenue South
Nashville, TN 37201
Attention: J. Page Davidson
Telephone No.: (615) 742-6200
Facsimile No.: (615) 742-6293

If to Wells Fargo as
Administrative Agent:	Wells Fargo Bank, National Association
1808 Aston Avenue, Suite 250
Carlsbad California 92008
Attention: Loan Administration
Telephone No.: (888) 272-6333, or
(760) 918-2700
Facsimile No.: (760) 918-2727

With a copy to:	Wells Fargo Restaurant Finance
101 Federal Street, 20th Floor
Boston, Massachusetts 02110
Attention: Ms. Meghan Hinds
Telephone No.: (617) 574-6337
Facsimile No.: (617) 574-6370

If to any Lender:	To the address set forth on the Register.

(c) Administrative Agent’s Office. The Administrative Agent hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to the Borrower and Lenders, as the Administrative Agent’s Office referred to herein, to which payments due are to be made and at which Loans will be disbursed and Letters of Credit issued.

(d) Platform.

(i) Each Credit Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Lender and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii) The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the any Credit Party, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, transmission incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Credit Party’s or the Administrative Agent’s of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material that any Loan Party provides to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent, the Issuing Lender or any Lender by means of electronic communications pursuant to this Section, including through the Platform.

Section 14.2 Expenses; Indemnity.

(a) Costs and Expenses. The Borrower and any other Credit Party, jointly and severally, shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent) in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, any Lender or the Issuing Lender (including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the Issuing Lender) in connection with the enforcement or protection of its rights (A)

in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims (including, without limitation, any Environmental Claims or civil penalties or fines assessed by OFAC), damages, liabilities and related expenses (including the fees, charges, settlement costs and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Credit Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Claim related in any way to the Borrower or any of its Subsidiaries, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Credit Party, and regardless of whether any Indemnitee is a party thereto, or (v) any claim (including, without limitation, any Environmental Claims or civil penalties or fines assessed by OFAC), investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including without limitation, reasonable attorneys and consultant’s fees, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Credit Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Credit Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under clause (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Lender, the Swingline Lender or any Related Party of any of the foregoing, each

Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s Revolving Credit Commitment Percentage of all Extensions of Credit at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that with respect to such unpaid amounts owed to the Issuing Lender or the Swingline Lender solely in its capacity as such, only the Revolving Credit Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Revolving Credit Lenders’ Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Issuing Lender or the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), Issuing Lender or the Swingline Lender in connection with such capacity. The obligations of the Lenders under this clause (c) are subject to the provisions of Section 5.7.

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section shall be payable promptly after demand therefor.

(f) Survival. Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder.

Section 14.3 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Lender, the Swingline Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Lender, the Swingline Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Credit Party against any and all of the obligations of the Borrower or such Credit Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, the Issuing Lender or the Swingline Lender or any of their respective Affiliates, irrespective of whether or not such

Lender, the Issuing Lender, the Swingline Lender or any such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender, the Issuing Lender, the Swingline Lender or any Affiliate different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 5.5 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lender, the Swingline Lender and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the Issuing Lender, the Swingline Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Lender, the Swingline Lender or their respective Affiliates may have. Each Lender, the Issuing Lender and the Swingline Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 14.4 Governing Law. This Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

Section 14.5 Jurisdiction and Venue.

(a) Jurisdiction. The Borrower and each other Credit Party hereby irrevocably consents to the personal jurisdiction of the state and federal courts located in New York, New York and Mecklenburg County, North Carolina (and any courts from which an appeal from any of such courts must or may be taken), in any action, claim or other proceeding arising out of any dispute in connection with this Agreement and the other Loan Documents, any rights or obligations hereunder or thereunder, or the performance of such rights and obligations. The Borrower hereby irrevocably consents to the service of a summons and complaint and other process in any action, claim or proceeding brought by the Administrative Agent or any Lender in connection with this Agreement or the other Loan Documents, any rights or obligations hereunder or thereunder, or the performance of such rights and obligations, on behalf of itself or its property, in the manner specified in Section 14.1. Nothing in this Section 14.5 shall affect the right of the Administrative Agent or any Lender to serve legal process in any other manner permitted by Applicable Law or affect the right of the Administrative Agent or any Lender to bring any action or proceeding against the Borrower or its properties in the courts of any other jurisdictions.

(b) Venue. The Borrower and each other Credit Party hereby irrevocably waives any objection it may have now or in the future to the laying of venue in the aforesaid jurisdictions in any action, claim or other proceeding arising out of or in connection with this Agreement, any other Loan Document or the rights and obligations of the parties hereunder or thereunder. Each of the parties hereto irrevocably waives, to the fullest extent permitted by Applicable Law, the in connection with such action, claim or proceeding, any plea or claim that the action, claim or other proceeding has been brought in an inconvenient forum.

Section 14.6 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 14.7 Reversal of Payments. To the extent the Borrower or any other Credit Party makes a payment or payments to the Administrative Agent for the ratable benefit of the Lenders or the Administrative Agent receives any payment or proceeds of the Collateral which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent.

Section 14.8 Injunctive Relief; Punitive Damages.

(a) Injunctive Relief. The Borrower recognizes that, in the event the Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Lenders. Therefore, the Borrower agrees that the Lenders, at the Lenders’ option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

(b) Punitive Damages. The Administrative Agent, the Lenders and the Borrower (on behalf of itself and its Subsidiaries) hereby agree that no such Person shall have a remedy of punitive or exemplary damages against any other party to a Loan Document and each such Person hereby waives any right or claim to punitive or exemplary damages that it may now have or that may arise in the future in connection with any Dispute, whether such Dispute is resolved through arbitration or judicially.

Section 14.9 Accounting Matters. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

Section 14.10 Successors and Assigns; Participations.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Credit Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Revolving Credit Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Revolving Credit Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit Facility, unless each of the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Revolving Credit Commitment assigned;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) a Default or Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of the Revolving Credit Facility if such assignment is to a Person that is not a Lender with a Revolving Credit Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C) the consents of the Issuing Lender and the Swingline Lender (such consents not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding) or for any assignment in respect of the Revolving Credit Facility.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested, but not funded by, the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Lender, the Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Revolving Credit Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 5.8, 5.9, 5.10, 5.11 and 14.2 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Charlotte, North Carolina, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Credit Commitment of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, Issuing Lender, Swingline Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver or modification described in Section 14.11 that directly affects such Participant and could not be affected by a vote of the Required Lenders. Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 5.8, 5.9, 5.10 and 5.11 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 14.2 as though it were a Lender, provided such Participant agrees to be subject to Section 5.6 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts of each Participant’s interest in the Revolving Credit Commitments, Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Revolving Credit Commitments, Loans or other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Revolving Credit Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Limitations upon Participant Rights. The Credit Parties agree that that each Participant shall be entitled to the benefits of Sections 5.9, 5.10, 5.11 and 14.2 (subject to the requirements therein) to the same extent as though it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. A Participant shall not be entitled to receive any greater payment under Sections 5.10 and 5.11 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment under Sections 5.10 or 5.11 results from a

Change in Law that occurs after the Participant agreed to the applicable participation or unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.11 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 5.11(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 14.11 Amendments, Waivers and Consents. Except as set forth below or as specifically provided in any Loan Document, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and delivered to the Administrative Agent and, in the case of an amendment, signed by the Borrower; provided, that no amendment, waiver or consent shall:

(a) (i) increase the Revolving Credit Commitment of any Lender or increase the amount of any Revolving Credit Loan, (ii) reduce the Revolving Credit Commitment Percentage, rate of interest or fees payable on any Revolving Credit Loan or Reimbursement Obligation, (iii) reduce or forgive the principal amount of any Revolving Credit Loan or the amount of any Reimbursement Obligation, (iv) extend the originally scheduled time or times of payment of the principal of any Revolving Credit Loan or Reimbursement Obligation or the time or times of payment of interest on any Revolving Credit Loan or Reimbursement Obligation or any fee or commission with respect thereto, (v) permit any subordination of the principal or interest on any Revolving Credit Loan or Reimbursement Obligation or (vi) extend the time of the obligation of the Lenders holding Revolving Credit Commitments to make or issue or participate in letters, in each case, without the written consent of each Lender holding Revolving Credit Loans or a Revolving Credit Commitment;

(b) (i) release the Borrower from the Obligations hereunder, (ii) permit any assignment (other than as specifically permitted or contemplated in this Agreement) of any of the Borrower’s rights and obligations hereunder, (iii) release any material portion of the Collateral or release any Security Document (other than asset sales permitted pursuant to Section 11.5 (which such Collateral may be released upon the consent of the Administrative Agent only) and as otherwise specifically permitted or contemplated in this Agreement or the applicable Security Document), (iv) release all of the Subsidiary Guarantors or Subsidiary Guarantors comprising substantially all of the credit support for the Secured Obligations from their respective Guaranty Obligations (other than as authorized in Section 13.9), (v) permit any Liens (other than Permitted Liens) on any Collateral secured under this Credit Facility or (vi) amend the provisions of this Section 14.11 or the definition of Required Lenders, in each case, without the prior written consent of each Lender.

In addition, no amendment, waiver or consent to the provisions of Section 5.4 with respect to the pro rata treatment of payments, or Section 5.5 with respect to the application of proceeds, shall be made without the consent of each Lender adversely affected thereby.

In addition, no amendment, waiver or consent shall be made to the provisions of (a) Article XIII without the written consent of the Administrative Agent, and (b) Article III without the written consent of the Issuing Lender.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have the right to approve or disapprove any amendment, waiver or consent hereunder, except that the Revolving Credit Commitment of such Lender may not be increased or extended without the consent of such Lender.

Section 14.12 Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by, or required to be disclosed to, any rating agency, or regulatory or similar authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies under this Agreement, under any other Loan Document, under any Secured Hedge Agreement or Secured Cash Management Agreement or any action or proceeding relating to this Agreement, any other Loan Document or any Secured Hedge Agreement or Secured Cash Management Agreement or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any purchasing Lender, proposed purchasing Lender, Participant or proposed Participant or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the Credit Facility or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Credit Facility (h) with the consent of the Borrower, (i) to Gold Sheets and other similar bank trade publications, such information to consist of deal terms and other information customarily found in such publications, or (j) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or (k) to governmental regulatory authorities in connection with any regulatory examination of the Administrative Agent or any Lender or in accordance with the Administrative Agent’s or any Lender’s regulatory compliance policy if the Administrative Agent or such Lender deems necessary for the mitigation of claims by those authorities against the Administrative Agent or such Lender or any of its subsidiaries or affiliates. For purposes of this Section, “Information” means all information received from any Credit Party relating to any Credit Party or any Subsidiary thereof or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Credit Party; provided that, in the case of information received from a Credit Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 14.13 Performance of Duties. Each of the Credit Party’s obligations under this Agreement and each of the other Loan Documents shall be performed by such Credit Party at its sole cost and expense.

Section 14.14 All Powers Coupled with Interest. All powers of attorney and other authorizations granted to the Lenders, the Administrative Agent and any Persons designated by the Administrative Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied, any of the Commitments remain in effect or the Credit Facility has not been terminated.

Section 14.15 Survival of Indemnities. Notwithstanding any termination of this Agreement, the indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of this Article XIV and any other provision of this Agreement and the other Loan Documents shall continue in full force and effect and shall protect the Administrative Agent and the Lenders against events arising after such termination as well as before.

Section 14.16 Titles and Captions. Titles and captions of Articles, Sections and subsections in, and the table of contents of, this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

Section 14.17 Severability of Provisions. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 14.18 Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 14.19 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 14.20 Term of Agreement. This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations arising hereunder or under any other Loan Document shall have been indefeasibly and irrevocably paid and satisfied in full and all Commitments have been terminated and all Letters of Credit have been terminated or expired (or been Cash Collateralized). The Administrative Agent is hereby permitted to release all Liens on the Collateral in favor of the Administrative Agent, for the ratable benefit of itself and the Lenders, upon repayment of the outstanding principal of and all accrued interest on the Loans, payment of all outstanding fees, expenses and other Obligations hereunder and the termination of the Lender’s Commitments. No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which survives such termination.

Section 14.21 Advice of Counsel. Each of the parties represents to each other party hereto that it has discussed this Agreement with its counsel.

Section 14.22 USA Patriot Act. The Administrative Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower and Guarantors, which information includes the name and address of each Borrower and Guarantor and other information that will allow such Lender to identify such Borrower or Guarantor in accordance with the Act.

Section 14.23 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Section 14.24 Inconsistencies with Other Documents; Independent Effect of Covenants.

(a) In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control; provided, that any provision of the Security Documents which imposes additional burdens on the Borrower or its Subsidiaries or further restricts the rights of the Borrower or its Subsidiaries or gives the Administrative Agent or Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Agreement and shall be given full force and effect.

(b) This Agreement constitutes an amendment and restatement of the Existing Credit Agreement, as amended, effective from and after the Closing Date. The execution and delivery of this Agreement shall not constitute a novation of any Debt or other obligations owing to the Lenders or the Administrative Agent under the Existing Credit Agreement based on facts or events occurring or existing prior to the execution and delivery of this Agreement. On the Closing Date, the credit facilities described in the Existing Credit Agreement, as amended, shall be amended, supplemented, modified and restated in their entirety by the facilities described herein, and all loans and other obligations of the Borrower outstanding as of such date under the Existing Credit Agreement, as amended, shall be deemed to be loans and obligations outstanding under the corresponding facilities described herein, without any further action by any Person, except that the Administrative Agent shall make such transfers of funds as are necessary in order that the outstanding balance of such Loans, together with any Loans funded on the Closing Date, reflect the Commitments of the Lenders hereunder.

(c) The Borrower expressly acknowledges and agrees that each covenant contained in Articles IX, X, or XI hereof shall be given independent effect. Accordingly, the Borrower shall not engage in any transaction or other act otherwise permitted under any covenant contained in Articles IX, X, or XI if, before or after giving effect to such transaction or act, the Borrower shall or would be in breach of any other covenant contained in Articles IX, X, or XI.

[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers, all as of the day and year first written above.

O’CHARLEY’S INC., as Borrower

By:	/s/ R. Jeffrey Williams
Name: R. Jeffrey Williams
Title: Chief Financial Officer & Treasurer

[Signature Pages Continue]

[Fourth Amended and Restated Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and Lender

By:	/s/ Sally Hoffman
Name: Sally Hoffman
Title: Senior Vice President

[Signature Pages Continue]

[Fourth Amended and Restated Credit Agreement]

REGIONS BANK, as Documentation Agent, Swingline Lender and Lender

By:	/s/ Allen K. Oakley
Name: Allen K. Oakley
Title: EVP

[Fourth Amended and Restated Credit Agreement]

BANK OF AMERICA, N.A., as Syndication Agent and Lender

By:	/s/ John H. Schmidt
Name: John H. Schmidt
Title: Director

[Fourth Amended and Restated Credit Agreement]

EXHIBIT A-1

to

Fourth Amended and Restated Credit Agreement

dated as of October 17, 2011

by and among

O’Charley’s Inc.,

as Borrower,

the Lenders party thereto,

as Lenders,

and

Wells Fargo Bank, National Association,

as Administrative Agent

FORM OF FOURTH AMENDED AND RESTATED REVOLVING CREDIT NOTE

This note replaces but does not extinguish the obligations under that certain Revolving Credit Note (the “Existing Revolving Credit Note”) executed in connection with the Credit Agreement dated as of January 27, 2003, as amended by that certain Amended and Restated Credit Agreement dated as of November 4, 2003, as amended by that certain Second Amended and Restated Credit Agreement dated as of October 18, 2006, as amended by that certain Third Amended and Restated Credit Agreement dated as of January 26, 2010, as amended by that certain Fourth Amended and Restated Credit Agreement dated as of October 17, 2011, and as further amended, restated, supplemented, or otherwise modified from time to time, by and among the Borrower, the lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent.

FOURTH AMENDED AND RESTATED REVOLVING CREDIT NOTE

$	,

FOR VALUE RECEIVED, the undersigned, O’CHARLEY’S INC., a corporation organized under the laws of Tennessee (the “Borrower”), promises to pay to                              (the “Lender”), at the place and times provided in the Credit Agreement referred to below, the principal sum of                              DOLLARS ($                ) or, if less, the unpaid principal amount of all Revolving Credit Loans made by the Lender from time to time pursuant to that certain Fourth Amended and Restated Credit Agreement, dated as of October 17, 2011 (as further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, the Lenders who are or may become a party thereto, as Lenders (the “Lenders”), and Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”). Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

The unpaid principal amount of this Fourth Amended and Restated Revolving Credit Note (the “Revolving Credit Note”) from time to time outstanding is subject to mandatory repayment from time to time as provided in the Credit Agreement and shall bear interest as provided in Section 5.1 of the Credit Agreement. All payments of principal and interest on this Revolving Credit Note shall be payable in lawful currency of the United States of America in immediately available funds to the account designated in the Credit Agreement.

This Revolving Credit Note is entitled to the benefits of, and evidences Obligations incurred under, the Credit Agreement, to which reference is made for a description of the security for this Revolving Credit Note and for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the Obligations evidenced by this Revolving Credit Note and on which such Obligations may be declared to be immediately due and payable.

THIS REVOLVING CREDIT NOTE AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS REVOLVING CREDIT NOTE AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

The Debt evidenced by this Revolving Credit Note is senior in right of payment to all Subordinated Debt (including, without limitation, the Senior Subordinated Notes) referred to in the Credit Agreement.

The Borrower hereby waives all requirements as to diligence, presentment, demand of payment, protest and (except as required by the Credit Agreement) notice of any kind with respect to this Revolving Credit Note.

This Revolving Credit Note is given in modification, replacement and restatement of the Existing Revolving Credit Note, but not in repayment or extinguishment of the unpaid indebtedness evidenced by the Existing Revolving Credit Note, and all indebtedness formerly evidenced by said Existing Revolving Credit Note and unpaid on the date hereof shall now be evidenced by this Revolving Credit Note, and as of the date hereof, said Existing Revolving Credit Note shall no longer evidence said outstanding indebtedness. This Revolving Credit Note shall not be considered to be a novation of said Existing Revolving Credit Note as this Revolving Credit Note evidences the same indebtedness.

(Signature Page Follows)

2

IN WITNESS WHEREOF, the undersigned has executed this Revolving Credit Note under seal as of the day and year first above written.

O’CHARLEY’S INC.

By:
Name:
Title:

3

EXHIBIT A-2

to

Fourth Amended and Restated Credit Agreement

dated as of October 17, 2011

by and among

O’Charley’s Inc.,

as Borrower,

the Lenders party thereto,

as Lenders,

and

Wells Fargo Bank, National Association,

as Administrative Agent

FORM OF FOURTH AMENDED AND RESTATED SWINGLINE NOTE

This note replaces but does not extinguish the obligations under that certain Swingline Note (the “Existing Swingline Note”) executed in connection with the Credit Agreement dated as of January 27, 2003, as amended by that certain Amended and Restated Credit Agreement dated as of November 4, 2003, as amended by that certain Second Amended and Restated Credit Agreement dated as of October 18, 2006, as amended by that certain Third Amended and Restated Credit Agreement dated as of as of January 26, 2010, as amended by that certain Fourth Amended and Restated Credit Agreement dated as of the date hereof, and as further amended, restated, supplemented, or otherwise modified from time to time, by and among the Borrower, the lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent.

FOURTH AMENDED AND RESTATED SWINGLINE NOTE

$5,000,000	October 17, 2011

FOR VALUE RECEIVED, the undersigned, O’CHARLEY’S INC., a corporation organized under the laws of Tennessee (the “Borrower”), promises to pay to REGIONS BANK (the “Lender”), at the place and times provided in the Credit Agreement referred to below, the principal sum of FIVE MILLION DOLLARS ($5,000,000) or, if less, the principal amount of all Swingline Loans made by the Lender from time to time pursuant to that certain Fourth Amended and Restated Credit Agreement, dated as of October 17, 2011 (as further amended, restated, supplemented or otherwise modified, the “Credit Agreement”), by and among the Borrower, the Lenders who are or may become a party thereto, as Lenders (the “Lenders”), and Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”). Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

The unpaid principal amount of this Fourth Amended and Restated Swingline Note (the “Swingline Note”) from time to time outstanding is subject to mandatory repayment from time to time as provided in the Credit Agreement and shall bear interest as provided in Section 5.1 of the Credit Agreement. Swingline Loans refunded as Revolving Credit Loans in accordance with Section 2.2(d) of the Credit Agreement shall be payable by the Borrower as Revolving Credit Loans pursuant to the Revolving Credit Notes, and shall not be payable under this Swingline Note as Swingline Loans. All payments of principal and interest on this Swingline Note shall be payable in lawful currency of the United States of America in immediately available funds to the account designated in the Credit Agreement.

This Swingline Note is entitled to the benefits of, and evidences Obligations incurred under, the Credit Agreement, to which reference is made for a description of the security for this Swingline Note and for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the Obligations evidenced by this Swingline Note and on which such Obligations may be declared to be immediately due and payable.

THIS SWINGLINE NOTE AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS SWINGLINE NOTE

AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

The Debt evidenced by this Swingline Note is senior in right of payment to all Subordinated Debt (including, without limitation, the Senior Subordinated Notes) referred to in the Credit Agreement.

The Borrower hereby waives all requirements as to diligence, presentment, demand of payment, protest and (except as required by the Credit Agreement) notice of any kind with respect to this Swingline Note.

This Swingline Note is given in modification, replacement and restatement of the Existing Swingline Note, but not in repayment or extinguishment of the unpaid indebtedness evidenced by the Existing Swingline Note, and all indebtedness formerly evidenced by said Existing Swingline Note and unpaid on the date hereof shall now be evidenced by this Swingline Note, and as of the date hereof, said Existing Swingline Note shall no longer evidence said outstanding indebtedness. This Swingline Note shall not be considered to be a novation of said Existing Swingline Note as this Swingline Note evidences the same indebtedness.

(Signature Page Follows)

IN WITNESS WHEREOF, the undersigned has executed this Swingline Note under seal as of the day and year first above written.

O’CHARLEY’S INC.

By:
Name:
Title:

EXHIBIT B

to

Fourth Amended and Restated Credit Agreement

dated as of October 17, 2011

by and among

O’Charley’s Inc.,

as Borrower,

the Lenders party thereto,

as Lenders,

and

Wells Fargo Bank, National Association,

as Administrative Agent

FORM OF NOTICE OF BORROWING

NOTICE OF BORROWING

Dated as of:

Wells Fargo Bank, National Association,

  as Administrative Agent

1808 Aston Avenue, Suite 250

Carlsbad California 92008

Attention: Loan Administration

Telephone No.:	(888) 272-6333, or
(760) 918-2700
Facsimile:	(760) 918-2727

Ladies and Gentlemen:

This irrevocable Notice of Borrowing is delivered to you pursuant to Section 2.3 of the Fourth Amended and Restated Credit Agreement dated as of October 17, 2011 (as further amended, restated, supplemented or otherwise modified, the “Credit Agreement”), by and among O’Charley’s Inc., a corporation organized under the laws of Tennessee (the “Borrower”), the lenders who are or may become party thereto, as Lenders (the “Lenders”), and Wells Fargo Bank, National Association, as Administrative Agent.

1. The Borrower hereby requests that the Lenders make a Revolving Credit Loan to the Borrower in the aggregate principal amount[s] of $                    . (Complete with amounts in accordance with Section 2.3(a) of the Credit Agreement.)

2. The Borrower hereby requests that such Loan[s] be made on the following Business Day:                                         . (Complete with a Business Day in accordance with Section 2.3(a) of the Credit Agreement for Revolving Credit Loans).

3. The Borrower hereby requests that such Loan[s] bear interest at the following interest rate[s], plus the Applicable Margin, as set forth below:

Component of Loan	Interest Rate	Interest Period (LIBOR Rate only)	Termination Date for Interest Period (if applicable)

[Base Rate or LIBOR Rate]

4. The aggregate principal amount of all Loans and L/C Obligations outstanding as of the date hereof (including the Loan requested herein) does not exceed the maximum amount permitted to be outstanding pursuant to the terms of the Credit Agreement.

5. All of the conditions applicable to the Loan requested herein as set forth in the Credit Agreement have been satisfied as of the date hereof and will remain satisfied to the date of such Loan.

6. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

[Signature Page Follows]

2

IN WITNESS WHEREOF, the undersigned has executed this Notice of Borrowing as of the day and year first above written.

O’CHARLEY’S INC.

By:
Name:
Title:

3

EXHIBIT C

to

Fourth Amended and Restated Credit Agreement

dated as of October 17, 2011

by and among

O’Charley’s Inc.,

as Borrower,

the Lenders party thereto,

as Lenders,

and

Wells Fargo Bank, National Association,

as Administrative Agent

FORM OF NOTICE OF ACCOUNT DESIGNATION

NOTICE OF ACCOUNT DESIGNATION

Dated as of:

Wells Fargo Bank, National Association,

  as Administrative Agent

1808 Aston Avenue, Suite 250

Carlsbad California 92008

Attention: Loan Administration

Telephone No.:	(888) 272-6333, or
(760) 918-2700
Facsimile:	(760) 918-2727

Ladies and Gentlemen:

This Notice of Account Designation is delivered to you pursuant to Section 2.3(b) of the Fourth Amended and Restated Credit Agreement dated as of October 17, 2011 (as further amended, restated, supplemented or otherwise modified, the “Credit Agreement”), by and among O’Charley’s Inc., a corporation organized under the laws of Tennessee, (the “Borrower”), the lenders who are or may become party thereto, as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent.

1. The Administrative Agent is hereby authorized to disburse all Loan proceeds into the following account(s):

ABA Routing Number:
Account Number:

2. This authorization shall remain in effect until revoked or until a subsequent Notice of Account Designation is provided to the Administrative Agent.

3. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Notice of Account Designation as of the day and year first above written.

O’CHARLEY’S INC.

By:
Name:
Title:

2

EXHIBIT D

to

Fourth Amended and Restated Credit Agreement

dated as of October 17, 2011

by and among

O’Charley’s Inc.,

as Borrower,

the Lenders party thereto,

as Lenders,

and

Wells Fargo Bank, National Association,

as Administrative Agent

FORM OF NOTICE OF PREPAYMENT

NOTICE OF PREPAYMENT

Dated as of:

Wells Fargo Bank, National Association,

  as Administrative Agent

1808 Aston Avenue, Suite 250

Carlsbad California 92008

Attention: Loan Administration

Telephone No.:	(888) 272-6333, or
(760) 918-2700
Facsimile:	(760) 918-2727

Ladies and Gentlemen:

This irrevocable Notice of Prepayment is delivered to you pursuant to Section 2.4(c) of the Fourth Amended and Restated Credit Agreement dated as of October 17, 2011 (as further amended, restated, supplemented or otherwise modified, the “Credit Agreement”), by and among O’Charley’s Inc., a corporation organized under the laws of Tennessee (the “Borrower”), the lenders who are or may become party thereto, as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent.

1. The Borrower hereby provides notice to the Administrative Agent that it shall repay the following [Base Rate Loans] and/or [LIBOR Rate Loans]:                                         . (Complete with an amount in accordance with Section 2.4 of the Credit Agreement.)

2. The Loan to be prepaid is a [check each applicable box]

☐	Revolving Credit Loan

☐	Swingline Loan

3. The Borrower shall repay the above-referenced Loans on the following Business Day:                                         . (Complete with a Business Day at least one (1) Business Day subsequent to the date of this Notice of Prepayment with respect to any Swingline Loan or Base Rate Loan that is a Revolving Credit Loan and three (3) Business Days subsequent to the date of this Notice of Prepayment with respect to any LIBOR Rate Loan that is a Revolving Credit Loan.)

4. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Notice of Prepayment as of the day and year first above written.

O’CHARLEY’S INC.

By:
Name:
Title:

2

EXHIBIT E

to

Fourth Amended and Restated Credit Agreement

dated as of October 17, 2011

by and among

O’Charley’s Inc.,

as Borrower,

the Lenders party thereto,

as Lenders,

and

Wells Fargo Bank, National Association,

as Administrative Agent

FORM OF NOTICE OF CONVERSION/CONTINUATION

NOTICE OF CONVERSION/CONTINUATION

Dated as of:

Wells Fargo Bank, National Association,

  as Administrative Agent

1808 Aston Avenue, Suite 250

Carlsbad California 92008

Attention: Loan Administration

Telephone No.:	(888) 272-6333, or
(760) 918-2700
Facsimile:	(760) 918-2727

Ladies and Gentlemen:

This irrevocable Notice of Conversion/Continuation (this “Notice”) is delivered to you pursuant to Section 5.2 of the Fourth Amended and Restated Credit Agreement dated as of October 17, 2011 (as further amended, restated, supplemented or otherwise modified, the “Credit Agreement”), by and among O’Charley’s Inc., a corporation organized under the laws of Tennessee, (the “Borrower”), the lenders who are or may become party thereto, as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent.

1. The Loan to which this Notice relates is a Revolving Credit Loan.

2. This Notice is submitted for the purpose of: (Check one and complete applicable information in accordance with the Credit Agreement.)

☐	Converting all or a portion of a Base Rate Loan into a LIBOR Rate Loan

(a)	The aggregate outstanding principal balance of such Loan is $ .

(b)	The principal amount of such Loan to be converted is $ .

(c)	The requested effective date of the conversion of such Loan is .

(d)	The requested Interest Period applicable to the converted Loan is .

☐	Converting a portion of LIBOR Rate Loan into a Base Rate Loan

(a)	The aggregate outstanding principal balance of such Loan is $ .

(b)	The last day of the current Interest Period for such Loan is .

(c)	The principal amount of such Loan to be converted is $ .

(d)	The requested effective date of the conversion of such Loan is .

☐	Continuing all or a portion of a LIBOR Rate Loan as a LIBOR Rate Loan

(a)	The aggregate outstanding principal balance of such Loan is $ .

(b)	The last day of the current Interest Period for such Loan is .

(c)	The principal amount of such Loan to be continued is $ .

(d)	The requested effective date of the continuation of such Loan is .

(e)	The requested Interest Period applicable to the continued Loan is .

3. The aggregate principal amount of all Loans and L/C Obligations outstanding as of the date hereof does not exceed the maximum amount permitted to be outstanding pursuant to the terms of the Credit Agreement.

4. All of the conditions applicable to the conversion or continuation of the Loan requested herein as set forth in the Credit Agreement have been satisfied or waived as of the date hereof and will remain satisfied or waived to the date of such Loan.

5. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

[Signature Page Follows]

2

IN WITNESS WHEREOF, the undersigned has executed this Notice of Conversion/Continuation as of the day and year first above written.

O’CHARLEY’S INC.

By:
Name:
Title:

3

EXHIBIT F

to

Fourth Amended and Restated Credit Agreement

dated as of October 17, 2011

by and among

O’Charley’s Inc.,

as Borrower,

the Lenders party thereto,

as Lenders,

and

Wells Fargo Bank, National Association,

as Administrative Agent

FORM OF OFFICER’S COMPLIANCE CERTIFICATE

OFFICER’S COMPLIANCE CERTIFICATE

Dated as of:

The undersigned, on behalf of O’Charley’s Inc., a corporation organized under the laws of Tennessee (the “Borrower”), hereby certifies to the Administrative Agent and the Lenders, each as defined below, as follows:

1. This Certificate is delivered to you pursuant to Section 8.2 of the Fourth Amended and Restated Credit Agreement dated as of October 17, 2011 (as further amended, restated, supplemented or otherwise modified, the “Credit Agreement”), by and among the Borrower, the lenders who are or may become party thereto, as Lenders (the “Lenders”), and Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”). Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

2. I have reviewed the financial statements of the Borrower and its Subsidiaries dated as of                                          and for the                                          period[s] then ended and such statements fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the dates indicated and the results of their operations and cash flows for the period[s] indicated.

3. I have reviewed the terms of the Credit Agreement, and the related Loan Documents and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and the condition of the Borrower and its Subsidiaries during the accounting period covered by the financial statements referred to in Paragraph 2 above. Such review has not disclosed the existence during or at the end of such accounting period of any condition or event that constitutes a Default or an Event of Default, nor do I have any knowledge of the existence of any such condition or event as at the date of this Certificate [except, if such condition or event existed or exists, describe the nature and period of existence thereof and what action the Borrower has taken, is taking and proposes to take with respect thereto].

4. The Applicable Margin, the Commitment Fee Rate and calculations determining such figures are set forth on the attached Schedule 1, the Borrower and its Subsidiaries are in compliance with the financial covenants contained in Article X of the Credit Agreement as shown on such Schedule 1 and the Borrower and its Subsidiaries are in compliance with the other covenants and restrictions contained in the Credit Agreement.

[Signature Page Follows]

WITNESS the following signature as of the day and year first above written.

O’CHARLEY’S INC.

By:
Name:
Title:

2

Schedule 1

to

Officer’s Compliance Certificate

[To be provided by the Borrower in a form acceptable to Administrative Agent]

EXHIBIT G

to

Fourth Amended and Restated Credit Agreement

dated as of October 17, 2011

by and among

O’Charley’s Inc.,

as Borrower,

the Lenders party thereto,

as Lenders,

and

Wells Fargo Bank, National Association,

as Administrative Agent

FORM OF ASSIGNMENT AND ASSUMPTION

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [INSERT NAME OF ASSIGNOR] (the “Assignor”) and the parties identified on the Schedules hereto and [the] [each]1 Assignee identified on the Schedules hereto as “Assignee” or as “Assignees” (collectively, the “Assignees” and each an “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignees][the Assignors]2 hereunder are several and not joint.]3 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the] [each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to [the Assignee] [the respective Assignees], and [the] [each] Assignee[s] hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned to [the] [any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as, [the] [an] “Assigned Interest”). Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	[INSERT NAME OF ASSIGNOR]

2.	Assignee(s):	See Schedules attached hereto

[1]

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[2]	Select as appropriate.
[3]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

1

3.	Borrower:	O’Charley’s Inc.

4.	Administrative Agent:	Wells Fargo Bank, National Association, as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The Fourth Amended and Restated Credit Agreement dated as of October 17, 2011 (as amended, restated, supplemented or otherwise modified) by and among O’Charley’s Inc., a Tennessee corporation, as Borrower, the Lenders parties thereto, as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent (as amended, restated, supplemented or otherwise modified)

6.	Assigned Interest:	See Schedules attached hereto

[7.	Trade Date:	][4]

[Remainder of Page Intentionally Left Blank]

[4]	To be completed if the Assignor and the Assignees intend that the minimum assignment amount is to be determined as of the Trade Date.

2

Effective Date:                  , 20     [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEES

See Schedules attached hereto

3

[Consented to and]5 Accepted:

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent

By
Title:

[Consented to:][6]

O’CHARLEY’S INC., as Borrower

By
Title:

[5]	To be added only if the consent of the Administrative Agent and/or the Swingline Lender and Issuing Lender is required by the terms of the Credit Agreement. May also use a Master Consent.
[6]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement. May also use a Master Consent.

4

SCHEDULE 1

To Assignment and Assumption

By its execution of this Schedule, the Assignee agrees to the terms set forth in the attached Assignment and Assumption.

Assigned Interests:

Facility Assigned[7]	Aggregate Amount of Commitment/ Loans for all Lenders[8]	Amount of Commitment/ Loans Assigned[9]	Percentage Assigned of Commitment/ Loans[10]		CUSIP Number

	$	$		%

	$	$		%

	$	$		%

[NAME OF ASSIGNEE][11]
[and is an Affiliate/Approved Fund of [identify Lender]12]

By:
Title:

[7]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Credit Commitment,” etc.)
[8]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[9]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[10]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[11]	Add additional signature blocks, as needed.
[12]	Select as applicable.

5

ANNEX 1

to Assignment and Assumption

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee[s]. [The] [Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 14.10(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 14.10(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the] [the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 8.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the] [such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent, or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the] [such] Assigned Interest, and (vii) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the] [any] the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the] [each] Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to [the] [the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.